UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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China Housing & Land Development, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHINA HOUSING & LAND DEVELOPMENT, INC.
1008 Liuxue Road, Baqiao District
Xi’an, Shaanxi Province 710038 PRC

November 25, 2015

Dear Stockholder,

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of China Housing & Land Development, Inc., a Nevada corporation (the “Company,” “we”, “us” or “our”), to be held on December 30, 2015, at 9 a.m. Beijing Time (local time), or December 29, 2015 and 8 p.m. U.S. Eastern Time. The meeting will be held at 1008 Liuxue Road, Baqiao District, Xi’an, Shaanxi Province 710038, the People’s Republic of China.

The Company intends to engage in a transaction that is structured to reduce the number of record holders of our common stock, par value US$0.001 per share (the “Common Stock”) to fewer than 300, thereby allowing us to terminate registration of our Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and suspend our duty to file periodic reports and other information with the Securities Exchange Commission (the “SEC”) thereunder. This transaction will eliminate the significant expense required to comply with the reporting and related requirements of being a publicly traded company in the U.S. Often referred to as a “going private” transaction, the transaction (the “Transaction”) will consist of a reverse stock split of our Common Stock, whereby each 50,000 shares of the outstanding Common Stock will be converted into one whole share of our Common Stock (the “Reverse Stock Split”), and, in lieu of us issuing fractional shares to stockholders who would hold fractional shares as a result of the Reverse Stock Split, we will pay cash equal to US$3.00 (the “Cash Payment”) multiplied by the number of pre-Reverse Stock Split shares of Common Stock held by such stockholder underlying the corresponding fractional shares. Accordingly, stockholders owning fewer than 50,000 pre-Reverse Stock Split shares will have no further interest in the Company, will no longer be stockholders of the Company and will be entitled to receive only the Cash Payment multiplied by the number of pre-Reverse Stock Split shares of Common Stock owned by them. Stockholders owning at least 50,000 pre-Reverse Stock Split shares, who after the Reverse Stock Split will continue as stockholders but own a fractional share as a result of the Reverse Stock Split will receive a Cash Payment based on their pre-Reverse Stock Split share equivalent of their fractional share.

After careful consideration, our Board of Directors (the “Board”) has concluded that the costs associated with being a public reporting company in the U.S. are not justified by the benefits. After the Transaction and the subsequent termination of the registration of our Common Stock and suspension of our duty to file periodic reports and other information with the SEC, we will no longer be subject to the reporting and related requirements under the Exchange Act and we will cease to file reports and information with the SEC, as more fully described in the accompanying Proxy Statement.

A special committee of our Board of Directors (the “Special Committee”), consisting of four independent and disinterested directors, Messrs. Suiyin Gao, Yusheng Lin, Mingduo Yang and Maosheng Luo, was formed to review the Transaction and has determined that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the stockholders of the Company, including unaffiliated stockholders, whether the stockholders will be cashed-out or remain as stockholders after the Transaction. In connection with its review, the Special Committee retained Duff & Phelps, LLC (“Duff & Phelps”), as independent financial advisor to the Special Committee to provide an opinion as to the fairness, from a financial point of view, to the unaffiliated stockholders of the Company, of the Cash Payment to be received by such stockholders in the Transaction. Upon the recommendation of the Special Committee to approve the Transaction, the Board adopted the Special Committee’s conclusion as to fairness, and approved the Transaction.

The Company’s Board, by unanimous written consent dated as of September 29, 2015, authorized and approved the Transaction. Under Nevada law, we must seek stockholder approval in connection with the Transaction. At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the Transaction. Under Nevada law, stockholders are entitled to certain dissenters’ rights of appraisal in connection with the Transaction. Our Board recommends that you vote for the proposal to approve the Transaction.

The accompanying Proxy Statement contains details on the Transaction described in this letter, including important information concerning the Transaction, terminating the registration of our Common Stock and the suspension of our duty to file periodic reports and other information with the SEC. We strongly urge you to read the accompanying Proxy Statement, along with its exhibits, carefully and in their entirety.

Although the Special Committee and our Board have approved the Transaction, the Cash Payment and the subsequent deregistration of our Common Stock and suspension of our duty to file periodic reports and other information with the SEC, the Special Committee reserves the right to abandon, postpone or modify the foregoing at any time before they are consummated for any reason. If the terms of the Transaction are materially modified, the Company will re-solicit stockholders and provide revised information by press release, by filing revised proxy materials with the SEC and engaging in other effective means to inform our stockholders of such changes.

Your vote is very important. The Transaction cannot be completed unless the Company obtains the affirmative vote of holders of at least a majority of the voting power of our Common Stock. Please note that failing to vote has the same effect as a vote “AGAINST” the Transaction.

Whether or not you plan to attend the Special Meeting, please complete, date, sign, and return, as promptly as possible, the enclosed proxy card in the accompanying envelope. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. In order to be counted at the Special Meeting, your proxy card must be received by 11:59 p.m. (U.S. Eastern time) on December 24, 2015. Each stockholder is entitled to one vote for each share held as of the close of business on November 23, 2015.

If your shares of Common Stock are held in “street name” by your bank, broker, or other nominee, your bank, broker, or other nominee will be unable to vote your Common Stock without instructions from you. You should instruct your bank, broker, or other nominee to vote your Common Stock in accordance with the procedures provided by your bank, broker, or other nominee. The failure to instruct your bank, broker, or other nominee to vote your Common Stock “FOR” the proposal to approve the Transaction will have the same effect as a vote “AGAINST” the proposal to approve the Transaction.

This Proxy Statement provides a detailed description of the Reverse Stock Split and the Transaction. In addition, it contains important information regarding the Special Meeting. We urge you to read carefully this entire Proxy Statement, its exhibits, the annual report and all of the documents incorporated into this Proxy Statement by reference. You may also obtain additional information about the Company from documents we have filed with the SEC, which are available for free without charge at the SEC’s website www.sec.gov.

By order of the Board of Directors of China Housing & Land Development, Inc.

Sincerely,

/s/ Suiyin Gao

Suiyin Gao
Chairman of the Special Committee

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT OR THE RELATED SCHEDULE 13E-3 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, YOU SHOULD NOT RELY ON ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE COMPANY. ALL STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT AND ITS EXHIBITS IN THEIR ENTIRETY BEFORE MAKING ANY DECISION IN RESPECT OF OUR COMMON STOCK.

The accompanying proxy statement is dated November 25, 2015 and is first being mailed to stockholders on or about November 25, 2015.

CHINA HOUSING & LAND DEVELOPMENT, INC.
1008 Liuxue Road, Baqiao District
Xi’an, Shaanxi Province 710038 PRC

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 30, 2015

TO THE STOCKHOLDERS OF CHINA HOUSING & LAND DEVELOPMENT, INC.:

The special meeting of the stockholders of China Housing & Land Development, Inc., a Nevada corporation (the “Company,” “we,” “us” or “our”), will be held on December 30, 2015, at 9 a.m. Beijing Time (local time), or December 29, 2015 and 8 p.m. U.S. Eastern Time (the “Special Meeting”), at 1008 Liuxue Road, Baqiao District, Xi’an, Shaanxi Province 710038, People’s Republic of China, for the following purposes:

•	To consider and vote on a proposal to approve a 1-for-50,000 reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, par value US$0.001 per share (the “Common Stock”), as further described in the accompanying proxy statement (“Proxy Statement”), as a result of which stockholders of record of the Company who hold fewer than 50,000 pre-Reverse Stock Split shares of Common Stock will receive a cash payment of $3.00 per pre-Reverse Stock Split share (the “Cash Payment” and collectively with the Reverse Stock Split, the “Transaction”) in lieu of receiving a fractional post-Reverse Stock Split share. Stockholders owning at least 50,000 pre-Reverse Stock Split shares, who after the Reverse Stock Split will continue as stockholders but own a fractional share as a result of the Reverse Stock Split will also receive a Cash Payment based on their pre-Reverse Stock Split share equivalent of their fractional share. The fractional shares purchased by the Company will be cancelled and returned to the status of authorized but unissued shares.
•	To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Transaction.

The Board set November 23, 2015 as the record date (the “record date”) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Only stockholders of record at the close of business, New York time, on November 23, 2015 are entitled to notice of and to vote at the Special Meeting and at any and all adjournments or postponements thereof.

The proposal to approve the Transaction requires the vote of stockholders holding a majority of the voting power of the Company’s Common Stock. If there are insufficient votes at the time of the Special Meeting to approve the Transaction, the approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company’s Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting as of the record date, whether or not a quorum is present.

The Board of Directors of the Company (the “Board”) formed a special committee consisting of four independent and disinterested directors (the “Special Committee”), Messrs. Suiyin Gao, Yusheng Lin, Mingduo Yang and Maosheng Luo, to evaluate the Transaction, consider and evaluate alternatives available to the Company and alleviate any potential conflicts of interest. The Board, unanimously, and in accordance with the unanimous recommendation of the Special Committee, (i) determined that the Transaction is fair to, and in the best interests of, the Company and its stockholders, including unaffiliated stockholders, (ii) approved and declared advisable the Transaction and (iii) determined to recommend that the stockholders of the Company vote to approve the Transaction. Accordingly, the Board unanimously recommends that stockholders vote “FOR” the proposal to approve the Transaction, and “FOR” the proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Transaction.

Your vote is very important. The Transaction cannot be completed unless holders of at least a majority of the issued and outstanding shares of the Company’s Common Stock vote in favor of the approval of the Transaction. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of matters to be considered at the Special Meeting. Please read the attached Proxy Statement carefully. All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope is enclosed for your convenience. Your proxy may be revoked at any time before the vote at the Special Meeting by following the procedures outlined in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Special Meeting and your vote by ballot will revoke any proxy previously submitted.

The Company will only deliver one Proxy Statement to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of the security holders. Upon written or oral request, the Company will promptly deliver a separate copy of this Proxy Statement and any future proxy statements and other information to any security holder at a shared address to which a single copy of this Proxy Statement was delivered, or deliver a single copy of this Proxy Statement and any future proxy statements and other information to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the Company’s Secretary at the address of the Company’s principal executive offices located at 1008 Liuxue Road, Baqiao District, Xi’an, Shaanxi Province 710038, People’s Republic of China, Telephone No. +86 (29) 8258-2639.

If you plan to attend the Special Meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you wish to attend the Special Meeting and your shares of the Company Stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date.

By order of the Board,

/s/ Suiyin Gao

Suiyin Gao
Chairman of the Special Committee

November 25, 2015

i

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this Proxy Statement about the proposed Transaction. This summary term sheet may not contain all of the information that is important to you. For a more complete description of the Transaction, you should carefully read this Proxy Statement and all of its exhibits in their entirety. For additional information on the Company included in documents incorporated by reference into this Proxy Statement, see the section entitled “Information Incorporated by Reference.” For your convenience, we have directed your attention to the location in this Proxy Statement where you can find a more complete discussion of each item listed below.

As used in this Proxy Statement, “the Company,” “we,” “our” and “us” refers to China Housing & Land Development, Inc., and the “Transaction” refers, collectively, to the Reverse Stock Split, together with the related Cash Payment to the stockholders in lieu of the issuance of fractional shares of our Common Stock.

We completed a reverse stock split of our Common Stock on April 24, 2015, pursuant to which every five shares of our Common Stock then outstanding were combined into one share of Common Stock. The reverse stock split was implemented to regain the Company’s compliance with NASDAQ’s continued listing standards. All references in this Proxy Statement to share and per share data have been adjusted, including historical data which have been retroactively adjusted, to give effect to the reverse stock split completed on April 24, 2015 unless specified otherwise.

The Transaction is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act, because it is intended to, and, if completed, will enable us to, terminate the registration of (or “deregister”) our Common Stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports and other information with the SEC under Section 13(a) thereunder. In connection with the Transaction, we have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3.

The following is a summary of the material terms of the Transaction:

Reverse Stock Split	We will effect a Reverse Stock Split of shares of our Common Stock, whereby every 50,000 shares of our Common Stock issued and outstanding as of the effective date of the Reverse Stock Split will be converted into one whole share of our Common Stock. In lieu of issuing any fractional shares to stockholders who would hold fractional shares as a result of the Reverse Stock Split, we will make a cash payment (the “Cash Payment”) equal to US$3.00 multiplied by the number of pre-Reverse Stock Split shares held by such stockholder underlying the corresponding fractional shares. Accordingly, stockholders owning fewer than 50,000 pre-Reverse Stock Split shares will have no further interest in the Company, will no longer be stockholders of the Company and will be entitled to receive only the Cash Payment of US$3.00 multiplied by the number of pre-Reverse Stock Split shares owned by them. Stockholders owning at least 50,000 pre-Reverse Stock Split shares, who after the Reverse Stock Split will continue as stockholders but own a fractional share as a result of the Reverse Stock Split will also receive a Cash Payment based on their pre-Reverse Stock Split share equivalent of their fractional share. The fractional shares purchased by the Company will be cancelled and returned to the status of authorized but unissued shares. Pursuant to Nevada law, the Transaction requires the approval of holders of a majority of the voting power of the Company’s Common Stock. See “Special Factors — Material Terms” and “Special Factors — Purpose of the Transaction” beginning on page 12 and “Special Factors — Structure of the Transaction” beginning on page 39.

Determination of Reverse Stock Split Ratio	On September 29, 2015, the Special Committee approved the ratio for the reverse split of 1-for-50,000. The Special Committee believed that 1-for-50,000 was the proper ratio, because it will support the Company’s plan to reduce the number of record stockholders below 300, so that the Company will no longer be registered with the SEC and can save over US$3.1 million annually that is associated with its reporting duties. In addition, the Special Committee determined that this ratio is the appropriate ratio after it took into consideration the amount of cash the Company has available and will have available after the Cash Payment and costs associated with the Transaction. The Special Committee may at any time prior to the effectiveness of the Reverse Stock Split determine to use a different ratio if the Special Committee determines that it is in the best interests of our stockholders to do so. If the Special Committee subsequently alters the ratio, we will provide you with notice through an amendment to this Proxy Statement and will seek your approval of such a change.
Purpose of the Transaction	The primary purpose of the Transaction is to reduce the number of record holders of our Common Stock to fewer than 300, thereby allowing us to “go private.” We will file a Form 15 Certificate of Termination of Registration with the SEC under the Exchange Act as soon as possible after consummation of the Transaction so that we would no longer be required to file annual, quarterly or current reports, and we will not be required to comply with the SEC’s proxy rules. After the Transaction, the Company will continue to be subject to and will comply with the requirements of Nevada law, including requirements with respect to stockholder meetings and information dissemination. See “Special Factors — Purpose of the Transaction” and “Special Factors — Effects of the Transaction” beginning on pages 12 and 19, respectively.
Fairness of the Transaction	The Special Committee has reviewed the Transaction and has determined that the Transaction is in the best interests of the Company and its stockholders of the Company. In connection with its review, the Special Committee retained Duff & Phelps, LLC (“Duff & Phelps”) as independent financial advisor and received Duff & Phelps’ opinion regarding the fairness of the Cash Payment to be paid to unaffiliated stockholders of the Company. The full text of Duff & Phelps’ written opinion, which sets forth assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached to this Proxy Statement as Exhibit A. You are urged to, and should, read the opinion of Duff & Phelps carefully and in its entirety. See “Special Factors — Fairness of Transaction” beginning on page 22.
Effects of the Transaction	Following the completion of the Transaction, certain stockholders who will continue as stockholders of the Company, including certain affiliates and members of management owning shares of our Common Stock, will own an increased percentage of our outstanding shares of Common Stock than such stockholder held prior to the Transaction. We currently have no intention to change our business operations as a result of the Transaction, or to engage in any extraordinary transactions, such as a merger or sale of assets as a result of the Transaction. After the Transaction, we do not intend to make available to our stockholders any financial or other information about us that is not required by law. We do not intend to distribute press releases for material and other events. We will continue to hold stockholder meetings as required under Nevada law, including annual meetings, or to take actions by written consent of our stockholders in lieu of meetings. See “Special Factors — Background of the Transaction,” “Special Factors — Effects of the Transaction” and “Company Information — Security Ownership of Certain Beneficial Owners and Management” beginning on pages 13, 19 and 49, respectively.

Effect on Derivative Securities	The number of shares of Common Stock reserved for issuance and any maximum number of shares with respect to which equity awards, such as options or restricted stock, may be granted to any participant under the Company’s 2007 Stock Incentive Plan as later adjusted due to the completion of reverse stock split on April 24, 2015 (the “2007 Plan”) and the 2010 Long Term Incentive Plan (the “2010 Plan” and, together with the 2007 Plan, the “Incentive Plans”) will be reduced proportionately based on the reverse stock split ratio of 1-for-50,000. See also the information under the caption “Special Factors — Effects of the Transaction — Effect of the Reverse Stock Split on Holders of Derivative Securities” beginning on page 21.
Timing of the Transaction	The Company intends to effect the Transaction as soon as practicable after approval of the stockholders of the proposal to effect the Reverse Stock Split included in this Proxy Statement. The effective date of the Reverse Stock Split will be determined by the Board. The record date of the Reverse Stock Split will be at least 10 days prior to the date of the Special Meeting. See “Special Factors — Effects of the Transaction” beginning on page 19.
Advantages of the Transaction	The Special Committee believes that the Transaction may have the following advantages, among others:

•

through the Transaction we will be able to provide complete liquidity for certain of our stockholders at a price determined by the Special Committee to be fair and in the best interests of the unaffiliated stockholders, where there has, recently, been somewhat limited liquidity available through the public trading markets;

•

although liquidity has historically been somewhat limited, unaffiliated stockholders will have some ability to either buy or sell shares in order to determine whether to remain as stockholders or to be cashed out;

•

we will eliminate the significant costs related to complying with our obligations as a public company. The Special Committee and our board of directors also believe that it is appropriate for the Company to undertake the Transaction and terminate the registration of shares of Common Stock at this time due to the high costs of remaining a publicly traded company, including the cost of complying with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and other U.S. federal securities laws. We estimate such costs to be, on an annualized basis, an aggregate amount of approximately US$3.1 million for service fees and expenses of public accountants, fees and expenses of U.S. securities counsel, fees and expenses of the Company’s investor relations firm and publicly traded company directors’ liability insurance premium (in each case, excluding fees and expenses relating to the Transaction). These costs are ongoing, comprise a significant element of our corporate overhead expense, and are difficult to reduce without deregistration. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company’s management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters. See the information under the captions “Special Factors — Purpose of the Transaction” and “Special Factors — Reasons for the Transaction” beginning on pages 12 and 17, respectively.

Disadvantages of the Transaction	The Special Committee believes that the Transaction may have the following disadvantages, among others:

•

stockholders owning fewer than 50,000 shares of our Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing following effectiveness of the Transaction. Instead, these stockholders will be cashed out, will no longer be stockholders and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;

•

stockholders holding shares of our Common Stock following the Transaction will no longer have readily available to them all of the information regarding our operations and financial results that is currently available in our filings with the SEC;

• stockholders holding shares of our Common Stock following the Transaction will face an increased lack of liquidity in the market for their Common Stock;

•

we will have no ability to access the public capital markets and to use public securities in attracting and retaining executives and other employees and a decreased ability to use stock to acquire other companies;

•

certain rights and protections that the U.S. federal securities laws give to stockholders of public companies will cease and the termination of our Exchange Act registration will make many of the provisions of the Exchange Act that are intended to protect investors, such as the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13(d), no longer applicable, and the Sarbanes-Oxley Act and the Dodd — Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which imposed many additional rules and regulations on public companies that were designed to protect investors, will no longer apply to us;

• we will incur costs associated with the Transaction;

•

there is the potential for renewed applicability of public reporting requirements if stockholders who continue to hold our Common Stock after the Transaction transfer stock in a manner that results in more than 300 record holders; and

•

the receipt of cash by those unaffiliated stockholders who are cashed out in the Transaction may be a taxable event. See “Other Matters Related to the Transaction — Material U.S. Federal Income Tax Consequences” beginning on page 58.

Source of Funds	Upon consummation of the Transaction, we estimate that approximately US$8.8 million will be required to cash-out fractional shares as part of the Transaction. However, the amount actually paid in connection with the Transaction could be significantly less or more depending on how many shares we are actually required to cash out upon consummation of the Transaction, which will depend in part on whether stockholders who presently own less than 50,000 shares buy additional shares in order to remain stockholders following the Transaction and whether stockholders who presently own 50,000 or more shares sell shares in order to participate in the cash-out. We anticipate incurring approximately US$0.9 million in advisory, legal, financial, accounting, printing and other fees and costs in connection with the Transaction. See the information under the caption “Other Matters Related to the Transaction — Source and Amounts of Funds” in this Proxy Statement on page 62.

Tax Consequences	A stockholder who receives no Cash Payment as a result of the Transaction generally will not recognize any gain or loss for U.S. federal income tax purposes. The tax consequences to a stockholder who receives a Cash Payment for a fractional share of our Common Stock as a result of the Transaction will vary depending on the particular circumstances of such stockholder, including whether the stockholder continues to hold (either directly or constructively) any shares of our Common Stock after the Transaction and whether the stockholder is treated as a resident of the U.S. for U.S. federal income tax purposes. For a more detailed discussion, see “Other Matters Related to the Transaction — Material U.S. Federal Income Tax Consequences” beginning on page 58. You are urged to consult with your own tax advisor regarding the tax consequences of the Transaction to you in light of your own particular circumstances.
Dissenters’ Rights	Under Nevada law, our stockholders are entitled to dissenters’ rights with respect to the Cash Payment. Upon effectiveness of the Reverse Stock Split, any stockholder who believes that the Cash Payment of US$3.00 per share is too low will have the right to object and have a court in Nevada determine the value of such stockholder’s shares, and to be paid the appraised value determined by the court, which could be more or less than the Cash Payment of US$3.00 per share. A dissenters’ rights notice will be mailed to stockholders promptly after the effective date of the Reverse Stock Split. See “Other Matters Related to the Transaction — Dissenters’ Rights” and “Other Matters Related to the Transaction — Stockholder Approval under Nevada Law” both sections beginning on page 56.
Trading in the Shares	Stockholders are not prohibited from or restricted in trading their shares prior to the Transaction. However, the price of our Common Stock is volatile, in part because of the low volume of trading. This volatility may increase due to the announcement of the Transaction, especially if stockholders begin purchasing in high volumes to cover short positions.
Stockholders with Shares Held in Street Name	If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares, and this Proxy Statement is being forwarded to you by your broker or other nominee. Your broker or other nominee is considered, with respect to those shares, the stockholder of record. Although the Transaction is designed to reduce the number of stockholders of record, we intend to treat stockholders holding shares of our Common Stock in street name in substantially the same manner as stockholders whose shares are registered in their names for purposes of the Transaction. However, banks, brokers or other nominees may have different procedures, and stockholders holding shares of our Common Stock in street name should contact their bank, broker or nominee regarding the treatment of their shares. If you hold a total of 50,000 or more shares of Common Stock divided up among multiple brokerage and/or record accounts, each with fewer than 50,000 shares, we urge you to contact your bank, broker or other nominee immediately to make arrangements to register and/or consolidate your holdings or take such other steps as may be necessary in order to avoid processing delays after consummation of the Transaction.

Payment for Shares	As soon as practicable after the Transaction, Securities Transfer Corporation, the Exchange Agent, will send all stockholders with stock certificates representing the right to receive Cash Payments a letter of transmittal with instructions to be used to transmit Common Stock certificates. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Exchange Agent, each stockholder entitled to receive payment will receive a check for such stockholder’s stock. Stockholders should allow for approximately five to seven business days after mailing for the Exchange Agent to receive the letter of transmittal and accompanying stock certificate. The Exchange Agent will send a check for such stockholder’s stock within approximately ten business days after receiving such properly completed letter of transmittal and accompanying stock certificate. In the event we are unable to locate a stockholder, or if a stockholder fails properly to complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such holder pursuant to the Transaction will be held in escrow until a proper claim is made, subject to applicable abandoned property laws. Please do not send your stock certificates to us or the Exchange Agent until after you have received the letter of transmittal and instructions. See the information under the caption “Special Factors — Structure of the Transaction — Exchange of Certificates for Cash Payment” beginning on page 40.
Affiliate Interests	As a result of the Transaction, we estimate that certain of our directors and executive officers will increase their collective percentage beneficial ownership of our Common Stock from approximately 20.1% to 32.9%. None of the Company’s directors and officers will receive any new benefits as a result of the transactions. It is currently anticipated that they will all continue in the same management positions and receive the same salary and equity compensation that they received prior to the Transaction and will continue to own their proportionate share of equity after the Reverse Stock Split. After the Transaction, it is estimated that Mr. Pingji Lu (Chairman and Chief Executive Officer) will own 24.4%, Ms. Fang Nie (Chief Financial Officer & Director) will own 4.9% and Ms. Jing Lu (Chief Operating Officer & Director) will own 3.7%, respectively, of the outstanding shares of Common Stock. Each of the four independent directors, Messrs. Suiyin Gao, Yusheng Lin, Mingduo Yang and Maosheng Luo, will cease to be a stockholder of the Company after the Transaction. See the information under the caption “Other Matters Related to the Transaction — Potential Conflicts of Interest” beginning on page 56.
Factors Considered by the Special Committee	In addition to the advantages and disadvantages described above, the Special Committee considered numerous factors in recommending approval of the Transaction, including:

•

the opinion of Duff & Phelps to the effect that, as of September 29, 2015 (the date of the opinion), US$3.00 per share is fair, from a financial point of view, to unaffiliated stockholders who will receive the Cash Payment in the Transaction;

•

the fact the US$3.00 per share price represented a 53.9% premium to the volume weighted average closing price of our Common Stock during the 30-trading day period ended September 25, 2015, which was US$1.95;

• the fact that there has been only a limited and inconsistent public trading market for our Common Stock;
• the fact that a substantial number of our stockholders will have an opportunity to liquidate their holdings at a price of US$3.00 per share pursuant to the Transaction without any brokerage costs;

•

the challenge to the Company’s efforts to increase stockholder value as a publicly traded company due to its small capitalization and the worsening real estate market in the Xi’an region and in China generally;

•

recent significant deterioration of EBIT margin and net profit per share, projected gross margin erosion and high degree of geographic concentration all of which reflect significant challenges facing the Company and the Company’s uncertain business conditions in the future;

• the lack of attractive strategic alternatives; and

•

the significant capital required to improve our business and the available alternatives to finance these capital expenditures. For a more comprehensive review of the factors considered by the Special Committee, see the information under the caption “Special Factors” beginning on page 12.

Factors Considered by the Board	The Board considered numerous factors in approving the Transaction, including:

•

the fact that the Special Committee is comprised of four independent and disinterested directors who are not employees or officers of the Company and are not affiliates of any employee or officer of the Company;

• the recommendation of the Special Committee, based on the analysis and factors described herein which were adopted by the Board;

•

the Special Committee having received from its independent financial advisor, Duff & Phelps, an opinion on September 29, 2015 with respect to the fairness of US$3.00 per share, as of the date of the opinion, from a financial point of view, to the unaffiliated stockholders who will be receiving the Cash Payment in the Transaction for the value of the Company’s Common Stock; and

•

current holders of fewer than 50,000 shares of our Common Stock who wish to remain Company stockholders can choose to acquire additional shares so that they own at least 50,000 shares of our Common Stock immediately before the effective date of the Reverse Stock Split.

Reservation	The Special Committee retains the right to abandon, postpone or modify the Transaction and the subsequent deregistration of our Common Stock under the Exchange Act and suspension of our duty to file periodic reports and other information with the SEC thereunder if it determines that it is not in the best interests of the Company and its stockholders. If the Special Committee determines not to proceed with the Transaction, we will continue to operate our business as presently conducted. A number of factors or circumstances could cause the Special Committee to abandon, postpone or modify the Transaction and such deregistration and suspension, including, without limitation, the following:

•

If, immediately prior to the Transaction, the Special Committee does not believe that the Transaction will sufficiently reduce the number of record holders of our Common Stock to a level that reasonably assures us that the Company would not be required under the Exchange Act to revert to a public reporting company in the foreseeable future after the Transaction is completed, then the Special Committee may elect to abandon, postpone or modify the Transaction.

•

Even if the aggregate cash payments to stockholders necessary to complete the Transaction are within the budgetary guideline set by the Special Committee, the Special Committee may elect to abandon, postpone or modify the Transaction if the then economic conditions or the financial condition of the Company, or their outlooks, become such that, in the judgment of the Special Committee, it is no longer advisable to effect the Transaction.

•

If the Special Committee determines that it is in the best interests of the Company and its stockholders for the Company to enter into any other strategic transaction that may arise in the future, such as an asset or stock sale or a business combination transaction, then the Special Committee may elect to abandon, postpone or modify the Transaction.

•

If for any other reason the Special Committee determines that the Transaction is no longer in the best interests of the Company and its stockholders, then it may elect to abandon, postpone or modify the Transaction. If the Special Committee determines to abandon, postpone or modify the Transaction, then the Company will notify the stockholders of such determination in accordance with applicable rules and regulations. See “Special Factors —  Structure of the Transaction — Reservation” beginning on page 40.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE TRANSACTION

The following questions and answers address briefly some questions you may have regarding the Special Meeting, the Reverse Stock Split and the Transaction. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the exhibits attached to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.

When and where is the Special Meeting?

The Special Meeting of the stockholders will be held on December 30, 2015, at 9 a.m. Beijing Time (local time), or December 29, 2015 and 8 p.m. U.S. Eastern Time, at 1008 Liuxue Road, Baqiao District, Xi’an, Shaanxi Province 710038, People’s Republic of China.

What am I being asked to vote upon?

You will be asked to consider and vote on the following proposals:

•	approval of the Transaction; and
•	approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Transaction.

Who may vote at the Special Meeting?

You are entitled to vote at the Special Meeting (or any adjournment or postponement thereof) in person or by proxy if you owned shares of Common Stock at the close of business on November 23, 2015, the record date for the Special Meeting. As of the record date, there were 7,017,869 shares of the Company’s Common Stock issued and outstanding. You will have one vote for each share of Common Stock you held on the record date. See “General Information about the Special Meeting and Voting.”

What vote is required to approve the Transaction and other proposals?

The proposal to approve the Transaction requires the vote of stockholders holding a majority of the voting power of the Company’s Common Stock. If there are insufficient votes at the time of the Special Meeting to approve the Transaction, the approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting as of the record date, whether or not a quorum is present. The Transaction, as currently structured, does not require the separate approval of stockholders unaffiliated with the Company pursuant to Nevada law; and given that affiliated and unaffiliated stockholders would be treated identically under the terms of the Transaction, the Company is not separately seeking the approval of unaffiliated stockholders.

At the close of business, New York time, on November 23, 2015, the record date, there were 7,017,869 shares of the Common Stock expected to be outstanding and entitled to vote at the special meeting. The directors and officers of the Company currently hold 1,409,229 outstanding shares of Common Stock, representing approximately 20.1% of the total outstanding shares of Common Stock. Those directors and officers of the Company who hold shares of Common Stock have advised us that they intend to vote in favor of the proposal to approve the Transaction at the Special Meeting. Based on the number of shares of Common Stock expected to be outstanding on the record date, in addition to the 1,409,229 outstanding shares of Common Stock held by the directors and officers of the Company, the approval of the Transaction requires the affirmative vote of at least 2,099,706 shares of Common Stock owned by the unaffiliated stockholders (representing approximately 29.9% of the total outstanding shares of Common Stock).

Who is soliciting my proxy?

The Board, including Mr. Gao, is soliciting proxies to be voted at the Special Meeting or any adjournment or postponement thereof.

What do I need to do now and how should I vote?

You should read this Proxy Statement carefully, including its exhibits, and consider how the Transaction will affect you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the Special Meeting or any adjournment or postponement thereof. See “General Information about the Special Meeting and Voting.”

What happens if I do not return a proxy card or otherwise provide proxy instructions or if I elect to abstain from voting?

If you do not submit a proxy card, unless you attend the Special Meeting in person, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Special Meeting, and your failure to take action will have the same effect as a vote “AGAINST” the Transaction.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Special Meeting and all of your shares will be voted “FOR” the Transaction and “FOR” the adjournment proposal. However, if you submit a proxy card and affirmatively elect to abstain from voting on one or more of the proposals, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Special Meeting, but will not be voted on such proposals at the Special Meeting or at any adjournment or postponement thereof. As a result, your abstention(s) will have the same effect as voting “AGAINST” any proposals in respect of which you abstain.

May I vote in person?

If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, to be the “stockholder of record,” and the proxy materials and proxy card are being sent directly to you by the Company. If you are a stockholder of record, you may attend the Special Meeting and vote your shares in person, rather than by signing and returning your proxy card.

If your shares of Common Stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Special Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Special Meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares in person at the Special Meeting.

What constitutes a quorum?

Stockholders who hold a majority of the shares of the Company’s Common Stock outstanding as of the close of business on the record date for the Special Meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the Special Meeting or at any adjournment or postponement thereof.

May I change my vote after I have mailed my signed proxy card?

Yes. You can revoke your proxy at any time before it is exercised at the Special Meeting in any of three ways:

•	by submitting written notice revoking your proxy card to the Secretary of the Company;
•	by submitting another later dated proxy by mail and properly signed;
•	by calling the Company’s Secretary; or
•	by voting in person at the Special Meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. See “General Information about the Special Meeting and Voting.”

Should I send in my stock certificates now?

No. After the Transaction is completed, the Exchange Agent will send all stockholders with stock certificates representing the right to receive Cash Payments a letter of transmittal with instructions to be used to transmit Common Stock certificates. Please do not send your stock certificates to us or the Exchange Agent until after you have received the letter of transmittal and instructions. See “Special Factors — Structure of the Transaction — Exchange of Certificates for Cash Payment.”

Who can help answer my questions?

If you would like additional copies of this Proxy Statement (which copies will be provided to you without charge) or if you have questions about the Reverse Stock Split or the Transaction, including the procedures for voting your shares, you should contact Ms. Jing Lu, the Secretary of the Company.

SPECIAL FACTORS

Material Terms

The Special Committee has authorized the Reverse Stock Split, in order to reduce the number of record holders of our Common Stock to fewer than 300. As a result of the Reverse Stock Split, stockholders on the record date holding fewer than 50,000 pre-Reverse Stock Split shares as of the effective date of the Reverse Stock Split will have no further interest in the Company and will no longer be stockholders of the Company. Stockholders on the record date holding 50,000 or more pre-Reverse Stock Split shares as of the effective date of the Reverse Stock Split will continue to be stockholders of the Company after the Reverse Stock Split.

In lieu of issuing any fractional shares otherwise issuable to stockholders on the record date who hold fewer than 50,000 pre-Reverse Stock Split shares, we will make a Cash Payment of US$3.00 per pre-Reverse Stock Split share to such stockholders. Stockholders on the record date owning at least 50,000 pre-Reverse Stock Split shares, who after the Reverse Stock Split will continue as stockholders, but own a fractional share as the result of the Reverse Stock Split, will receive a Cash Payment based on the pre-Reverse Stock Split share equivalent of their fractional share.

Purpose of the Transaction

The purpose of the Transaction is to reduce the number of record holders of our Common Stock to fewer than 300, thereby enabling us to deregister our Common Stock under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder. This will enable us to terminate the Company’s status as a public reporting company with the SEC and reduce the financial and administrative costs incurred with respect to such status. The Transaction is an isolated transaction and is not pursuant to a plan to periodically increase a stockholder’s proportionate interest in our assets or earnings and profits.

The Special Committee and the Board believe that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost. We have been unable to provide increased value to our stockholders as a public company, and, as a result of the costs and tangible and intangible burdens associated with being a public company, including the cost of complying with the Sarbanes-Oxley Act, we do not believe that continuing our public company status is in our best interests and the best interests of our stockholders. The Transaction is expected to relieve us of the administrative burden, cost and other disadvantages associated with filing reports and otherwise complying with the requirements of registration under the U.S. federal securities laws by deregistering our Common Stock.

In determining whether the number of our stockholders of record falls below 300 as a result of the Transaction, we must count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuer.

As a result of the Reverse Stock Split, we anticipate that the number of shares of our Common Stock issued and outstanding will be reduced from 7,017,869 (the number outstanding as of August 12, 2015) to approximately 82. After completion of the proposed acquisition of fractional shares, we anticipate that the total number of record holders of our Common Stock, which number includes those brokers who hold shares on behalf of beneficial holders, will be reduced from approximately 2,114 to 21.

The cash-out of fractional stockholder interests represents the anticipated cancellation of 2,917,869 pre-Reverse Stock Split shares, or approximately 41.6% of our outstanding pre-Reverse Stock Split shares.

We estimate that the total cash to be paid to stockholders will be approximately US$8.8 million. In addition, the expenses incurred to effect the Transaction are estimated to be approximately US$0.9 million. The cash to be paid to stockholders and for expenses are expected to be paid out of our currently available cash. The fractional shares acquired in the Transaction will be cancelled and returned to the status of authorized but unissued shares of our Common Stock.

Upon the filing of the Form 15, our obligation to file periodic reports under the Exchange Act will be immediately suspended. Deregistration of our Common Stock will be effective 90 days after filing of the Form 15. Upon deregistration of our Common Stock, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic reports with the SEC in the future unless we subsequently file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or again have record holders of our Common Stock in excess of 300 on the first day of a subsequent fiscal year.

Background of the Transaction

We have been a publicly reporting company since 2006. Our Board and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing stockholders’ value. As part of this ongoing process, our Board and senior management, from time to time, have considered strategic alternatives that may be available to the Company, such as a sale of the Company or substantially all of its assets, a recapitalization, mergers and consolidations, acquisitions and other significant transformative transactions.

As a public reporting company, we expected to be able to leverage our public company equity to raise capital and pursue acquisitions to help grow our business and expand our operations; however, in recent years, we have been unable to raise significant capital and have derived only minimal benefits from being a public reporting company. The relatively low trading volume of shares of our Common Stock and our low market capitalization have reduced the traditional liquidity benefits of being a public reporting company to our stockholders. Additionally, our Common Stock has failed to attract significant interest from institutional investors or market analysts, which could have created a more active and liquid market for our Common Stock. We do not presently intend to raise capital through sales of our securities in a public offering or to acquire other businesses or entities using our securities as consideration. As a result of the foregoing, we have determined that we are not likely to make use of the advantages for raising capital, effecting acquisitions or other purposes that public company reporting status traditionally offers.

Since 2011, the Board has adopted and implemented two general repurchase programs to repurchase up to $15 million of our outstanding Common Stock with the intention to improve the market price of the Common Stock. However, the stock price of our Common Stock continued its general downward trend. From 2011 to November 2013, when the last contact with a potential investor was made, senior management contacted 10 financial and strategic investors in total to explore the possibility of selling the Company to a third party but did not receive any firm offer.

We also considered the annual expenses associated with maintaining our status as a public reporting company in the United States as well as the commitment of time and effort on the part of our senior management and employees in such regard.

On May 20, 2014, the Company held a Board meeting to review the Company’s financial position and real estate market conditions in the Xi’an region and in China generally and evaluate the advantages and disadvantages of being a public reporting company. Given the Company’s financial condition and cash position, the Board determined that privatization through a reverse stock split would be the most efficient way to privatize the Company. At the meeting, the Board formed a special committee, consisting solely of independent directors to evaluate the proposed reverse stock split transaction.

On August 19, 2014, the special committee unanimously resolved to approve and adopt in all respects, and recommend that the Board approve and adopt the reverse stock split. On the same day, the Board unanimously approved the going private transaction through the reverse stock split.

Subsequent to the filing of Schedule 13E-3 and Preliminary Proxy Statement on Schedule 14A with the SEC on August 26, 2014, the Company experienced significant negative developments in its financial, operational and business condition.

Due in large measure to the continuous deterioration of the real estate market in China, the total revenue of the Company during the first three quarters of 2014 was $93,820,028, a decrease of 30% compared to the revenue for the same period of prior year of $133,975,874, which resulted in an operating loss of $6,349,138, compared to the operating income of $11,806,342 in the same period for the prior year. This was the first time in the Company’s operating history that the Company had incurred an operating loss after three consecutive quarters. Furthermore, certain planned new development projects, i.e., the Park Plaza Phase II and the Golden Bay Projects, had failed to make their scheduled openings in September and October of 2014, respectively, due to the unfavorable real estate market conditions. As a result, the Company failed to obtain credit facilities in connection with these projects, which were originally expected to be in place during the third and fourth quarters of 2014, respectively. In addition, on September 22, 2014, the Company received a letter from one of its creditors, Shenzhen Qianhai Dinghui Equity Investment Fund Partnership, requiring that the Company pay off its loan of USD $57,021,831 (RMB350 million) in March 2015, without any extension granted.

As a result, on November 3, 2014, the Board decided to terminate the going private transaction so that the Company could maintain a more conservative financial position and focus on supporting current and planned projects. On November 3, 2014, the Company issued a press release and filed a current report on Form 8-K announcing the termination of the then-proposed transaction. See Schedule 13E-3 and Preliminary Proxy Statement on Schedule 14A filed with the SEC on August 26, 2014 for more information with respect to the previously terminated transaction.

On December 22, 2014, the Company received a letter from the Nasdaq Stock Market LLC (“Nasdaq”), stating that based upon the closing bid price for the last 30 consecutive business days, the shares of Company’s Common Stock were unable to maintain a minimum bid price of US$1.00 per share (the “Minimum Bid Price Rule”). The Company was provided with a period of 180 calendar days, or until June 20, 2015, to regain compliance with the Minimum Bid Price Rule. Consequently, the Company effected a reverse stock split of the Common Stock and the proportional decrease of the Company’s authorized shares of Common Stock at a ratio of one-for-five (1-for-5), which became effective as of April 24, 2015, and regained compliance with the Minimum Bid Price Rule.

On May 18, 2015, the Company received a letter from the Xi’an Baqiao New Development Zone Management Council indicating that the land use right covering 29.7 acres (net) of land at Textile City had been rezoned from residential & commercial purposes to cultural, entertainment & commercial purposes (the “Rezoning”). Following receipt of the letter, the Company’s board engaged a third party consulting firm to analyze the feasibility of utilizing the land at Textile City under the applicable terms of the Rezoning and to further assess the economic impact of the Rezoning on the Company in light of the Company’s general lack of experience in cultural, entertainment and commercial land development projects. Following a presentation by such consultants and due consideration of all relevant factors, on June 29, 2015 the Board resolved that the Company terminate the development of the Textile City land and seek to mitigate its damages by pursuing a return of the deposits that were previously paid in connection with securing the Textile City land use right.

On July 22, 2015, the Board held a meeting at which the Board discussed various strategic alternatives available to the Company in view the Company’s current financial condition, anticipated future financial performance and condition, the costs associated with remaining a public company, the impact of Rezoning and the Board’ previous resolution to terminate the development of the Textile City land. At the meeting, the Board also discussed the Company’s ability to maintain its compliance with the Minimum Bid Price Rule on a longer-term basis going forward.

Based on such discussions, and for the reasons summarized in “Special Factors — Reasons for the Transaction,” the Board reviewed the Company’s strategic plans with the goal of enhancing shareholder value and strategic alternatives that may be available to the Company, including privatization of the Company by way of a reverse stock split.

The Board considered commencing another repurchase program to raise the Company’s share price; however, the Board ultimately rejected this alternative because: (i) in the past four years, the Board implemented two general repurchase programs to increase its stock price by repurchasing up to $15 million of the Company’s outstanding common stock but they were ineffective; (ii) it would deplete the Company’s cash-on-hand at a strategically important juncture for the Company’s continued existence as a going concern; and (iii) such repurchase program alternative would not alleviate the cost incurred by the Company to remain a publicly traded entity. The Company also tried to raise its stock price by engaging investor relations consultants and attending investor conferences. None of these efforts was successful.

The Company effected a reverse stock split at a ratio of “one-for-five” (“1-for-5”) in April 2015 comply with Nasdaq’s Minimum Bid Price Rule threshold. However, the stock price of the Company’s common stock has continued to decline following such reverse stock split.

In light of the significant decline in the Company’s financial performance since 2014, the weak real estate market in Xi’an and China generally, the slowdown of the Chinese economy overall and the Rezoning in 2015, the Company believes that it would be even less attractive to potential acquirors at the present time compared with the prior period when senior management of the Company unsuccessfully solicited proposals from both financial and strategic investors. The Board did not seek to contact third party investors following the July 22, 2015 meeting as the Board did not believe such efforts would result in any meaningful interest in the Company. In fact, despite all the public disclosures regarding the Company’s current situation, no third party has emerged to indicate an interest in acquiring the Company since November 2013.

At the Board meeting on July 22, 2015, the Board formed the Special Committee, consisting of Messrs. Suiyin Gao, Yusheng Lin, Maosheng Luo and Mingduo Yang, all of whom are independent directors, with Mr. Gao serving as the Chairman of the Special Committee. The Board granted the Special Committee the power and authority to explore, review and determine the best course of action for the Company in order to advance the best interests of the Company’s stockholders, to review and evaluate strategic alternatives, to determine and recommend to the Board the process, structure, forms and terms of any reverse stock split or other strategic alternative and to retain and engage legal counsel and financial or other advisors in connection with such evaluation.

After considering the qualifications, reputation, experience with similar transactions, knowledge of China-based US public companies and fee proposals, on August 5, 2015, the Special Committee engaged Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) as its independent legal advisor.

On August 24, 2015, the Special Committee held a telephonic meeting with Pillsbury. At the request of the Special Committee, Pillsbury described the general process of privatization through a reverse stock split and estimated timeline. Pillsbury then advised the members of the Special Committee of their fiduciary duties to the Company’s stockholders and measures to be taken to maintain confidentiality of information relating to the going private transaction and to retain relevant documents and records.

On August 26, 2015, Mr. Pingji Lu, Ms. Fang Nie and Ms. Jing Lu, the members of management of the Company, delivered a reverse stock split proposal to the Special Committee. The management members prepared the proposal without the assistance of any advisor. As of August 12, 2015, there were 2,114 holders of record of the Company’s Common Stock, among which approximately 2,092 stockholders owned less than 50,000 shares. In consideration of the Company’s shareholding structure and the budget amount approved by the Company on share repurchase programs, the proposal contemplated a reverse stock split ratio of 1-for-50,000 at US$2.70 per share.

After considering the reputation, knowledge of the relevant industry and especially its role as the independent financial advisor in connection with the terminated reverse stock split in 2014, on August 31, 2015, the Special Committee engaged Duff & Phelps, LLC (“Duff & Phelps”) as independent financial advisor to provide its opinion as to the fairness, from a financial point of view, to unaffiliated stockholders of the Company, of a potential reverse stock split transaction.

On September 1, 2015, the Special Committee had a telephonic meeting with Pillsbury and Duff & Phelps to discuss the reverse stock split proposal submitted by the members of management on August 26, 2015 and asked various questions about the proposal. Duff & Phelps explained it would conduct financial due diligence on the Company and perform preliminary valuation analysis, opine on the fairness, from a financial point of view, to unaffiliated stockholders of the Company, of the consideration to be received by such holders in the Transaction. Duff & Phelps never indicated, proposed or recommended a price range for the consideration to be received by unaffiliated stockholders of the Company in the Transaction. Similarly, the Special Committee did not ask Duff & Phelps what price range would be appropriate at the September 1, 2015 meeting or any other Special Committee meeting.

On September 8, 2015, the Special Committee held a telephonic meeting with Pillsbury and Duff & Phelps. At the meeting, Duff & Phelps updated the Special Committee on the status of its financial due diligence and orally suggested that the Special Committee discuss with members of the Company’s management whether there was any room for a possible increase of the price at which unaffiliated stockholders with less than 50,000 shares would be cashed out in the Transaction. At the Special Committee meeting on September 8, 2015, Duff & Phelps did not present any comment, opinion or question with respect to the fairness of the offering price of US$2.70 per share that the members of Company management proposed on August 26, 2015. After the meeting, Mr. Gao, on behalf of the Special Committee, contacted the members of the management to request a price increase, although the precise amount or range of such an increase was not specified.

On September 11, 2015, the Company management delivered to the Special Committee a revised proposal and increased the price at which unaffiliated shareholders with less than 50,000 shares would be cashed out from US$2.70 to US$3.00 per share. The revised proposal explicitly provided that US$3.00 per share was the final price given the Company’s declining financial conditions and current market risks.

On September 15, 2015, the Special Committee held another telephonic meeting with Pillsbury and Duff & Phelps, at which Duff & Phelps updated the Special Committee on the status of its financial review.

On September 29, 2015, the Special Committee held a telephonic meeting with Pillsbury and Duff & Phelps. At this meeting, Duff & Phelps gave an oral presentation on its valuation analyses of the Company, including a discounted cash flow analysis, an analysis of selected public companies, an analysis of selected transactions, and a review of information on premiums paid in selected transaction. Duff & Phelps orally delivered its opinion, which was subsequently confirmed in writing, that, as of such date, based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the consideration of US$3.00 per share in cash to be received by the Company’s unaffiliated stockholders was fair from a financial point of view to the unaffiliated stockholders. Pillsbury reported to the Special Committee on the status of the draft Schedule 13E-3 and preliminary Proxy Statement and the timing. After consideration of the proposed transaction and the presentation by Duff & Phelps, including receipt of Duff & Phelps’ oral fairness opinion, as described under the caption “Special Factors — Reasons for the Transaction” and “Special Factors — Fairness of Transaction” respectively, the members of the Special Committee unanimously resolved to (i) approve and adopt in all respects, and recommend that the Board approve and adopt the Transaction, and (ii) recommend that the Board (A) submit the Transaction to the stockholders of the Company for approval and adoption at a meeting of the stockholders of the Company for the purpose of considering and acting on the Transaction and (B) recommend that the stockholders of the Company vote for the approval and adoption of the Transaction. The executed opinion was delivered by Duff & Phelps to the Special Committee later on the same day.

Shortly thereafter, and on the same day, the Board convened a special meeting with the Company’s counsel, Gibson Dunn & Crutcher LLP, at which the Special Committee presented its recommendation to the Board. After consideration of the proposed transaction, Duff & Phelps’ fairness opinion, the recommendations of the Special Committee, the factors listed under the sections herein captioned “Special Factors — Reasons for the Transaction” and “Special Factors — Fairness of Transaction” respectively, the Board acting upon the unanimous recommendation of the Special Committee, resolved to (i) determine that the Transaction was fair and advisable to and in the best interests of the Company and its stockholders, including unaffiliated stockholders, (ii) approve and adopt the Transaction, (iii) recommend the approval and adoption of the Transaction by the Company’s stockholders and (iv) direct that the Transaction be submitted to the stockholders of the Company for their approval and adoption at the Stockholders’ Meeting.

On September 29, 2015, the Company filed a current report on Form 8-K announcing that the Board, by unanimous written consent dated as of September 29, 2015, authorized and approved a “going private” transaction by means of a reverse stock split.

The Board did not seek to contact third party investors following the July 22, 2015 meeting as the Board did not believe such efforts would be meaningful. No unaffiliated stockholder was involved in any meeting or discussion concerning the Transaction. In light of the significant declines in the Company’s financial performance since 2014, the visible weakening in the real estate market in Xi’an and China generally and the slowdown of Chinese economy in general, the Board believed the Company would be even less attractive to potential purchasers at such time compared with the period when senior management of the Company unsuccessfully solicited proposals from financial and strategic investors from 2011 to November 2013.

Reasons for the Transaction

Although we have been a public reporting company since 2006, we believe that now we can derive only minimal benefits from remaining a public reporting company. Benefits of being a public reporting company (“Public Company Benefits”) typically include:

•	access to the public markets for liquidity purposes for our stockholders;
•	access to the public markets for purposes of raising capital through the sale of securities; and
•	the ability to make acquisitions using securities as consideration.

Our Common Stock has failed to attract significant interest from institutional investors or market analysts. This has resulted in a relatively low trading volume and market capitalization, which has limited the liquidity benefit to our stockholders. On December 22, 2014, the Company received a letter from the Nasdaq Stock Market LLC, stating that based upon the closing bid price for the last 30 consecutive business days, the shares of our Common Stock were unable to comply with the Minimum Bid Price Rule. On April 24, 2015, the Company effected a reverse stock split of the Common Stock and the proportional decrease of the Company’s authorized shares of Common Stock at a ratio of one-for-five (1-for-5) to regain compliance, but the stock price of the Common Stock continues to trade low. The closing price of our Common Stock on September 28, 2015, the date before the public announcement of the Transaction, was only $1.37. In addition, the legal requirements of public reporting companies create large administrative and financial costs for us. As a small company with limited managerial resources, we believe that these financial resources and management’s time could be more effectively devoted to other business purposes.

China’s real estate market has changed significantly since we first became a public reporting company in 2006. In the first few years, the real estate market grew and expanded rapidly and real property value surged across the country. In view of the rapid price increase in the Chinese real estate market and concerned about a potential real estate bubble, starting from 2010 the State Council of the People’s Republic of China issued several policies to cool down the real estate market in China. The first tier and second tier cities, including Xi’an, then imposed various requirements on the purchasers’ eligibility, the number of maximum houses a person can purchase and the minimum down payment, among others. These policies were intended to reduce the demand for housing. Those market control measures resulted in increasing competition among real estate companies and drove down their profit margins. Currently the real estate market in China continues to experience oversupply and has shown negative growth. In Xi’an in particular, the total housing inventory as well as per capita number was one of the highest among the 35 largest cities in China. Since the first quarter of 2014, the real estate financing market in China has further tightened. It has been much more difficult for the Company to obtain development loans or for our customers to obtain mortgages from banks. As a result, the Company has seen significant deterioration of EBIT margin and net profit per share and projected gross margin erosion in 2015.

Additionally, as previously disclosed by the Company in Form 8-Ks filed on May 22, 2015 and July 6, 2015, respectively, the Company received a letter from Xi’an Baqiao New Development Zone Management Council on May 18, 2015 indicating that the land use right covering 29.7 acres (net) of land at Textile City had been rezoned from residential & commercial purposes to cultural, entertainment & commercial purposes. In light of the Rezoning, the Board retained consultants to analyze and advise on the feasibility of continuing to develop the Textile City land use right in compliance with the terms imposed under the Rezoning. Following a presentation by such consultants and due consideration of all relevant factors, the Board ultimately determined that the Textile City land use right is inconsistent with the Company’s future development strategy. On June 29, 2015, the Board formally adopted resolutions directing the Company to terminate the development of the Textile City land and to seek to mitigate its damages by pursuing a return of the deposits that were previously paid in connection with securing the Textile City land use right. While the

Company will exercise all reasonable efforts to seek a return of such deposits, there can be no assurance the Company will be successful in obtaining a return of all or any part of the deposits previously paid to secure the land use right.

Coupled with the general trend of slowing economic growth in China for the foreseeable future, we do not expect to see significant improvement in the Company’s business and financial performance in the coming future. Given the significant challenges facing the Company and the Company’s uncertain business conditions going forward, we decided to engage in the Transaction at this time.

Our Board believes that consummating a “going private” transaction is a necessary step to reduce corporate overhead costs by eliminating the costs associated with being a public reporting company, including with respect to filing reports with the SEC, complying with certain of the rules and regulations under the Sarbanes-Oxley Act, and complying with applicable corporate governance requirements. Furthermore, our Board has determined that the costs of being a public reporting company currently outweigh the Public Company Benefits and, thus, that it is no longer in the best interests of the Company or its stockholders for the Company to remain a public reporting company, for the reasons described below. The primary purpose of the Transaction is to reduce the number of record holders of our Common Stock to fewer than 300 to enable us to elect to deregister our Common Stock under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder. The Board believes that the Transaction provides the greatest certainty for the Company to achieve this purpose.

•	Exchange Act Reporting Costs and Business Information Disclosure. The Company incurs significant direct and indirect costs in complying with its periodic reporting and other obligations under the Exchange Act (collectively, the “Public Company Costs”), including: the legal, accounting, printing, mailing, public relations, compliance and administrative costs of preparing, reviewing, filing, printing and distributing the reports and other filings required under the Exchange Act; the broker and transfer agent charges for forwarding materials to beneficial holders of our Common Stock; management’s time and attention expended in preparing and reviewing such reports and other filings; and the substantially higher premiums for directors’ and officers’ insurance policies payable by public reporting companies. We estimate the Company’s Public Company Costs, on an annualized basis, to be approximately US$3.1 million. These costs are on-going, comprising a significant element of our corporate overhead expenses, and are difficult to reduce.

While we presently have no specific plans to do so, we may, periodically, send stockholders financial and/or other information about us that is not required by law. We do not intend to distribute press releases for material and other events. We anticipate that our consolidated financial statements will be subject to audit only to the extent required by applicable law and covenants in any credit or financing agreement which we may enter. We expect that, in connection with any pending litigation, contractual, regulatory and general business issues, we will, from time to time, engage and confer with outside counsel, as needed.

In addition, our Board believes that the Transaction and subsequent deregistration of our Common Stock and the suspension of our duty to file periodic reports and other information with the SEC, will allow our management and employees to devote more time and effort to improving our operations.

Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which could potentially help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

•	Liquidity for Small Stockholders. Our Board believes that our stockholders may be deterred from selling their shares because of the lack of an active trading market and because of disproportionately high brokerage costs. The trading volume in our Common Stock has been, and continues to be, limited. Our Common Stock does not trade every day. The average daily trading volume of our

Common Stock over the twelve-month, six-month and three-month periods ended June 30, 2015 was approximately 7,344, 7,073 and 7,627 shares, respectively. Our Board believes that the Transaction would give stockholders who are cashed out an opportunity to receive a fair price in cash for their shares without having to pay disproportionately high brokerage commissions. The cash consideration of US$3.00 per share of our Common Stock held prior to the Reverse Stock Split represents a premium of 53.9% over the volume weighted average closing price of our Common Stock during the 30-trading day period ended September 25, 2015.
•	Lack of Capital from Public Markets. In addition to the Public Company Costs, the Company is not able to, and does not presently intend to exploit, many of the Public Company Benefits. The price of our Common Stock has significantly declined over the last few years. The current trading price of our Common Stock would make using it as a vehicle to raise capital or to provide acquisition consideration extremely dilutive to our stockholders. As a result, the Company is not receiving any of the traditional Public Company Benefits. On the other hand, the Public Company Costs continue to increase, substantially depleting the limited resources of the Company. The increase in costs arises, among other things, because of an increase in securities regulation and premiums for directors’ and officers’ insurance policies. Our Board believes that the Public Company Costs, if continued, would be detrimental to the financial condition of the Company.

Other Public Company Benefits which exist for the benefit of public stockholders include: (i) the rights and protections afforded stockholders by the U.S. federal securities laws; (ii) the substantive requirements of the U.S. federal securities laws, including the Sarbanes-Oxley Act, which are imposed on public companies; and (iii) limitations and reporting requirements imposed on officers and directors of public companies, including restrictions on short-swing trading and the reporting obligations of officers and directors. These benefits were not considered to outweigh the Public Company Costs due to the small size of the Company, its limited staffing and the lack of a liquid trading market for our Common Stock. Accordingly, our Board has determined that the Public Company Costs, currently and in the foreseeable future, will continue to outweigh the Public Company Benefits and, thus, it is no longer in the best interests of the Company or its stockholders for the Company to remain a public reporting company.

Mr. Lu, Ms. Nie and Ms. Lu’s Purpose of and Reasons for the Transaction

Under the applicable U.S. federal securities laws and rules governing “going private” transactions, Mr. Pingji Lu, Ms. Fang Nie and Ms. Jing Lu (each, a “Senior Executive” and collectively, the “Senior Executives”) may be deemed affiliates of the Company and may be deemed to be engaged in a “going private” transaction and, therefore, required to express their reasons for the Transaction to the Company’s unaffiliated stockholders, as defined in Rule 13e-3 of the Exchange Act. Accordingly, each Senior Executive is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act. In addition, the Senior Executives hereby expressly adopt the purposes of and reasons for the Transaction described in the “Special Factors — Purpose of the Transaction” and “Special Factors — Reasons for the Transaction” beginning on pages 12 and 17, respectively.

Effects of the Transaction

Effects of the Transaction on our Unaffiliated Stockholders.  Based on information available to us, we estimate that the Transaction will reduce the total number of record holders of our Common Stock from approximately 2,114 to approximately 21. The reduction in the number of our record stockholders below 300 will enable us to deregister our Common Stock under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder, which will substantially reduce the information required to be furnished by us to the public, including our stockholders.

We intend to apply for deregistration of our Common Stock and suspension of our duty to file periodic reports and other information as soon as practicable following completion of the Transaction. See “Special Factors — Purpose of the Transaction”. However, the Special Committee reserves the right, in its discretion, to abandon, postpone or modify the Transaction prior to the effective date of the Reverse Stock Split if it determines that doing so is in our best interests and the best interests of our stockholders.

See “Special Factors — Structure of the Transaction — Reservation” beginning on page 40. If the terms of the Transaction are materially modified, the Company will re-solicit stockholders and provide revised information by press release, by filling revised proxy materials with the SEC and engage in other effective means to inform our stockholders of such changes.

The Transaction will apply to all stockholders regardless of whether or not they are unaffiliated because the ratio will be the same for all stockholders. There is no class of stockholder of our Common Stock who will not be impacted by the Transaction.

Depending upon the number of shares held by an unaffiliated stockholder, they may or may not remain as a stockholder of the Company after the Transaction is completed. Unaffiliated stockholders who have fewer than 50,000 shares will no longer be stockholders of the Company. Any unaffiliated stockholder who owns 50,000 or more shares will continue as a stockholder of the Company after the Transaction. We believe that the Transaction is fair to the unaffiliated stockholders who will remain as stockholders of the Company after the Transaction. We believe the Transaction is fair because, among other reasons, all unaffiliated holders’ shares will be impacted the same by the Transaction and all unaffiliated holders who would have fractional shares as a result of the Reverse Stock Split will receive the Cash Payment. Unaffiliated stockholders who own 50,000 or more shares have the ability to sell their shares in advance of the Transaction to reduce their holdings below 50,000 if they do not wish to remain as stockholders. Conversely, unaffiliated stockholders who own fewer than 50,000 shares but wish to remain stockholders of the Company can choose to acquire additional shares so that they own at least 50,000 shares of our Common Stock immediately before the effective date of the Reverse Stock Split. The Company does not have the funds necessary to effect a reverse stock split that would allow all unaffiliated stockholders to no longer be holders of the Company after the Transaction. The Transaction provides all unaffiliated stockholders the ability to participate in the Reverse Stock Split and receive the Cash Payment. Those stockholders who remain will have the benefit of potential future growth of the Company’s business.

When the Transaction is consummated, unaffiliated stockholders owning fewer than 50,000 pre-Reverse Stock Split shares will no longer have any equity interest and will not participate in our future earnings or any increases in the value of our assets or operations. Such unaffiliated stockholders owning fewer than 50,000 pre-Reverse Stock Split shares will, following the Transaction, have their pre-Reverse Stock Split shares cancelled and converted into the right to receive the Cash Payment. As soon as practicable after the effective date of the Reverse Stock Split, we will send these unaffiliated stockholders a letter of transmittal with instructions as to how such stockholders will be paid the Cash Payment. The letter of transmittal will include instructions on how to surrender stock certificates to our exchange agent.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” with respect to those shares. Your broker or other nominee is considered, with respect to those shares, the stockholder of record.

Although the Transaction is designed to reduce the number of stockholders of record, we intend to treat stockholders holding Common Stock in street name held through a broker or other nominee in the same manner as stockholders whose shares are registered in their names for purposes of the Transaction. Nominees will be instructed to effect the Transaction for their beneficial owners. However, nominees may have different administrative procedures with respect to how they communicate with beneficial owners, and stockholders owning shares in street name should contact their nominee(s).

Effects of the Transaction on our Affiliates.  As of August 12, 2015, our officers and directors collectively held an aggregate of 1,409,229 shares of our Common Stock. As of June 30, 2015, no options were exercisable because the performance conditions of the stock options were not met.

Additionally, none of our officers and directors will continue to be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the short-swing profit recapture provisions thereunder. Stockholders acquiring more than 5% of our Common Stock will no longer be required to report their beneficial ownership under Section 13(d) of the Exchange Act. The beneficial ownership percentage and the reduction in the number of shares of Common Stock outstanding following the Transaction may increase or decrease depending on purchases, sales, and other transfers of Common Stock by our stockholders prior to the effective time of the Reverse Stock Split, and the number of shares that are actually cashed-out in the Transaction. The beneficial ownership percentage of shares of our Common Stock held by our officers and directors and the beneficial ownership percentage of the stockholders who will continue to hold our Common Stock after the Transaction, may increase or decrease as a result of such purchases, sales and other transfer of shares of our Common Stock by our stockholders prior to the effective time of the Reverse Stock Split, and depending on the number of shares that are actually cashed-out in the Transaction.

As a result of the Transaction, each of the executive officers will likely to have an increase in the percentage of their voting power. The table below reflects the pre-Reverse Stock Split and post-Reverse Stock Split ownership of our current executive officers and directors:

Name(1)	Title	Common Stock Pre-Reverse Stock Split(2)	Percentage of Class(3)	Common Stock Post-Reverse Stock Split	Percentage of Class(4)
Mr. Pingji Lu	Chairman & CEO	1,034,502	14.7%	20	24.4%
Ms. Fang Nie	CFO & Director	211,013	3.0%	4	4.9%
Ms. Jing Lu	COO & Director	159,114	2.3%	3	3.7%
Mr. Mingduo Yang	Independent Director	0	0%	0	0%
Mr. Suiyin Gao	Independent Director	2,300	0.03%	0	0%
Mr. Yusheng Lin	Independent Director	2,300	0.03%	0	0%
Mr. Maosheng Luo	Independent Director	0	0%	0	0%
Directors and Executive Officers as a group		1,409,229	20.1%	27	32.9%

(1)	The address of each of the beneficial owners listed above is 1008 Liuxue Road, Baqiao District, Xi’an, Shaanxi Province 710038, PRC.
(2)	The Common Stock information is based on the NOBO search conducted by the Company as of August 12, 2015.
(3)	Applicable percentage ownership is based on 7,017,869 shares of Common Stock outstanding as of August 12, 2015. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(4)	The percentage calculation is based the assumption that 82 shares of our Common Stock will remain outstanding after the Transaction.

Effect of the Transaction on Holders of Derivative Securities.

The number of shares of Common Stock reserved for issuance and any maximum number of shares with respect to which equity awards, such as options or other derivative securities, may be granted to any participant under the Company’s Incentive Plans will be reduced proportionately based on the reverse stock split ratio of 1-for-50,000.

Effect of the Transaction on the Company’s Net Book Value and Net Earnings

The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for each of the Senior Executives before and immediately after the Transaction, based on the historical net book value as of September 30, 2015 and the net earnings of the Company for the nine months ended September 30, 2015.

	Ownership Prior to the Transaction				Ownership After the Transaction
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	US$	%	US$	%	US$	%	US$	%
Pingji Lu	12,573,409	14.7%	-206,229	14.7%	20,803,821	24.4%	-341,224	24.4%
Fang Nie	2,564,667	3.0%	-42,066	3.0%	4,160,764	4.9%	-68,245	4.9%
Jing Lu	1,933,883	2.3%	-31,720	2.3%	3,120,573	3.7%	-51,184	3.7%

Potential Disadvantages of the Transaction to Stockholders.  While we believe that the Transaction will result in the benefits described above, several disadvantages should also be noted:

•	after the Transaction, we will deregister our Common Stock under the Exchange Act and suspend our duty to file periodic reports and other information with the SEC thereunder and, therefore, we will no longer be subject to the reporting requirements under the Exchange Act, such as periodic filings of financial statements and proxy or Proxy Statement disclosures in connection with stockholder meetings;
•	we will no longer report our quarterly or annual results of operations or activities in reports filed with the SEC under the Exchange Act;
•	because the reporting requirements of the Exchange Act will no longer apply, less information about us will be required to be furnished to those stockholders who will continue to hold our Common Stock after the Transaction;
•	the reporting and short-swing profit recapture provisions of Section 16 of the Exchange Act will no longer apply to our executive officers, directors and 10% stockholders;
•	holders of 5% or more of our equity securities will no longer be required to report their ownership position on Schedule 13D or 13G pursuant to Section 13(d) of the Exchange Act;
•	the going-private provisions of Rule 13e-3 under the Exchange Act will no longer apply;
•	although we plan, at this time, to continue to engage independent accountants to audit the annual financial statements of the Company, these financial statements may be less comprehensive than the financial statements we are required to maintain and report as a public reporting company;
•	stockholders owning less than 50,000 pre-Reverse Stock Split shares will, after giving effect to the Transaction, no longer have any equity interest in the Company and, therefore, will not participate in our future earnings or growth, if any; and
•	the Transaction will require stockholders owning less than 50,000 pre-Reverse Stock Split shares to involuntarily surrender their shares in exchange for cash, rather than choosing their own time and price for disposing of their shares of our Common Stock.

Financial Effects of the Transaction.  Completion of the Transaction will require us to spend approximately US$0.9 million, which includes legal, financial and other fees and costs related to the Transaction. This estimate does not include the cost of the aggregate cash payment to discontinued stockholders (those owning fewer than 50,000 per Reverse Stock Split shares), which we estimate will be approximately US$8.8 million. These costs will be offset by the Public Company Costs that we would otherwise incur as a public reporting company to comply with SEC reporting requirements, which we estimate to be approximately US$3.1 million on an annualized basis.

Trading Market for Our Common Stock.  Following the completion of the Transaction, our Common Stock may be eligible for quotation on the OTC Markets. The OTC Markets is not a stock exchange, and we do not have the ability to control whether our shares are quoted on the OTC Markets. Trading opportunities in the OTC Markets will be dependent upon whether any broker-dealers commit to make a market for our Common Stock. Accordingly, we do not guarantee or anticipate whether our Common Stock will be quoted on the OTC Markets. We give no assurance that there will be any OTC Markets quotations after the Transaction or that they will continue for any length of time.

Amendment to Schedule 13E-3.  If and when the Transaction is consummated, we will promptly file an amendment to our Schedule 13E-3 notifying stockholders.

Fairness of the Transaction

The Board established the Special Committee, comprised solely of independent directors, and granted it the power and authority to explore, review and determine the best course of action for the Company in order to maximize the best interests of the Company’s stockholders, to review and evaluate strategic alternatives, to determine and recommend to the Board the process, structure, forms and terms of any reverse stock split or other strategic alternative and to retain and engage legal counsel and financial or other advisors in connection with such evaluation.

The Special Committee reviewed and considered the terms, purpose, potential alternatives to and effects of the Transaction and has determined that the Transaction is in the best interests of the Company and is substantively and procedurally fair to the stockholders of the Company, including: (i) our stockholders who will be cashed-out as a result of the Transaction and (ii) our stockholders who will continue to hold our Common Stock after the Transaction. After studying the Transaction and its anticipated effects on our stockholders, the Special Committee unanimously concluded that the Transaction was in the best interest of all stockholders, determined that it was procedurally and substantively fair to all of the Company’s stockholders, including unaffiliated stockholders, and to the Company, and recommended to the Board that it approve the Transaction.

The Board has reviewed and considered the terms, purpose, potential alternatives to and effects of the Transaction, together with the analysis of the Special Committee described in this section “Fairness of the Transaction,” and has unanimously adopted the determination and recommendation of the Special Committee regarding the fairness of the Transaction.

Fairness of the Substance of the Transaction.  In determining the fairness of the Transaction, the Special Committee considered the factors discussed below, in addition to the alternative transactions discussed in “Special Factors — Background of the Transaction” beginning on page 13. In light of these factors, the Special Committee believes that the Transaction is substantively fair to the Company’s stockholders, including unaffiliated stockholders, whether the stockholders will be cashed-out as a result of the Transaction or will continue to hold our Common Stock after the Transaction. The Special Committee did not assign any specific weights to the factors set forth below in a formulaic fashion. Moreover, in their considerations individual directors may have given differing weights to different factors. However, the Special Committee did place special emphasis on the significant cost and time savings we expect the Company to realize from deregistration of our Common Stock under the Exchange Act and the suspension of our duty to file periodic reports and other information with the SEC thereunder.

Significant Cost and Time Savings.  By deregistering our Common Stock and suspending our duty to file periodic reports with the SEC, we expect to realize recurring annual cost savings of approximately US$3.1 million, which represents our Public Company Costs and includes savings from personnel expense relating to the time spent by our management to prepare and review our reports required to be filed with the SEC under the Exchange Act. In addition, the Special Committee has determined that the Public Company Costs, currently and in the foreseeable future, will continue to outweigh the Public Company Benefits and, thus, it is no longer in the best interests of the Company or its stockholders, creditors, or other stakeholders, including its unaffiliated stockholders, for the Company to remain a public reporting company. See the “Special Factors — Purpose of the Transaction” and “Special Factors — Reasons for the Transaction” beginning on pages 12 and 17, respectively.

Uncertainty of Value of Common Stock.  The Special Committee considered the challenges faced by the Company in seeking to increase stockholder value as a publicly traded company due to its small capitalization and the worsening real estate market in the Xi’an region and in China generally. Recent significant deterioration of EBIT margin and net profit per share, projected gross margin erosion and high degree of geographic concentration all reflect significant challenges facing the Company and the Company’s uncertain business conditions in the future. The Transaction will allow the Company’s unaffiliated stockholders to immediately realize liquidity for their investment and provide them with certainty as to the value of their shares of Common Stock.

Recent and Historical Trading Prices.  The Special Committee considered recent and historical trades of our Common Stock. Since May 16, 2008, our Common Stock has been listed on NASDAQ, which has been the principal outlet for stockholders who wished to dispose of shares of our Common Stock. The Special Committee viewed NASDAQ as a good indicator of what a willing buyer would pay to a willing seller, neither one of whom is under any compulsion to buy or sell, after considering such factors as their estimate of the Company’s value as a whole, its earnings and performance history, its prospects, the prospects of the

Company’s industry as a whole, an assessment of the control parties and management of the Company, and other factors that typically bear on a stock purchase or sale decision.

The recent and historical trading of our Common Stock relates to the fairness of the Transaction to unaffiliated stockholders because it provides some insight into how the market has historically valued our Common Stock. Since stockholders that are cashed out will no longer be able to directly participate in the financial success of the Company, the Cash Payment paid to these stockholders as a result of the Reverse Stock Split represents the final opportunity to obtain value for their investment. Although not a perfect measure, the trends over time in the market price of our Common Stock reflect market perceptions about the Company’s intrinsic value.

Based on the foregoing, the Special Committee determined that a Cash Payment based on the historical trading prices of our Common Stock would be an appropriate method of determining the fair value of shares of our Common Stock that are cashed out in the Transaction. In its deliberations concerning the fairness of the Transaction, the Special Committee considered:

•	the historical trading prices for our Common Stock over the past two (2) years (ranging from a low of US$1.18 to a high of US$15.35);
•	the historical volume weighted average trading prices for our Common Stock during the 30-trading day period ended September 25, 2015 (US$1.95); and
•	the closing price of our Common Stock on the last full trading day prior to the delivery of a written presentation to the Special Committee (US$1.37 as of September 28, 2015).

The Cash Payment to stockholders of US$3.00 per share represents a 53.9% premium to the volume weighted average closing price of our Common Stock during the 30-trading day period ended September 25, 2015, which was US$1.95. The Cash Payment to our stockholders of US$3.00 per share represents a premium of approximately 119.0% over the US$1.37 closing price of our Common Stock on September 28, 2015, the last full trading day prior to the delivery of a written presentation to the Special Committee. The Special Committee determined that, as a result of these premiums and an opinion of its independent financial advisor, Duff & Phelps, as of September 29, 2015 with respect to the fairness of the Cash Payment, as of the date of the opinion, from a financial point of view, to the unaffiliated stockholders who will be receiving the Cash Payment in the Transaction, US$3.00 per share of our Common Stock was a fair price for the shares our Common Stock that are cashed out in the Transaction in light of the factors considered by the Special Committee.

While taking note of the aberrational spike in the trading volume and price of our Common Stock on October 22, 2015 and October 23, 2015, the Special Committee’s views articulated above remain unchanged, and the Cash Payment will remain at US$3.00 per share.

Liquidity of Our Common Stock.  The Special Committee discussed the lack of an active trading market for our Common Stock, the lack of any market analyst coverage of the Company and our inability to access the public capital markets as some of the indications that our stockholders are not receiving the typical Public Company Benefits. Specifically, the Special Committee considered that our Common Stock had an average daily trading volume over the three month period ended June 30, 2015 of approximately 7,627 shares. The Special Committee determined that the lack of liquidity of our Common Stock was an additional indication of fairness to the stockholders that are cashed out. See “Special Factors — Reasons for Transaction” beginning on page 17.

The Special Committee also considered the following possible disadvantages of effecting the Transaction:

Reduction of Market for Our Common Stock.  After the completion of the Transaction and the deregistration of our Common Stock and suspension of our duty to file periodic reports and other information with the SEC, our stockholders may experience reduced liquidity for their shares of our Common Stock, even if our Common Stock continue to be quoted in the Pink Sheets. See “Special Factors — Effects of the Transaction” beginning on page 19 for more information.

Possible Decline in Price of Our Common Stock.  After the completion of the Transaction, our stockholders may experience reduced liquidity for their shares of our Common Stock. This reduced liquidity may adversely affect the market price of our Common Stock. See “Special Factors — Effects of the Transaction” beginning on page 19 and “Termination of Publicly Available Information about the Company” immediately below.

Termination of Publicly Available Information About the Company.  After deregistration of our Common Stock and suspension of our duty to file periodic reports and other information with the SEC, information regarding our operations and financial results that is currently available to the general public and our stockholders will no longer be readily available, and stockholders seeking information about us will have to contact us directly to receive such information. We may or may not provide stockholders with information, upon request or otherwise, that we are not required by law to provide. The Special Committee believes that the overall benefits to the Company of no longer remaining a public reporting company substantially outweigh the disadvantages associated with a lack of publicly available information about the Company. See “Special Factors — Effects of the Transaction” beginning on page 19.

Sarbanes-Oxley Act, Dodd-Frank Act and Other Reporting and Disclosure Provisions Will No Longer Apply to the Company.  After the completion of the Transaction and the deregistration of our Common Stock and suspension of our duty to file periodic reporting and other information with the SEC, we will no longer be subject to the provisions of the Sarbanes-Oxley Act, Dodd-Frank Act or the liability provisions of the Exchange Act that apply to public companies, including the requirement that the chief executive officer and the chief financial officer certify the accuracy of the financial statements contained in our Exchange Act filings. In addition, our officers, directors and 10% or greater stockholders will no longer be subject to the short-swing profit recapture provisions and reporting requirements of Section 16 of the Exchange Act. In addition, the proxy solicitation rules under Section 14, the stock ownership reporting rules under Section 13(d), and the going-private provisions of Rule 13e-3 under the Exchange Act will no longer apply to the Company. See “Special Factors — Effects of the Transaction” beginning on page 19.

The Company Will No Longer Have the Potential Benefits Normally Associated with Public Reporting Company Status.  Another potential disadvantage of the Transaction is that we will no longer have the Public Company Benefits, such as better access to the capital markets for issuances of securities. We would still have access to capital markets, but if we were to conduct a public offering of our securities, we would have to again become a reporting company, and the expenses that we are seeking to eliminate would then be reinstated. We believe that the cost savings from ceasing to be a public reporting company outweigh the drawbacks of losing more ready access to the capital markets.

Certain Stockholders Will Not Participate in Future Increases in Our Value.  Following the Transaction, stockholders who own less than 50,000 pre-Reverse Stock Split shares will no longer have an equity interest in the Company and will not participate in our future earnings or any increases in the value of our assets or operations. See “Special Factors — Effects of the Transaction” beginning on page 19.

Although potentially relevant to a determination of fairness of the Transaction, the factors listed below, for the reasons given, were determined by the Special Committee to not be applicable to the Company and were not considered or were not given any weight by the Special Committee:

Going Concern Value.  The Special Committee did not seek to establish, and did not consider, a pre-reverse stock split going concern value for the shares of Company Common Stock to determine the fairness of the proposed reverse stock split consideration to the Company’s unaffiliated stockholders because following the reverse stock split the Company will have a significantly different capital structure. However, the Special Committee believed that the financial analyses presented by Duff & Phelps (i.e., discounted cash flow analysis, selected public companies and merger and acquisition transactions analyses, and premium paid analysis as each is more fully summarized below under the caption “Special Factors — Summary of Valuation Analysis”) represented potential valuations of the Company as it continues to operate its business, and, to that extent, the Special Committee collectively characterized such analyses as forms of going concern valuations. The Special Committee expressly adopted these analyses and the opinion of Duff & Phelps, among other factors considered, in reaching its determination as to the fairness of the Transaction.

Liquidation Value.  The Special Committee viewed the liquidation value of the Company to be an inappropriate measure for the purpose of evaluating the fairness of the Cash Payment because it considers the Company to be a viable going concern business. There is no present intention of liquidating the Company. Further, the Transaction will only result in the termination of an equity interest by the stockholders reduced to fractional shares as a result of the Reverse Stock Split. The total of all such shares represents approximately 41.6% of our outstanding pre-Reverse Stock Split shares. A liquidation process would also involve additional legal fees, costs of sale and other expenses that would reduce any amounts that stockholders might receive upon liquidation. In addition, the Special Committee believed that the value of the Company’s assets that might be realized in liquidation would be significantly less than its going concern value. Given the other factors considered by the Special Committee as described in this Proxy Statement, the Special Committee did not pursue a liquidation value approach.

Net Book Value of Our Common Stock.  The Special Committee did not consider the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the stockholders of the Company as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per diluted share as of June 30, 2015 was US$11.9 million based on the weighted average number of outstanding shares of our Common Stock during the three months ended June 30, 2015. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business or the business risks inherent in competing with other companies in the same industry.

Purchase Prices Paid in Previous Repurchases.  Although in evaluating the fairness of the Transaction, the Special Committee took note of the purchase prices paid in previous repurchases of the Company’s Common Stock, as described in “Company Information — Company Securities — Equity Repurchases” on page 47, it did not consider such prices to be a material factor in its fairness evaluation because these purchase prices generally reflected the market value of our Common Stock prior to the occurrence of certain significant events impacting the value and prevailing trading prices of the Company’s Common Stock in the open market. The most recent of such purchases by the Company was completed more than a year ago during the second quarter of 2014. Thus, each of these repurchases had been concluded prior to the Company experiencing the full effect of the adverse developments described in “Special Factors — Background of the Transaction” and “— Reasons for the Transaction” beginning on pages 13 and 17, respectively. Therefore, the Special Committee believed that such purchase prices were no longer indicative of the value of the Company’s Common Stock and, consequently, such purchase prices were deemed immaterial to the evaluation of the fairness of the Transaction to the Company’s unaffiliated stockholders.

No Offers.  We have not received during the last three years any firm, unconditional offers for a merger or consolidation with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by another person that would involve a change in our control on terms satisfactory to the Company.

The Special Committee believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Transaction is substantively fair to the unaffiliated stockholders, including those stockholders who will be cashed out as a result of the Transaction and those who will continue to be stockholders of the Company after the Transaction. Based upon the updated valuation analysis provided to the Special Committee by Duff & Phelps as of September 29, 2015, the Special Committee determined the amount of the Cash Payment to be fair based on the factors described above.

Fairness Opinion of Duff & Phelps.  The Special Committee considered the financial analyses reviewed and discussed with the Special Committee by Duff & Phelps and the opinion of Duff & Phelps delivered on September 29, 2015 with respect to the fairness, from a financial point of view, of the Cash Payment as of the date of the opinion. The Special Committee chose Duff & Phelps because it has a team located in China that was able to do their due diligence more expeditiously than other potential candidates. Duff & Phelps also is familiar with the Company and its industry and with U.S.-listed Chinese companies, and has excellent qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions. Other than the services provided by Duff & Phelps in connection with the terminated transaction as disclosed in the Company’s Preliminary Proxy Statement on Schedule 14A filed on

August 26, 2014 and pursuant to its engagement letter with the Special Committee dated August 31, 2015, including the fairness opinion and a related valuation analysis it prepared at the request of the Special Committee, there has been no material relationship between the Company and Duff & Phelps during the last two years, nor is there any material relationship mutually understood to be contemplated in the future.

Procedural Fairness of the Transaction.  In addition to the fairness of the substance of the Transaction, the Special Committee believes that the process by which decisions were made regarding the Transaction is fair to the Company’s unaffiliated stockholders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

Independence of the Special Committee.  The Special Committee is comprised of four independent and disinterested directors who are not employees or officers of the Company and are not affiliates of any employee or officer of the Company. The Board granted the Special Committee the power and authority to explore, review and determine the best course of action for the Company in order to advance the best interests of the Company’s stockholders, including unaffiliated stockholders of the Company, to review and evaluate strategic alternatives, to determine and recommend to the Board the process, structure, forms and terms of any reverse stock split or other strategic alternative and to retain and engage legal counsel and financial or other advisors in connection with such evaluation.

Opportunity to Remain a Holder of, or to Liquidate, Common Stock.  Another factor considered by the Special Committee in determining the fairness of the Transaction to holders of our Common Stock is the opportunity the Company’s stockholders have to remain stockholders or to liquidate their Company holdings. The Special Committee recognized that infrequent trading and limited liquidity might make it difficult for small stockholders who own less than 50,000 shares but wish to remain as stockholders after the Transaction to acquire sufficient shares or for stockholders who own more than 50,000 shares but intend not to be stockholders after the Transaction to liquidate their holdings in the Company. However, the Special Committee expects the Transaction itself may in fact have an effect of increased liquidity for the stockholders because the Transaction will encourage stockholders to trade in or out of the stock in order to achieve their particular investment purposes prior to the effective date of the Reverse Stock Split. Current holders of fewer than 50,000 shares of our Common Stock can either remain Company stockholders by acquiring additional shares so that they own at least 50,000 shares of our Common Stock immediately before the effective date of the Reverse Stock Split or be cashed out in the Reverse Stock Split. If a stockholder purchases additional shares of our Common Stock, then the stockholder may incur brokerage fees or commissions. Holders of fewer than 50,000 shares of our Common Stock at the effective time of the Reverse Stock Split will have their fractional post-Reverse Stock Split shares purchased by the Company at a premium price without paying any brokerage fees or commissions. The Special Committee did not quantify the consideration of brokerage fees and commissions paid for having such fractional shares cashed out in the Reverse Stock Split since such fees, if any, vary significantly depending upon the method used to acquire or dispose of shares. Conversely, stockholders who own 50,000 shares or more and who desire to liquidate their shares in connection with the Transaction at the premium price offered can reduce their holdings to less than 50,000 shares by selling or gifting shares prior to the effective date of the Reverse Stock Split. The Special Committee did not place undue emphasis on this factor due to the limited trading market for our Common Stock. See “Special Factors — Reasons for the Transaction” and “Special Factors — Structure of the Transaction” beginning on pages 17 and 39, respectively.

Minimal Effect on Voting Power.  The Transaction will have a minimal effect on the voting power of the Company’s stockholders. The voting and other rights of our Common Stock will not be affected by the Transaction. The only effect of the Transaction on the Company’s voting power will be a slight change in the overall ownership percentage of the stockholders who continue to hold shares of our Common Stock following the Transaction.

Approval by Unaffiliated Stockholders of the Transaction.  The proposal to approve the Transaction requires the vote of stockholders holding a majority of the voting power of the Company’s Common Stock. If there are insufficient votes at the time of the Special Meeting to approve the Transaction, the approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting as of the record date, whether or not a quorum is present. At the close of business, New York time, on November 23, 2015, the record date, there were 7,017,869 shares of the Common Stock expected to be outstanding and entitled to vote at the special meeting. The directors and officers of the Company currently hold 1,409,229 outstanding shares of Common Stock, representing approximately 20.1% of the total outstanding shares of Common Stock. Those directors and officers of the Company who hold shares of Common Stock have advised us that they intend to vote in favor of the proposal to approve the Transaction at the Special Meeting. Based on the number of shares of Common Stock expected to be outstanding on the record date, in addition to the 1,409,229 outstanding shares of Common Stock held by the directors and officers of the Company, the approval of the Reverse Stock Split requires the affirmative vote of at least 2,099,706 shares of Common Stock owned by the unaffiliated stockholders (representing approximately 29.9% of the total outstanding shares of Common Stock).

The Transaction, as currently structured, does not require the separate approval of at least a majority of stockholders unaffiliated with the Company under Nevada Law. Because affiliated and unaffiliated stockholders would be treated identically under the terms of the Transaction, the Special Committee did not believe that this procedural step was necessary.

The Special Committee has not granted unaffiliated stockholders access to our corporate files nor has it extended the right to retain counsel or appraisal services at our expense and no one has retained any unaffiliated representative to act solely on behalf of unaffiliated stockholders for any purpose. With respect to unaffiliated stockholders’ access to our corporate files, the Special Committee believes that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders. In deciding not to adopt these additional procedures, the Special Committee also took into account factors such as our size and financial capacity and the costs of such procedures.

Position of the Senior Executives as to Fairness of the Transaction

Under the applicable U.S. federal securities laws and rules governing “going private” transactions, each of the Senior Executives may be deemed affiliates to the Company and may be deemed to be engaged in a “going private” transaction and, therefore, required to express their beliefs as to the fairness of the Transaction to the Company’s unaffiliated stockholders, as defined in Rule 13e-3 of the Exchange Act. Accordingly, each Senior Executive is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act. In addition, the views of the Senior Executives as to the fairness of the Transaction are not intended and should not be construed as a recommendation to any stockholder of the Company as to how that stockholder should vote on the Transaction. The Senior Executives have interests in the Transaction that are different from, and/or in addition to, those of the unaffiliated stockholders of the Company by virtue of their continuing interests in the Company after the completion of the Transaction. Please see “Other Matters Related to the Transaction — Potential Conflicts of Interest” beginning on page 56 for additional information. The Senior Executives believe the proposed Transaction is fair to the Company’s unaffiliated stockholders on the basis of the factors described in “Special Factors — Fairness of the Transaction” beginning on page 22 and the additional factors described below.

The Senior Executives did not participate in the deliberations of the Special Committee regarding the fairness of the Transaction to the Company’s unaffiliated stockholders. Furthermore, the Senior Executives did not perform, or engage a financial advisor to perform, any independent valuation or other analysis to assist them in assessing the fairness of the Cash Payment to the Company’s unaffiliated stockholders.

Based on their knowledge and analysis of available information regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Special Committee and the Board discussed in “Special Factors — Reasons for the Transaction” beginning on page 17, the Senior Executives believe the Transaction is substantively and procedurally fair to the Company’s unaffiliated stockholders. In addition, the Senior Executives hereby expressly adopt the analysis and discussion undertaken by the Special Committee described in “Special Factors — Fairness of the Transaction” beginning on page 22.

Summary of Valuation Analysis

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Exhibit A. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’s own experience and judgment.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’s financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’s financial analyses.

Certain Financial Projections

The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending December 31, 2015 through the fiscal year ending December 31, 2019 as set forth on page 30 for the Special Committee and Duff & Phelps in connection with the financial analysis of the Transaction. These financial projections, which were based on Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding net revenue, gross profit, operating expenses, operating profit and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing projects, the competitive environment, expectations regarding future acquisitions or any other transactions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

The major assumptions and estimates as to future events made by our management in preparing the projections were prepared, including the following:

•	there will not be any material change in the general trend of China’s slowing economic growth in the next five years;

•	there will not be any material change in China’s overall financial environment or the interest rate and funding liquidity of China’s real estate financing market;
•	there will not be any material change in the general trend of oversupply in China’s real estate market;
•	there will not be any material change in the property control policies implemented by central and local governments and financial institutions in China;
•	there will not be any material change in the general trend of increasing competition among real estate enterprises in China and Xi’an; and
•	there will be no material change in the current taxation law in China where the Company is carrying on its businesses, the rates of tax payable by the Company will remain unchanged, and all applicable taxation laws and regulations will be complied with by the Company; there will be a sufficient supply of labor and staff in the industries in which the Company operates.

In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the Transaction or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections.

Neither the Company, its independent registered public accounting firm, MNP LLP, nor any other independent accountants have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability. The financial projections included in this Proxy Statement are included solely to give stockholders access to certain information that was made available to the Special Committee and Duff & Phelps, and are not included in this Proxy Statement in order to induce any holder of shares of Company common stock to vote in favor of the proposal to approve the Transaction.

The following table summarizes the financial projections prepared by our management and considered by the Special Committee and Duff & Phelps in connection with their analysis of the Transaction:

	Management Projections Fiscal Year Ending December 31,
	2015E	2016E	2017E	2018E	2019E
	(in USD million except percentage)
Net Revenues	$136.5	$143.4	$123.3	$136.8	$120.6
% Growth	1.4%	5.1%	-14.0%	10.9%	-11.8%
Gross Profit	$13.4	$18.4	$13.5	$9.0	($1.6)
% Margin	9.8%	12.8%	11.0%	6.6%	-1.3%
Operating Expenses	$13.3	$12.3	$11.3	$12.3	$11.5
Income from Operations	$0.2	$6.1	$2.2	($3.2)	($13.1)
% Margin	0.1%	4.2%	1.8%	-2.3%	-10.8%
Net Income	-$2.9	$1.8	-$1.8	-$8.6	-$19.4
% Margin	-2.1%	1.2%	-1.5%	-6.3%	-16.1%

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows to equity of the Company for the fiscal years ending December 31, 2015 through December 31, 2019, with “free cash flow to equity” defined as cash generated by the business that is available to either reinvest or to distribute to stockholders. The discounted cash flow analysis was used to determine the net present value of projected future free cash flows utilizing a discount rate which reflects their relative risk. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the management projections, which are described in this Proxy Statement in the section entitled “Special Factors — Summary of Valuation

Analysis — Certain Financial Projections” beginning on page 29. The costs associated with the Company being a publicly listed company were excluded from the financial projections because such costs would likely be eliminated as a result of the Transaction.

Duff & Phelps estimated the net present value of all cash flows of the Company after fiscal year 2019 (the “terminal value”) using a price to tangible book value multiple of 0.40x – 0.60x. Duff & Phelps used discount rates ranging from 18.0% to 22.0%, reflecting Duff & Phelps’ estimate of the Company’s cost of equity, to discount the projected free cash flows and terminal value. Duff & Phelps estimated the Company’s cost of equity using the capital asset pricing model. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that stockholders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’s discounted cash flow analysis resulted in an estimated equity value for the Company of US$14.0 million to US$19.6 million and a range of implied value of the Company’s shares of US$1.99 to US$2.79 per share.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied equity value of the Company. This collective analysis was based on publicly available information and is described in more detail in the texts that follow.

The companies utilized for comparative purposes in the following analysis were not identical to the Company, and the transactions utilized for comparative purposes in the following analysis were not identical to the Transaction. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Transaction cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis.  Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the real estate development industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The analysis produced valuation multiples of selected financial metrics which Duff & Phelps utilized to estimate the equity value of the Company. The twenty-eight companies included in the selected public company analysis in the real estate development industry were:

US Listed China Real Estate Companies	• China HGS Real Estate Inc.
• Kirin International Holding, Inc.
• Xinyuan Real Estate Co., Ltd.
• Debao Property Development Ltd.
• China Yuanbang Property Holdings Limited
• Weiye Holdings Limited
• Asian Growth Properties Limited
• Pan Hong Holdings Group Limited
HK Listed China Real Estate Companies	• Glorious Property Holdings Limited
• Greenland Hong Kong Holdings Limited
• Lai Fung Holdings Ltd.
• Minmetals Land Limited
• Powerlong Real Estate Holdings Ltd
• Road King Infrastructure Limited
• SRE Group Limited
• Yuzhou Properties Company Limited

• Zhong An Real Estate Limited
• Beijing Capital Land Ltd.
• Beijing North Star Company Limited
• C C Land Holdings Limited
• Central China Real Estate Ltd.
• China SCE Property Holdings Limited
• CIFI Holdings (Group) Co. Ltd.
• Golden Wheel Tiandi Holdings Company Limited
• China Aoyuan Property Group Limited
• China Properties Group Limited
• Easyknit International Holdings Limited
• Coastal Greenland Limited

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, primary customers and market capitalization, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2015 and 2016 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses).

	Revenue Growth			Return On Tangible Equity			EPS Growth			EBITDA Growth			EBITDA Margin
	LTM(1)	2015	2016	LTM	2015	2016	LTM	2015	2016	LTM	2015	2016	3-YR AVG	LTM
Foreign-Listed China Real Estate Companies
Group Median	-15.2%	NA	NA	2.7%	NA	NA	-5.7%	NA	NA	-25.0%	NA	NA	14.7%	13.0%
HK Listed China Real Estate Companies
Group Median	-3.2%	33.2%	22.7%	4.0%	7.9%	10.8%	-1.4%	19.2%	33.9%	9.7%	34.1%	23.7%	19.0%	16.7%
Aggregate
Mean	-7.0%	41.0%	32.4%	1.9%	10.3%	11.9%	8.5%	-16.5%	30.3%	4.4%	82.3%	33.9%	16.8%	1.3%
Median	-8.8%	33.2%	22.7%	3.5%	7.9%	10.8%	-1.4%	19.2%	33.9%	1.3%	34.1%	23.7%	19.0%	15.5%
China Housing & Land Development, Inc.	-8.0%	1.4%	5.1%	-14.0%	-3.5%	2.2%	NM	NM	NM	NM	NM	163.6%	8.1%	-7.3%

(1)	LTM = Latest Twelve Months

	Stock Price As A Multiple Of				Enterprise Value As Multiple Of
	LTM EPS	2015 EPS	2016 EPS	Tangible Book Value	LTM EBITDA	2015 EBITDA	2016 EBITDA	LTM Revenue	2015 Revenue	2016 Revenue
US Listed China Real Estate Companies
Group Median	4.0x	NA	NA	0.25x	10.4x	NA	NA	2.70x	NA	NA
HK Listed China Real Estate Companies
Group Median	6.3x	4.1x	3.8x	0.36x	7.4x	8.9x	7.0x	2.73x	1.80x	1.42x
Aggregate
Mean	6.7x	7.7x	6.4x	0.37x	23.1x	12.7x	8.9x	9.39x	2.05x	1.55x
Median	5.4x	4.1x	3.8x	0.30x	9.6x	8.9x	7.0x	2.73x	1.80x	1.42x

Selected M&A Transactions Analysis.  Duff & Phelps compared the Company to the target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Transaction and the availability of public information related to the transaction. The selected Chinese and international real estate development transactions indicated enterprise value to LTM EBITDA multiples ranging from 2.9x to 61.5x with a median of 13.8x, and enterprise value to LTM revenue multiples ranging from 0.08x to 23.00x with a median of 2.80x. The selected Chinese and international real estate development transactions indicated price to LTM EPS multiples ranging from 0.3x to 40.7x with a median of 11.2x, and price to book value multiples ranging from 0.10x to 23.56x with a median of 1.08x.

The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including direct industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

China Real Estate Development Transactions

Date Announced	Acquirer Name	Target Name
7/24/2015	Sunac China Holdings Limited	Chengdu Guojia Cheer Gain Property Company Limited
7/2/2015	North Hankou Group Co., Ltd.	Wuhan Big World Investment Development Company Limited
6/2/2015	Shengyu (BVI) Limited	Chongqing Zhongyu Property Development Co. Ltd.
5/26/2015	Frontier Power Investments Limited	Ground Real Estate Group Company Limited
5/20/2015	Shenzhen Tianfuchang Investment Development Co., Ltd.	Puning Hengda Real Estate Development Co., Ltd.
5/4/2015	Beijing Sunac Construction Investment Real Estate Co., Ltd.	Shanghai Greentown Forest Golf Villa Development Co., Ltd.
1/28/2015	Chongqing Xintuo Investment Co., Ltd.	Chongqing Tengxiang Industrial Limited
1/25/2015	Chongqing Xintuo Investment Co., Ltd.	Chongqing Lianlong Real Estate Development Co., Ltd.
1/25/2015	Chongqing Xintuo Investment Co., Ltd.	Chongqing Longxin Ruizhi Investment Development Co., Ltd.
12/25/2014	Minhou Yiheng Horticulture Co., Ltd.	Fuzhou Development Zone Huakang Industrial Co., Ltd.
12/10/2014	C&D Real Estate Corporation Limited	South West Eco Development Limited
11/5/2014	Nanjing Fengli Equity Investment Enterprise; Jiangsu Province Fullshare Property Development Limited	Nanjing Fullshare Dazu Technology Co., Ltd.
8/26/2014	Individual	Jingdian Construction Company Limited
8/15/2014	Juda International Holdings Limited (nka: Beijing Capital Juda Limited)	Xi’an Capital Xin Kai Real Estate Ltd.
8/7/2014	Individual	Chung Po Investment and Development Company Limited
6/16/2014	Management Buyout	Wang On Group Limited
4/23/2014	Guizhou Kaichuang Trading Company Limited; Guizhou Baichuan Industrial Company Limited	Guizhou Yu Jun Real Estate Guizhou Development Company Limited
11/26/2013	Individual	New Heritage Holdings Ltd. (nka: LVGEM (China) Real Estate Investment Company Limited)
6/9/2013	Landsea Group Co. Ltd	Shenzhen High-Tech Holdings Limited (nka: Landsea Green Properties Co., Ltd.)
3/20/2013	Dalian Wanda Commercial Properties Co., Ltd.	Hengli Commercial Properties (Group) Limited (nka: Wanda Hotel Development Company Limited)
1/14/2013	Citychamp Dartong Co., Ltd.	Minxin (Suzhou) Property Development Co., Ltd.

Date Announced	Acquirer Name	Target Name
9/28/2012	Shum Yip Land Company Limited	Suzhou New Development Investment Co., Ltd.
9/21/2012	Shenzhen Jinma Asset Management Company Limited	Shenyang Public Utility Holdings Company Limited
9/11/2012	Famous Commercial Ltd.	Frasers Property (China) Ltd. (nka: Gemdale Properties and Investment Corporation Limited)
6/8/2012	Waytung Global Group Limited (nka: Great China Properties Holdings Limited)	Great China (Huizhou)

International Real Estate Development Transactions

Date Announced	Acquirer Name	Target Name
6/5/2015	Premiere Horizon Alliance Corporation	Goshen Land Capital Inc.
2/20/2015	Goldman Sachs Credit Partners (Japan), Ltd.; Tsuboi Corporation	Tec Estate, K.K.
1/10/2015	Pattarapob Ittisanyakorn	KC Property Public Company Limited
12/24/2014	intu properties plc	Puerto Venecia Investments Socimi SA
12/18/2014	Sunac China Holdings Limited	Elegant Trend Limited
12/16/2014	EMC Public Company Limited	Imperial Land Company Limited
11/3/2014	Everland Public Company Limited	Unicon Service Company Limited
10/22/2014	Max Metal Corporation Public Company Limited	Siamese Asset Co., Ltd.
10/15/2014	OSK Holdings Berhad	OSK Property Holdings Berhad
10/10/2014	Nawaloka Construction Company (Pvt) Ltd; Ceyoka (Pvt) Ltd.	Millennium Housing Developers Plc
10/3/2014	Natural Park Public Company Limited (nka:U City Public Company Limited)	BTS Assets Co., Ltd. and Kamkoong Property Co., Ltd
10/1/2014	Halex Realty Sdn. Bhd.	Kensington Development Sdn. Bhd.
9/26/2014	AQ Estate Public Company Limited	Villa Nakarin Company Limited
7/18/2014	Goldis Berhad	IGB Corp. Bhd
6/16/2014	Property Perfect Public Company Limited	Thai Property Public Company Limited
5/6/2014	Felda Investment Corporation Sdn Bhd	EnCorp. Bhd
4/30/2014	Management Buyout	D. Rothstein Company
12/10/2013	Top Global Limited	PT Suryamas Dutamakmur Tbk
10/31/2013	Ripro Sdn. Bhd.; Famivest Sdn Bhd	Oriental Interest Bhd
9/17/2013	Eco World Development Holdings Sdn Bhd	Focal Aims Holdings Berhad (nka:Eco World Development Group Berhad)
7/29/2013	Gunung Bayu Sendirian Berhad; Tony Chan Holdings Sendirian Berhard	Asas Dunia Berhad
5/31/2013	SM Land, Inc.	Highlands Prime Inc.
4/17/2013	Satit Viddayakorn	Metrostar Property Public Company Limited (nka:Principal Capital Public Company Limited)
4/10/2013	Peet Limited	CIC Australia Limited
4/8/2013	WWK Allgemeine Versicherung AG; WGV-Versicherung AG; Patrizia Immobilien AG	GBW AG
2/14/2013	Kumpulan Darul Ehsan Berhad	Kumpulan Hartanah Selangor Berhad

Date Announced	Acquirer Name	Target Name
1/20/2013	Aldar Properties PJSC	Sorouh Real Estate Company — Public Joint Stock Company
12/25/2012	Hajime Construction Co., Ltd. (nka:Iida Group Holdings Co., Ltd.)	ID Home Co., Ltd.
8/30/2012	Ambang Sehati Sdn. Bhd.	Bandar Raya Developments Berhad
5/15/2012	Januarius Resources Realty Corporation; Kwantlen Development Corporation; Iholdings, Inc.	IP-Converge Data Center, Inc. (nka:8990 Holdings, Inc.)
1/30/2012	Oslo Bolig Og Sparelag	Fornebu Utvikling AS

Summary of Selected Public Companies/M&A Transactions Analyses

In order to estimate a range of equity value for the Company, Duff & Phelps applied valuation multiples to the Company’s tangible book value per share by the fiscal quarter ending June 30, 2015. Duff & Phelps’s selected price to tangible book value multiple ranged from 0.20x to 0.40x. Valuation multiple was selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the selected M&A transactions analysis for the reasons described above. As a result of these selected valuation multiples described above, the selected public companies analysis indicated an estimated equity value for the Company of US$16.2 million to US$32.4 million and a range of implied value of the Company’s shares of US$2.31 to US$4.62 per share.

Premiums Paid Analysis

Duff & Phelps analyzed the premiums paid by acquirers over the public market trading prices in going-private merger and acquisition transactions and in change of control transactions in the real estate development industry. The transactions analyzed by Duff & Phelps included transactions announced since January 2012. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the transactions in going private transactions were 23.4%, 26.8% and 28.0%, respectively. The medians of the premiums paid over the stock prices one-day, one-week, and one-month prior to the announcement of the change of control transactions in the real estate development industry were -3.8%, 1.0% and -0.2%, respectively.

Summary of Analyses

The range of estimated equity value for the Company that Duff & Phelps derived from its discounted cash flow analysis was US$14.0 million to US$19.6 million, and the range of estimated equity value that Duff & Phelps derived from its selected public companies/M&A transactions analyses was US$16.2 million to US$32.4 million. Duff & Phelps concluded that the Company’s equity value was within a range of US$15.1 million to US$26.0 million based on the analyses described above.

Based on the foregoing analysis, Duff & Phelps estimated the value of each share to range from US$2.15 to US$3.70. Duff & Phelps noted that the Cash Payment to be received by the unaffiliated stockholders of Common Stock in the Transaction was within the range of the per share value indicated by its analyses.

Summary of Fairness Opinion

Pursuant to an engagement letter dated as of August 31, 2015, the Special Committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with a potential reverse stock split. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, underwritings and private placements of securities, and other investment banking services.

At the meeting of the Special Committee on September 29, 2015, Duff & Phelps rendered its oral opinion (which was confirmed in writing later that same day) to the Special Committee that, as of such date and based upon and subject to the factors, assumptions, and limitations set forth in its opinion, the Cash Payment to be received by the unaffiliated stockholders of Common Stock in the Transaction is fair from a financial point of view to such holders who will be receiving a cash payment in the Transaction (without giving effect to any impact of the Transaction on any particular holder of Common Stock other than in its capacity as a holder of Common Stock). No limitations were imposed by the Special Committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion. Given the nature and scope of its engagement and consistent with past practice in similar going private transactions, however, Duff & Phelps applied standard limitations, as fully described below in this section and in Exhibit A to this Proxy Statement, on the level of the review it undertook in connection with the Transaction.

The full text of the written opinion of Duff & Phelps dated September 29, 2015 (the “Opinion”), which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such Opinion. The stockholders of the Company are urged to read the Opinion in its entirety. The Opinion was addressed to the Special Committee (in its capacity as such), was directed only to the Cash Payment to be paid in the Transaction and did not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Transaction or any other matter.

In connection with the Opinion, Duff & Phelps had made such reviews, analyses and inquiries as it had deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

•	Reviewed the Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2014 and 2013;
•	Reviewed the Company’s unaudited financial statements for the six months ended June 30, 2015 and the six months ended June 30, 2014;
•	Reviewed the a detailed financial projections model, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the “Management Projections”);
•	Reviewed the a detailed financial projections model, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the “Management Projections”);
•	Reviewed the Projects and Market Analysis Report prepared for the Company by China Real Estate Information Corporation, provided to Duff & Phelps by management of the Company;
•	Reviewed other documents relating to the past and current business operations, financial and market conditions of the Company, provided to Duff & Phelps by management of the Company;
•	Reviewed a letter dated September 26, 2015 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”);
•	Discussed the information referred to in bullets above and the business, operations, financial condition and prospects of the Company as well as the background and other elements of the Transaction with the management of the Company;
•	Reviewed the historical trading price and trading volume of the Common Stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of information on premiums paid in selected transactions that Duff & Phelps deemed relevant; and
•	Conducted such other analyses and inquiries and considered such other information and factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering the Opinion with respect to the Transaction, Duff & Phelps, with the Company’s and Special Committee’s consent and without independent verification:

•	Relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company management;
•	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction have been duly, validly and timely taken;
•	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same; Duff & Phelps has relied upon such matters in performing its analysis and expresses no opinion to such estimates, evaluations, forecasts and projections or the assumptions on which they are based;
•	Assumed that information supplied and representations made by the Company management are accurate in all material respects regarding the Company and the Transaction;
•	Assumed that the representations and warranties made in the Management Representation Letter are true and correct;
•	Assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;
•	Assumed that all of the conditions required to implement the Transaction will be satisfied and that the Transaction will be completed in a timely manner and in accordance with the terms and conditions thereof, without any material amendments or waivers thereto, and in a manner that complies in all material respects with all applicable laws; and
•	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps had made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction and as to which Duff & Phelps did not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions.

Duff & Phelps had prepared the Opinion effective as of the date of the Opinion. The Opinion was necessarily based upon the information made available to Duff & Phelps as of the date of the Opinion and market, economic, financial and other conditions as they exist and can be evaluated as of the date of the Opinion, and Duff & Phelps disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date of the Opinion. Duff & Phelps had not undertaken to reaffirm or revise the Opinion or otherwise comment upon any event occurring after the date of the Opinion and does not have any obligation to update, revise or reaffirm the Opinion.

Duff & Phelps did not (i) evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter; (ii) estimate, or express any opinion regarding, the liquidation value of any entity or business; (iii) negotiate the terms of the Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be obtained in the Transaction; (iv) advise the Special Committee or any other party with respect to alternatives to the Transaction; or (v) undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps was not expressing any opinion as to the market price or value of the Company’s Common Stock (or anything else) after the consummation of the Transaction (or any other time). The Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps had not made, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering the Opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Cash Payment, or with respect to the fairness of any such compensation.

The Opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the Transaction and was not intended to, and did not, confer any rights or remedies upon any other person, and was not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps has consented to the inclusion and disclosure of its presentation materials in this Proxy Statement. The materials prepared by Duff & Phelps, and the disclosure of such materials, are not a recommendation as to how the Special Committee or any stockholders should vote or act with respect to any matters relating to the Transaction. The Opinion (i) did not address the merits of the underlying business decision to enter into the Transaction versus any alternative strategy or transaction; (ii) did not address any transaction related to the Transaction; (iii) was not a recommendation as to how the Special Committee, the Board of Directors, the Company, any other person including security holders of the Company should vote or act with respect to any matters relating to the Transaction, or whether to proceed with the Transaction or any related transaction, and (iv) did not indicate that the Cash Payment was the best possibly attainable under any circumstances; instead, it merely stated whether the Cash Payment was within a range suggested by certain financial analyses. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion was based.

As compensation for Duff & Phelps’s services in connection with the rendering of its Opinion to the special committee, the Company agreed to pay Duff & Phelps a nonrefundable retainer of $150,000. An additional $230,000 becomes payable upon Duff & Phelps informing the Special Committee that it is prepared to render the Opinion.

No portion of Duff & Phelps’s fee is refundable or contingent upon the consummation of a transaction, including the Transaction, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed $50,000 without the Company’s prior written consent.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company’s board of directors are aware of these fee arrangements. Other than the Duff & Phelps engagement to render its opinion to the Special Committee, during the two years preceding the date of the opinion, Duff & Phelps and its affiliates have not had any material relationship with any party to the Transaction agreement for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Structure of the Transaction

The Transaction consists of a Reverse Stock Split, together with the related Cash Payment to the stockholders in lieu of the issuance of fractional shares of our Common Stock. The Reverse Stock Split is expected to occur no later than January 15, 2016, pending approval by the stockholders of the proposal set forth in this Proxy Statement. On the effective date of the Reverse Stock Split each stockholder of record will receive one share of our Common Stock for every 50,000 pre-Reverse Stock Split shares held in his or her account as of such date. Any stockholder of record who holds fewer than 50,000 pre-Reverse Stock Split shares in his or her account at the time of the Reverse Stock Split will receive a Cash Payment Price of US$3.00 per pre-Reverse Stock Split share and will no longer be a stockholder of the Company after the Transaction. Any stockholder who after the Reverse Stock Split will continue as stockholders, but own a fractional share, will receive a Cash Payment on the pre-Reverse Stock Split equivalent to their fractional share.

We intend for the Transaction to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are held of record in their own names, and nominees will be instructed to effect the Transaction for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

In general, the Transaction can be illustrated by the following examples:

Example 1.  A stockholder holds 49,999 shares of our Common Stock in his account before the effective date of the Reverse Stock Split. Instead of receiving a fractional share of our Common Stock immediately after the Reverse Stock Split, the stockholder’s shares will be converted into the right to receive cash. The stockholder would receive US$149,997 (US$3.00 x 49,999 shares). Note: If the stockholder wants to continue his investment in the Company, before the effective date of the Reverse Stock Split, the stockholder can buy at least one more share. The stockholder would have to act far enough in advance of the Reverse Stock Split so that the purchase is completed and the additional share or shares are credited in his account by the effective date.

Example 2.  A stockholder holds 50,000 shares of our Common Stock as of the effective date of the Reverse Stock Split. After the Reverse Stock Split, the stockholder will hold one share of Common Stock.

Example 3.  A stockholder holds 60,000 shares of our Common Stock as of the effective date of the Reverse Stock Split. After the Reverse Stock Split, the stockholder will hold one share of Common Stock. In addition, instead of receiving 0.2 share of Common Stock, the stockholder would receive US$30,000 (US$3.00 X 10,000 shares).

Example 4.  A stockholder has two separate accounts. As of the effective date of the Reverse Stock Split, the stockholder holds 25,000 shares of our Common Stock in one account and 25,000 shares of Common Stock in the other. If we can determine that the two separate accounts belong to the same person (based upon the name of the account or the social security number or address associated with the account), then we will treat the two accounts as a single account. Accordingly, the stockholder will be treated as having 50,000 pre-Reverse Stock Split shares. In the Reverse Stock Split, the stockholder’s stock will be converted into one share of our Common Stock.

If, however, we are unable to determine that the two separate accounts belong to the same person, then the stockholder will receive cash payments equal to the Cash Payment of the Common Stock in each account instead of receiving fractional shares. In this case, the stockholder would receive two checks totaling US$150,000 (US$3.00 x 25,000 shares; US$3.00 x 25,000 shares). Note: If the stockholder wants to be certain to continue as a stockholder in the Company, the stockholder can consolidate or transfer the two accounts before the effective date of the Reverse Stock Split into an account with at least 50,000 pre-Reverse Stock Split shares. Alternatively, the stockholder can buy at least 25,000 more shares for the first account and 25,000 more shares for the second account, and hold them in such stockholder’s respective accounts. The stockholder would have to act far enough in advance of the Reverse Stock Split so that the consolidation or the purchase is completed by the effective date.

Example 5.  A stockholder holds 49,999 shares of our Common Stock in street name in a brokerage account as of the effective date of the Reverse Stock Split. We intend for the Transaction to treat stockholders holding shares of our Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Transaction for their beneficial holders. If this occurs, the stockholder will receive, through the stockholder’s broker, a check for US$149,997 (US$3.00 x 49,999 shares). However, nominees may have a different procedure and stockholders holding shares of our Common Stock in street name should contact their nominees.

Exchange of Certificates for Cash Payment

Securities Transfer Corporation has been appointed as the Exchange Agent to carry out the exchange of certificates for the Cash Payment of US$3.00 per pre-Reverse Stock Split share.

As soon as practicable after the effective date, holders of fewer than 50,000 shares will be notified and sent a letter of transmittal and instructed how to transmit their certificates representing Common Stock to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying share certificate(s) to the Exchange Agent, each stockholder entitled to receive payment will receive payment from the Exchange Agent as outlined in the letter of transmittal. Stockholders should allow for approximately five to seven business days after mailing for the Exchange Agent to receive the letter of transmittal and accompanying stock certificate and approximately 10 business days following receipt of properly completed materials by the Exchange Agent for payment to be made. In the event we are unable to locate a stockholder, or if a stockholder fails to properly complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such stockholder pursuant to the Transaction will be held in escrow until a proper claim is made, subject to applicable abandoned property laws. Holders of fewer than 50,000 Common Stock on the effective date of the Reverse Stock Split will receive in exchange a Cash Payment in the amount of US$3.00 per pre-Reverse Stock Split share. Holders of at least 50,000 shares of Common Stock will continue to hold Common Stock, with a Cash Payment for any fractional share as a result of the Reverse Stock Split.

No service charges will be payable by stockholders in connection with the exchange of certificates for cash. All such expenses will be borne by us except for expenses, if any, imposed by your nominee. In the event that any certificate representing Common Stock is not presented, the applicable Cash Payment will be administered in accordance with the relevant state abandoned property laws. Until the Cash Payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder of the eligible certificate or his, her or its designee, without interest, at such time as the Common Stock has been properly presented for exchange.

Reservation

Although the Special Committee has approved the Transaction and subsequent termination of registration of our Common Stock under the Exchange Act and suspension of our duty to file periodic reports and other information with the SEC thereunder, the Special Committee reserves the right to abandon, postpone or modify the Transaction and such termination and suspension at any time before they are consummated for any reason. If the terms of the Transaction are materially modified, the Company will re-solicit stockholders and provide revised information by press release, by filling revised proxy materials with the SEC and engage in other effective means to inform our stockholders of such changes. A number of factors or circumstances could cause our Board to abandon, postpone or modify the Transaction and such deregistration and suspension, including, without limitation, the following:

•	If, immediately prior to the Transaction, the Special Committee does not believe that the Transaction will sufficiently reduce the number of record holders of our Common Stock to a level that reasonably assures us that the Company would not be required under the Exchange Act to revert to a public reporting company in the foreseeable future after the Transaction is completed, then the Special Committee may elect to abandon, postpone or modify the Transaction.
•	Even if the aggregate cash payments to discontinued stockholders necessary to complete the Transaction is within the budgetary guideline set by the Special Committee, the Special Committee may elect to abandon, postpone or modify the Transaction if the then economic conditions or the financial condition of the Company, or their outlook, become such that, in the judgment of the Special Committee, it is no longer advisable to use the Company’s cash resources to effect the Transaction.
•	If the Special Committee determines that it is in the best interest of the Company and its stockholders for the Company to enter into any other strategic transaction that may arise in the future, such as an asset or stock sale or a business combination transaction, then the Special Committee may elect to abandon, postpone or modify the Transaction.
•	If for any other reason, the Special Committee determines that the Transaction is no longer in the best interest of the Company and its stockholders, then the Special Committee may elect to abandon, postpone or modify the Transaction. If the Special Committee decides to abandon, postpone or modify the Transaction, then the Company will notify the stockholders of such decision in accordance with applicable rules and regulations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Proxy Statement, and the documents to which we refer you in this Proxy Statement, as well as information included in oral statements or other written statements made or to be made by us, includes forward-looking statements within the meaning of the U.S. federal securities laws. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, statements regarding our future financial position, business strategy and plans and objectives of management for future operations. When used in this Proxy Statement, the words “believe,” “may,” “will,” “estimate,” “continue,” “plan,” “anticipate,” “intend,” “expect,” “could,” “predict,” “project,” “prospective” and similar expressions are intended to identify forward-looking statements, although the absence of such words does not necessarily mean that a statement is not forward-looking. These forward-looking statements are found at various places throughout this Proxy Statement and the other documents referred to or incorporated by reference and relate to a variety of matters, including, but not limited to: (i) the Company’s strategic plans and ability to complete and benefit from the Transaction; (ii) the expenses associated with the Transaction and the subsequent deregistration of our Common Stock under the Exchange Act and suspension of our duty to file periodic reports and other information with the SEC thereunder; (iii) the number of stockholders following the Reverse Stock Split; and (iv) the Company’s financial condition, results of operations, capital resources and business prospects following the Transaction. These forward-looking statements are based on a number of assumptions and currently available information, and are subject to a variety of risks and uncertainties. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There is no assurance that the forward-looking statements contained in this Proxy Statement will prove to be accurate. These forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that its objectives will be achieved. The “safe-harbor” provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to going private transactions.

STOCKHOLDER PROPOSALS

Proposal One — Approval of Transaction

The stockholders of the Company are being asked to approve a proposal to effect the Transaction. For a detailed discussion of the terms and conditions of the Transaction, see the section entitled “Special Factors — Material Terms.”

As discussed in the section entitled “Special Factors — Reasons for the Transaction”, the Board and the Special Committee each believes that the Transaction is fair to, and in the best interests of, the Company and the unaffiliated stockholders. The Special Committee unanimously determined it to be advisable for the Company to effect the Transaction. The Board has unanimously approved and declared advisable the Transaction, and the Board unanimously recommends that you vote “FOR” the Transaction.

Approval of the Transaction requires the affirmative vote of at least a majority of the shares of the Company’s Common Stock outstanding and entitled to vote at the Special Meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal.

Upon approval of the Transaction by the stockholders, the Board will set the date to effect the Reverse Stock Split, which is expected to be about January 15, 2016. For a more comprehensive review of the effect of the Reverse Stock Split on the stockholders after the Transaction, see the information under the caption “Special Factors — Effects of the Transaction” beginning on page 19.

No Exchange of Stock Certificates Required

Stockholders are not required to exchange their stock certificates after the Reverse Stock Split becomes effective. However, stockholders who will continue as stockholders after the Reverse Stock Split and wish to receive new certificates representing post-Reverse Stock Split shares of Common Stock may (at their option and at their expense) exchange their stock certificates representing pre-Reverse Stock Split shares of Common Stock for new certificates representing post-Reverse Stock Split shares of Common Stock. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNLESS REQUESTED TO DO SO.

The Board unanimously recommends that the stockholders of the Company vote “FOR” the Transaction.

Proposal Two — Adjournment of the Special Meeting

If there are insufficient votes at the time of the Special Meeting to approve the Transaction, we may propose to adjourn the Special Meeting for the purpose of soliciting additional proxies to approve the Transaction. We currently do not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve the Transaction. If there are insufficient votes at the time of the Special Meeting to approve the Transaction and if approval of the proposal to adjourn the Special Meeting is submitted to our stockholders for approval, if necessary or appropriate, to solicit additional proxies, such approval requires the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting as of the record date, whether or not a quorum is present.

The Board unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Transaction.

GENERAL INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Date, Time and Place

The Special Meeting of the Company’s stockholders will be held on December 30, 2015, at 9 a.m. Beijing Time (local time), or December 29, 2015 and 8 p.m. U.S. Eastern Time. The meeting will be held at 1008 Liuxue Road, Baqiao District, Xi’an, Shaanxi Province 710038, the People’s Republic of China.

Purpose of the Special Meeting

The Special Meeting is being held to approve the Transaction.

Recommendations of the Board and the Special Committee

The Board and the Special Committee each believes that the terms of the Transaction are fair to, and in the best interests of the Company and its stockholders, including unaffiliated stockholders. The Special Committee unanimously determined it to be advisable for the Company to effect the Transaction. The Board has unanimously approved and declared advisable the Transaction, and the Board unanimously recommends that you vote “FOR” the Transaction. See “Special Factors — Background of the Transaction;” “Special Factors — Reasons for the Transaction” and “Special Factors — Fairness of the Transaction.”

If there are insufficient votes at the time of the Special Meeting to approve the Transaction, we may propose to adjourn the Special Meeting for the purpose of soliciting additional proxies to approve the Transaction. The Board unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Transaction.

Voting Rights; Quorum

Stockholders of record at the close of business on November 23, 2015, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting. On the record date, there were approximately 82 holders of record of the Company’s Common Stock (which does not include the number of stockholders holding shares of Common Stock in “street name”) and 7,017,869 shares of the Company’s Common Stock are outstanding. Each share of the Company’s Common Stock entitles the holder to cast one vote at the Special Meeting. There are no other voting securities of the Company.

No matter may be considered at the Special Meeting unless a quorum is present. Stockholders who hold a majority of the shares of the Company’s Common Stock outstanding as of the close of business on the record date for the Special Meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the Special Meeting. Shares of the Company’s Common Stock represented by proxies reflecting abstentions and properly executed broker non-votes (if any) will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker, bank or other nominee does not vote on a particular matter because such broker, bank, or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, banks and other nominees will not have discretionary voting power with respect to the proposal to approve the Transaction. If a quorum is not present, the stockholders who are present or represented by proxy may adjourn the meeting until a quorum is present.

Voting and Revocation of Proxies

If you are a stockholder of record, you may provide voting instructions by proxy by completing, signing, dating and returning the enclosed proxy card. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Transaction and “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Transaction, and in accordance with the recommendation of the Board on any other matters properly brought before the stockholders at the Special Meeting for a vote.

If your shares are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank, or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

You may revoke a proxy:

•	by submitting written notice revoking your proxy card to the Secretary of the Company;
•	by submitting another later dated proxy by mail and properly signed;
•	by calling the Company’s Secretary;
•	by voting in person at the Special Meeting; or
•	if your shares are held in “street name” by a broker, bank or other nominee and you have instructed such broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee in order to change those voting instructions.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of the Company’s Common Stock represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the Transaction and “AGAINST” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, absent instructions from the beneficial owners, banks and brokers who hold shares in street name for beneficial owners have the authority to vote only on routine corporate matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters. Both proposals to be voted at the Special Meeting are considered non-routine.

Therefore, if you fail to issue voting instructions to your broker, bank or other nominee, broker non-votes will have the same effect as a vote “AGAINST” the Transaction and “AGAINST” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. We, therefore, encourage you to provide voting instructions to the brokers, bankers or other nominees that hold your shares of Common Stock by carefully following the instructions provided on your proxy card.

Failure to Vote

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” the Transaction and “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting (unless you are a record holder as of the record date and attend the Special Meeting in person) and will have the same effect as a vote “AGAINST” the Transaction. A failure to vote your shares of Common Stock will have no effect on the outcome of the proposal to adjourn the Special Meeting.

Other Matters at the Special Meeting

As of the date of this Proxy Statement, the Company does not know of any matters that will be presented for consideration at the Special Meeting other than those matters described in this Proxy Statement. If any other matters properly come before the Special Meeting, the proxies solicited hereby will be voted on such matters in accordance with the discretion of the proxy holders named therein.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. The Company does not anticipate that it will adjourn or postpone the Special Meeting unless necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Transaction or it is advised by counsel that such adjournment or postponement is necessary under applicable law. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given, unless the adjournment is for more than 30 days. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned or postponed.

COMPANY INFORMATION

The Company

China Housing & Land Development, Inc., a Nevada corporation, has its principal executive offices at 1008 Liuxue Road, Baqiao District, Xi’an, 710038, People’s Republic of China. The Company’s telephone number is +86 (29) 8258-2639.

Company Securities

On April 22, 2015, the Company filed a Certificate of Change pursuant to Nevada Revised Statutes Section 78.209 with the Secretary of State of Nevada to effect a reverse stock split of the Company’s Common Stock, and the proportional decrease of the Company’s authorized shares of Common Stock at a ratio of one-for-five (1-for-5) from 100 million shares authorized to 20 million shares authorized. The reverse stock split became effective as of April 24, 2015 and was implemented to regain Company’s compliance with NASDAQ continued listing standards.

As of September 25, 2015, there were: (i) 20,000,000 shares of Common Stock authorized, of which 7,017,869 shares Common Stock were issued and outstanding; and (ii) approximately 2,114 record holders, of our Common Stock, which number includes those brokers who hold shares on behalf of beneficial owners.

The Board and a majority of our stockholders adopted the 2007 Stock Incentive Plan (the “2007 Plan”) in 2007. Under the 2007 Plan, the maximum aggregate number of shares of our Common Stock that may be issued pursuant to awards of restricted stock is 200,000 shares. The Board and a majority of our stockholders adopted the 2010 Long Term Incentive Plan (the “2010 Plan” and, together with the 2007 Plan, the “Incentive Plans”) in 2010. The shares of our Common Stock issuable under the 2010 Plan are available either from authorized but unissued shares or from shares reacquired by us on the open market. Subject to the adjustment provision (in the event of any corporate event, including, but not limited to, a change in the shares of the Company or the capitalization of the Company) under the 2010 Plan, the maximum number of shares of our Common Stock available for issuance under the 2010 Plan is 1,306,105, and the maximum number of Common Stock that can be awarded to any one grantee during any calendar year will not exceed 60,000.

As of September 28, 2015, 1,111,919 shares of our Common Stock are available for issuance under our Incentive Plans.

Our Common Stock is currently traded on NASDAQ under the symbol “CHLN.” The high and low sales price per share of Common Stock as reported on the consolidated reporting system are set forth below for the periods indicated. Such prices have been adjusted retroactively to reflect the one-for-five reverse stock split of our Common Stock effected on April 24, 2015.

	High	Low
Year Ending December 31, 2015
First Quarter	US$2.75	US$1.65
Second Quarter	US$3.50	US$1.75
Third Quarter	US$2.23	US$1.18
Fourth Quarter (through November 20, 2015)	US$4.58	US$1.51
Year Ended December 31, 2014:
First Quarter	US$12.25	US$10.20
Second Quarter	US$12.25	US$8.65
Third Quarter	US$8.65	US$7.25
Fourth Quarter	US$7.60	US$2.40
Year Ended December 31, 2013:
First Quarter	US$8.30	US$6.20
Second Quarter	US$12.90	US$7.70
Third Quarter	US$13.90	US$8.15
Fourth Quarter	US$15.35	US$9.20

On September 28, 2015, the last full trading day prior to the public announcement of the Company’s proposal, the reported closing price of the Company’s Common Stock on NASDAQ was US$1.37 per share. Stockholders are urged to obtain a current market quotation for the shares.

There have been no transactions in the Company’s Common Stock during the past 60 days by the Company, any of the Company’s executive officers or directors, or any executive officer or director of any associate or majority-owned subsidiary of the Company.

Holders

As of August 12, 2015, there were approximately 2,114 stockholders of record of our Common Stock, which number includes those brokers who hold shares on behalf of beneficial holders.

Dividends

We have not paid any cash dividends in the past two years and do not intend to pay cash dividends on our capital stock for the foreseeable future. Instead, we intend to retain all earnings, if any, for use in the operation and expansion of our business. The payment of any dividends in the future will be at the sole discretion of our Board.

Equity Repurchases

On September 15, 2011, the Company approved a plan to repurchase up to US$5 million of the Company’s Common Stock. On March 25, 2014, the Company announced that the Board authorized a new share repurchase program under which the Company is able to repurchase up to US$10 million shares of our Common Stock. The repurchase under both programs was made from time to time at prevailing market prices, through open market purchases. The Company has suspended purchasing shares on the open market until the completion, withdrawal or termination of the proposed Transaction.

The number of shares of Common Stock repurchased, the range of prices paid and the average purchase price are set forth below for the periods indicated.

	Number of shares of Common Stock Repurchased	High	Low	Average
Year Ending December 31, 2015
First Quarter	—
Second Quarter	—
Third Quarter	—
Fourth Quarter (through November 20, 2015)	—
Year Ended December 31, 2014:
First Quarter	26,534	US$11.75	US$11.30	US$11.35
Second Quarter	26,320	US$12.45	US$11.30	US$11.55
Third Quarter	—
Fourth Quarter	—
Year Ended December 31, 2013:
First Quarter	—
Second Quarter	—
Third Quarter	—
Fourth Quarter	162,978	US$12.9	US$9.55	US$11.80

The repurchase prices disclosed here were evaluated, but were not a factor in determining the fairness of the Cash Payment of US$3.00 per share of our Common Stock to unaffiliated stockholders.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of shares of our Common Stock, as of August 12, 2015, (a) by each of the Company’s current directors and executive officers, (b) all executive officers and directors as a group, and (c) each person known to the Company to own beneficially more than 5% of the Company’s shares of Common Stock. Except as otherwise noted, the persons identified have sole voting and investment powers with respect to their shares. As of August 12, 2015, there were 7,017,869 shares of Common Stock of the Company issued and outstanding.

Name(1)	Title	Common Stock Pre-Reverse Stock Split(2)	Percentage of Class(3)	Common Stock Post-Reverse Stock Split	Percentage of Class(4)
Mr. Pingji Lu	Chairman & CEO	1,034,502	14.7%	20	24.4%
Ms. Fang Nie	CFO & Director	211,013	3.0%	4	4.9%
Ms. Jing Lu	COO & Director	159,114	2.3%	3	3.7%
Mr. Mingduo Yang	Independent Director	0	0%	0	0%
Mr. Suiyin Gao	Independent Director	2,300	0.03%	0	0%
Mr. Yusheng Lin	Independent Director	2,300	0.03%	0	0%
Mr. Maosheng Luo	Independent Director	0	0%	0	0%
Directors and Executive Officers as a group		1,409,229	20.1%	27	32.9%

(1)	The address of each of the beneficial owners listed above is 1008 Liuxue Road, Baqiao District, Xi’an, Shaanxi Province 710038, PRC.
(2)	The Common Stock information is based on the NOBO search conducted by the Company as of August 12, 2015.
(3)	Applicable percentage ownership is based on 7,017,869 shares of Common Stock outstanding as of August 12, 2015. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(4)	The percentage calculation is based the assumption that 82 shares of our Common Stock will remain outstanding after the Transaction.

Directors and Executive Officers

The business address for all directors and officers is 1008 Liuxue Road, Baqiao District, Xi’an, Shaanxi Province, the People’s Republic of China and the business telephone number of all directors and offices is +86-29-8258-2639. The business address for all directors and officers is 1008 Liuxue Road, Baqiao District, Xi’an, Shaanxi Province, the People’s Republic of China and the business telephone number of all directors and offices is +86-29-8258-2639.

The table sets forth below the names and ages of our current directors and executive officers. Our executive officers are elected annually by the Board, at the Company’s annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board. Each of our directors holds his or her office until the next annual meeting of our stockholders or until his or her successor has been qualified after being elected or appointed.

Name	Age	Position	Date of Initial Appointment
Pingji Lu	65	CEO and Chairman of the Board	September 1999
Fang Nie	50	CFO & Director	December 2014
Jing Lu	36	COO & Director	January 2009
Yusheng Lin	49	Independent Director	October 2011
Mingduo Yang	52	Independent Director	May 2014
Suiyin Gao	61	Independent Director	October 2007
Maosheng Luo	53	Independent Director	April 2014

Below is a brief description of the business experience of each director and executive officer and an indication of directorships held by each director in other companies subject to the reporting requirements under the Exchange Act.

Mr. Pingji Lu, Chairman of the Board and Chief Executive Officer

Mr. Pingji Lu has served as the Chairman of the Board since joining the Company in September 1999. Mr. Pingji Lu has served as the Chairman of the Board since joining the Company in September 1999. In addition, Mr. Lu was the founder of Lanbo Financial Investment Company Group Limited, where he was the Chairman of the Board and Chief Executive Officer from its formation in September 2003 until its merger with Lanbo Financial Group, Inc., after which Mr. Lu served as the Chairman of the Board and Chief Executive Officer of Lanbo Financial Group, Inc. until December 2005. Prior to that Mr. Lu was the Chairman of the Board and Chief Executive Officer of Xi’an Newstar Real Estate Development Co., Ltd. from 1998 and where he previously served as General Manager from 1992 to 2003. From February 1968 to December 1999, Mr. Lu held various positions in the Chinese military, including soldier, Director of Barrack Administration, Supervisor, and Senior Colonel. Mr. Lu is a member of the Enterprise Credit Association of Shaanxi Province. Mr. Lu graduated from Xi’an Army College with a degree in architectural engineering. On January 12, 2009, Mr. Lu resigned as Chief Executive Officer but has remained as Chairman of the Company. Mr. Lu was appointed as CEO on January 1, 2015. We believe Mr. Lu, the founder of the Company, has the most extensive knowledge and experience in the real estate industry within the Company and that such knowledge and experience qualify him for the Chairman position.

Ms. Fang Nie, Chief Financial Officer and Director

Ms. Nie has served as Chief Financial Officer Assistant since January 2009. She previously served as accountant, and then served as the financial manager in Xi’an Tsining Housing Development Co., Ltd., which is one of the subsidiaries of the Company from 1993 through 2008. Ms. Nie was appointed as a director on December 18, 2014 and was appointed as CFO on December 19, 2014. Since joining the Company she has been engaged in financial work, and she has extensive financial experience and management experience, which qualify her for the position of Chief Financial Officer and a director of the Company.

Ms. Jing Lu, Chief Operating Officer & Board Secretary & Director

Ms. Lu has served as Chief Operating Officer since January 2009. She previously served as Vice President of the Company from 2004 through 2008. Ms. Lu continues to serve as Board Secretary, which position she was appointed to in 2004, and is the Company’s primary spokeswoman with investors and security analysts. She received her master’s degree from King’s College in London in September 2004. Ms. Lu is the daughter of Mr. Pingji Lu. Ms. Lu was appointed as a director on December 18, 2014. We believe that Ms. Lu’s management experience qualifies her for the positions of Chief Operating Officer and Board Secretary and a director of the Board.

Mr. Yusheng Lin, Independent Director

Mr. Yusheng Lin has served as an independent Director of our Company since October of 2011. Mr. Lin is currently the Executive Director of Kingworld Medicines Group Ltd. (01110.HK) (“KMG”). He has been the deputy general manager of SZK since June 2006. He is primarily responsible for the capital management and the operations of KMG, a company that he joined in August of 2009. He has more than 10 years of experience in the pharmaceutical industry. From 1999 to 2004, he worked at Xi’an Lijun Pharmaceutical Company Limited (“XLPC”), which is principally engaged in the manufacture and sale of pharmaceutical products in the PRC. XLPC is a wholly owned subsidiary of Lijun International Pharmaceutical (Holding) Company Limited (2005.HK) (“XLPC Parent”), a company listed on the Hong Kong Stock Exchange which, together with its subsidiaries, is engaged in the research, development, manufacture and sale of finished medicines and bulk pharmaceutical products to hospitals and distributors. Mr. Lin held the position of vice president of XLPC Parent from 2004 to 2006. From 2005 to 2006, he also held the position of chairman of XLPC. In 1989, he obtained a bachelor’s degree in philosophy from Yanan University. He received a master’s degree in business administration from Hong Kong Polytechnic University in 2006. We believe Mr. Lin’s wealth of business experience enable him to effectively contribute as a director of the Board.

Mr. Suiyin Gao, Independent Director

Mr. Suiyin Gao has served as an independent Director of our Company since October 2007. He has over 30 years of experience in human resources and management consulting. Mr. Gao is currently the head of the Shaanxi Senior Talent Office, which is affiliated with the Shaanxi Provincial government and is focused on corporation management, consultation and human resources services. Mr. Gao is the founder and chairman of Shaanxi Management Member Club, one of the largest manager clubs in Shaanxi province. Mr. Gao is currently an independent director of six enterprises, and also has acted as a senior consultant to more than twenty enterprises. Previously, beginning in 1973, Mr. Gao worked in government service. In 1998, Mr. Gao received his MBA from Northwest University in China. We believe Mr. Gao’s qualifications to serve on the Board include his extensive knowledge and experience in human resources and management consulting as well as his knowledge of our industry.

Mr. Maosheng Luo, Independent Director

Mr. Maosheng Luo has served as an independent Director of our company since April 2014. He has over 33 years of accounting experience and over 15 years of experience as a CFO of public companies. Mr. Luo served as the CFO and director of Xi’An Kaiyuan Investment Group Co., Ltd. (a Shenzhen Stock Exchange listed company) (“Kaiyuan”) from November 2005 to March 2010, and from November 1994 to December 2002. Prior to re-joining Kaiyuan, Mr. Luo served as the CFO of Yinqiao Diary Group Ltd (a Singapore Stock Exchange listed company). Mr. Luo is a senior accountant and currently the Vice President of the Accounting Society of Xi’An. Mr. Luo’s long and varied business career, including service as a CFO and Director of a publicly-traded company, as well as his financial and accounting experience qualify him to serve on the Board.

Mr. Mingduo Yang, Independent Director

Mr. Mingduo Yang has served as an independent Director of our company since May 2014. Mr. Mingduo Yang has over 26 years of accounting experience and over 10 years of experience in corporate financing and commercial real estate development and operations. Mr. Yang served as the Vice General Manager of Xi’An Real Estate Development (Group) Co., Ltd., the CFO of Chang An Holding (Group) Co., Ltd., and the Vice General Manager of Shaanxi Maison Mode Co., Ltd. From 2005 to 2008; Mr. Yang was the Controller and CFO of Chang An Information Industry (Group) Co., Ltd. (a Shanghai Stock Exchange listed company) from 1998 to 2005; Mr. Yang worked in Shaanxi Provincial Audit Office from 1988 to 1998. Mr. Yang’s long and varied business career, including service as a CFO and Director of a publicly-traded company, as well as his financial, accounting and real estate experience qualify him to serve on the Board.

Family Relationships

Ms. Jing Lu is the daughter of Mr. Pingji Lu.

Involvement in Certain Legal Proceedings

To the best of our knowledge, with respect to any of our directors, executive officers, promoters or control persons, there have been (i) no events under any bankruptcy act at any time, (ii) no convictions in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years, (iii) any judicial or administrative proceeding during the past ten years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, and (iv) no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any such person during the past ten years.

Certain of the Company’s directors have been named as defendants, and the Company has been named as a nominal defendant, in a lawsuit filed in the District Court for Clark County, Nevada, originally captioned Pope Asset Management, LLC v. China Housing & Land Development, Inc., Case. A-14-711495-B (filed on December 23, 2014). The plaintiffs in the case are Pope Asset Management, LLC and Pope Investments II, LLC (collectively, “Plaintiffs”).

The original lawsuit alleged that the Company negligently or intentionally misrepresented to its shareholders information regarding various real estate development transactions and ongoing projects. The lawsuit also asserted claims against the directors of the Company for breach of fiduciary duty and civil conspiracy in connection with purported transactions involving the Company. The original complaint sought economic and special damages, costs, interest, and attorneys’ fees, as well as the appointment of a receiver. None of the individual defendants were served with the original complaint, and none of them have appeared in the action.

On December 30, 2014, Plaintiffs filed a motion for a preliminary injunction and appointment of a receiver. That motion was fully briefed. On January 29, 2015, the Court continued any hearing on Plaintiffs’ motion for a preliminary injunction and appointment of a receiver, and no hearing date on that motion has been set.

On January 20, 2015, the Company moved to dismiss the claims asserted against it. That motion was fully briefed and argument was heard on February 18, 2015. In addition, on January 28, 2015, Plaintiffs filed a motion for leave to serve the individual defendants by publication. That motion was fully briefed and argument on that motion also was heard on February 18, 2015. On March 4, 2015, the Court granted the Company’s motion to dismiss in part. The Court granted Plaintiffs leave to amend its complaint. The Court also denied Plaintiffs’ motion for leave to serve the individual defendants by publication.

On March 20, 2015, Plaintiffs filed an amended derivative complaint purportedly brought on behalf of the Company, the nominal defendant, and which names as defendants two directors of the Company, Pingji Lu and Jing Lu. The amended complaint asserted a claim for breach of fiduciary duty and for civil conspiracy against the individual defendants based on the same core allegations in the original complaint. The amended complaint also asserted a claim for appointment of a receiver for nominal defendant, the Company. The amended complaint sought an order declaring that making a demand on the Company’s Board would have been futile; declaring that the individual defendants breached their fiduciary duties; awarding a judgment against the individual defendants; ordering the disgorgement of all profits, benefits and other compensation obtained by the individual defendants as a result of their alleged fiduciary breaches; and awarding Plaintiffs their costs and fees in connection with the action. The Company moved to dismiss the complaint for failure to comply with the demand requirement under Nevada law. On May 6, 2015, the Court issued a ruling granting the motion to dismiss in full, and granting Plaintiffs leave to amend the complaint.

On June 16, 2015, Plaintiffs filed a Second Amended Derivative Complaint, which again is purportedly brought on behalf of the Company and names as defendants two directors of the Company, Pingji Lu and Jing Lu. This complaint asserts the same claims and seeks the same relief as the prior complaint. The Company filed a motion to dismiss the Second Amended Derivative Complaint on July 9, 2015. After argument, the Court issued an order, entered on September 10, 2015, granting the Company’s motion to dismiss in full, and again granting Plaintiffs leave to amend the complaint.

On September 25, 2015, Plaintiffs filed a Third Amended Derivative Complaint, which again is purportedly brought on behalf of the Company and names as defendants Pingji Lu and Jing Lu. This complaint asserts the same claims and seeks the same relief as the prior two complaints. The Company has filed another motion to dismiss the Third Amended Derivative Complaint.

Citizenship

All directors and officers are citizens of the People’s Republic of China.

Certain Relationships and Related Party Transactions

The Company has borrowed monies from certain employees to fund the Company’s construction projects. All loans from employees have a six month period, and are renewed upon maturity if not paid. These unsecured loans bear interest at 15% (December 31, 2014 — 15%) per annum and are available to all employees.

Included in these loans are loans from the Company’s current executives:

	September 30, 2015	December 31, 2014	December 31, 2013
Chairman and Chief Executive Officer: Pingji Lu	US$1,101,391	US$1,063,649	—
Chief Financial Officer: Fang Nie	US$ 826,043	US$1,998,517	—
Chief Operating Officer: Jing Lu	US$1,434,955	US$1,228,121	US$1,220,741
Total	US$3,362,389	US$4,290,287	US$1,220,741

The spouse of the Company’s Chief Operating Officer owns 37.83% of the common stock of Xi’an Xinxing Days Hotel & Suites (“Days Hotel”). During the three and nine months ended September 30, 2015, the Company incurred $19,446 and $66,181, respectively (September 30, 2014 — $39,284 and $164,816) in fees to Days Hotel. The fees incurred include meal and hotel rooms charges. As of September 30, 2015, the Company had $402 (December 31, 2014 — $15,171) in fees payable to Days Hotel.

The Company also has $54,566,052 of loans payable to Days Hotel as of September 30, 2015 (December 31, 2014 — $42,371,788). For the three and nine months ended September 30, 2015, the Company incurred $2,088,775 and $6,248,554, respectively (September 30, 2014 — $928,872 and $3,010,449) of interest expense to Days Hotel and capitalized the amounts in real estate held for development or sale. As of September 30, 2015, the Company also had $5,082,291 (December 31, 2014 — $1,511,447) interest payable to Days Hotel.

During the third quarter of 2015, the Company has repaid the loan borrowed from Shanghai Xinying Fund, LLC (“XinYing”), of which an executive partner is the spouse of the Company’s Chief Operating Officer. The Company incurred a total of $235,448 and $2,040,448 interest expense and finance consulting fees payable to XinYing during the three and nine months ended September 30, 2015 (September 30, 2014 – $666,069 and $3,675,247) and capitalized the amount in real estate held for development or sales.

During the third quarter of 2015, the Company had deposits of $1,161,086 from the Chairman and $986,983 from the CFO for future sale of Golden Bay Apartments.

Other than the foregoing, there are no transactions since January 1, 2014, the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and in which any related person had or will have a direct or indirect material interest.

We do not have any agreement, arrangement or understanding, whether written or unwritten, with any of our officers or directors pursuant to which we are obligated to pay to any officer any type of compensation, whether present, deferred or contingent, that is based on, or otherwise relates to, the Transaction or the subsequent deregistration of our Common Stock under the Exchange Act or the suspension of our duty to file periodic reports and other information with the SEC thereunder.

Other than as previously disclosed in this Proxy Statement, none of our officers or directors is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

FINANCIAL AND OTHER INFORMATION

The following summary consolidated financial information was derived from, and should be read in conjunction with, the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and from the Company’s unaudited consolidated financial statements and notes thereto included in the Company’s Quarterly Report on Form 10-Q for the three month period ended September 30, 2015, all of which are incorporated herein by reference.

Summary Financial Information

	As of September 30, 2015	As of December 31, 2014	As of December 31, 2013
ASSETS
Cash and cash equivalents	US$ 15,597,223	US$ 33,223,127	US$ 21,320,071
Cash – restricted	90,064,373	90,328,084	117,534,900
Accounts receivable, net of allowance for doubtful accounts	11,019,825	33,041,324	41,158,998
Construction in excess of billing	—	—	2,106,975
Other receivables, prepaid expenses and other assets, net	11,172,596	9,816,076	7,188,153
Real Estate held for development or sale	380,744,833	374,083,969	289,474,812
Property and equipment, net	40,841,015	43,383,002	36,281,168
Advances to suppliers	1,660,001	1,033,359	697,823
Deposits on land use rights	15,104,788	16,136,415	59,155,165
Intangible assets, net	8,515,134	23,561,951	42,453,473
Goodwill	1,876,388	1,922,053	1,969,964
Deferred financing costs	—	438,926	151,585
Total assets	574,492,018	626,529,360	619,493,087
LIABILITIES
Accounts payable	US$ 55,911,226	US$ 75,845,987	US$ 59,400,262
Advances from customers	51,303,106	35,172,506	45,441,402
Accrued expenses	30,254,562	21,842,922	17,439,541
Income tax payable	22,850,472	24,280,260	24,534,095
Other taxes payable	12,052,931	9,318,119	7,139,870
Other payables	15,146,605	11,692,913	12,755,824
Loans from employees	26,259,364	29,819,381	25,759,453
Loans payable	265,310,223	293,660,575	274,917,332
Deferred tax liability	10,107,864	14,395,327	14,782,897
Total liabilities	489,196,353	516,027,990	482,169,897
Common Stock Outstanding	7,018	6,960	7,170
Additional paid in capital	52,587,192	52,511,350	51,347,620
Treasury stock at cost	—	—	(480,058)
Statutory reserves	11,700,198	11,700,198	11,535,242
Retained earnings	3,191,632	24,046,686	48,696,878
Accumulated other comprehensive income	17,809,625	22,236,176	28,107,889
Total stockholders’ equity	85,295,665	110,501,370	137,323,190
Total liabilities and stockholders’ equity	US$574,492,018	US$626,529,360	US$498,377,634

	Three Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
Total revenues	US$19,702,309	US$27,710,354	US$138,728,059	US$190,034,757
Total cost of revenues	15,736,015	21,922,698	131,221,573	146,209,205
Gross margin	3,966,294	5,787,656	7,506,486	43,825,552
Total operating expenses	5,843,843	5,285,337	29,586,897	26,061,798
Loss from disposal of property and equipment	—	—	563,710	1,107,212
(Loss) income before provision for income taxes	((1,877,549)	22,573,991	(20,253,778)	16,656,542
(Recovery of) Provision for income taxes	((478,529)	4402,877	1,196,663	4,901,845
Net (Loss) Income	(1,399,020)	22,171,114	(21,450,441)	11,754,697
Weighted average number of shares outstanding
Basic	77,014,710	66,895,492	6,932,347	7,025,575
Diluted	77,014,710	66,895,492	6,932,347	7,025,575
Earnings (Loss) per share
Basic	US$ (0.20)	US$ (0.31)	US$ (0.62)	US$ 0.33
Diluted	US$ (0.20)	US$ (0.31)	US$ (0.62)	US$ 0.33

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013
Net cash provided by (used in) operating activities	US$ 9,333,664	US$(20,437,987)	US$(29,437,696)	US$(68,773,877)
Net cash (used in) investing activities	(249,410)	(31,071,706)	(9,820,029)	(5,138,821)
Net cash provided by (used in) financing activities	(26,169,250)	37,589,078	52,221,080	87,374,758
Increase (decrease) in cash	(17,084,996)	(13,920,615)	12,963,355	13,462,060
Effects on foreign currency exchange	(540,908)	(385,669)	(1,060,299)	1,736,563
Cash, beginning of year/period	33,223,127	21,320,071	21,320,071	6,121,448
Cash, end of year/period	US$15,597,223	US$ 7,013,787	US$ 33,223,127	US$ 21,320,071

Ratio of Earnings to Fixed Charges:

	September 30, 2015 (unaudited)	December 31, 2014 (unaudited)	December 31, 2013 (unaudited)
Ratio of Earnings to Fixed Charges(1)	-6.5	-2.7	3.2

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expense plus fixed charges. Fixed charges consist of interest expense.

The Ratio of Earnings to Fixed Charges should be read in conjunction with the Financial Statements and Supplementary Data and Management Discussion and Analysis of Financial Condition and Results of Operations filed with the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the relevant periods.

Net Book Value per Share of Common Stock

The Company’s net book value as of September 30, 2015, the most recent balance sheet date for which the Company’s auditors reviewed the Company’s financial statements, was US$85,295,665, or US$12.2 per share. Net book value is defined as total assets less liabilities, intangible assets and minority interest.

OTHER MATTERS RELATED TO THE TRANSACTION

Potential Conflicts of Interest

Our directors, executive officers, 5% stockholders and their affiliates may have interests in the Transaction that are different from other unaffiliated stockholder interest, and may have relationships that present conflicts of interest. As of August 12, 2015, 1,409,229 shares of our Common Stock, or approximately 20.1% of the issued and outstanding shares of Common Stock on such date, were held collectively by our directors and executive officers. Upon the effectiveness of the Transaction, the aggregate number of shares of our Common Stock owned by our directors and executive officers will decrease; however, their beneficial ownership of shares of our Common Stock may increase to approximately 32.9% as a result of the reduction of the number of shares of our Common Stock outstanding. Some of our executive officers and directors hold options to acquire shares of our Common Stock. The Transaction will not affect the exercise period or vesting schedule of these stock options and they will remain outstanding and continue to vest after the Transaction; however, the exercise price and number of shares underlying such options shall be adjusted. See the information under the caption “Company Information — Security Ownership of Certain Beneficial Owners and Management” beginning on page 49. We do not have any agreement, arrangement or understanding, whether written or unwritten, with any of our affiliates pursuant to which we are obligated to pay to any officer any additional cash compensation, whether present, deferred or contingent, that is based on, or otherwise relates to, the Transaction or the subsequent deregistration of our Common Stock under the Exchange Act or the suspension of our duty to file periodic reports and other information with the SEC thereunder. At this time all of our officers will continue as officers of the Company after the Transaction and they will continue to receive their equity compensation, salary and other benefits after the Transaction that they received prior to the Transaction. Such equity compensation will be adjusted to give effect to the Reverse Stock Split.

By deregistering our Common Stock under the Exchange Act and suspending our duty to file periodic reports with the SEC thereunder, subsequent to the consummation of the Transaction we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act of 2002, from making personal loans to our directors or executive officers and they will no longer be subject to Section 16 of the Exchange Act with respect to reporting requirements and short swing profits recapture provisions. In addition, the proxy solicitation rules under Section 14, the stock ownership reporting rules under Section 13(d), and the going-private provisions of Rule 13e-3 under the Exchange Act will no longer apply to the Company.

Stockholder Approval under Nevada Law

Pursuant to Sections 78.2055 and Section 78.390 of the Nevada Revised Statutes (the “NRS”), the Company’s Board approved the Transaction. Section 78.2055 of the NRS requires stockholder approval of the Transaction.

No vote, approval or consent of the Company’s stockholders is required in connection with the termination of the registration of the Company’s Common Stock under Section 12(g) of the Exchange Act and the subsequent suspension of the Company’s reporting obligation under Section 13(a) of the Exchange Act. The Board of the Company knows of no other matters other than that described in this Proxy Statement which have been recently approved or considered by the holders of the Company’s Common Stock.

Dissenters’ Rights

Pursuant to Chapter 92A (Section 300 through 500 inclusive) of the NRS (“Chapter 92A”), any stockholder receiving a Cash Payment of the Company is entitled to dissent to the Transaction, and obtain payment of the fair value of the shares. In the context of the Reverse Stock Split, Chapter 92A provides that stockholders may elect to have the Company purchase pre-Reverse Stock Split shares that would become fractional shares as a result of the Reverse Stock Split for a cash price that is equal to the “fair value” of such shares, as determined in a judicial proceeding in accordance with the provisions of Chapter 92A. The fair value of the shares of any stockholder means the value of such shares immediately before the effectuation of the Reverse Stock Split, excluding any appreciation or depreciation in anticipation of the Reverse Stock Split, unless exclusion of any appreciation or depreciation would be inequitable.

Chapter 92A is set forth in its entirety in Exhibit B to this Proxy Statement. If you wish to exercise your dissenters’ rights or preserve the right to do so, you should carefully review Exhibit B to this Proxy Statement. If you fail to comply with the procedures specified in Chapter 92A in a timely manner, you may lose your dissenters’ rights. Because of the complexity of those procedures, you should seek the advice of counsel if you are considering exercising your dissenters’ rights.

Chapter 92A sets forth that, if a stockholder wishes to assert dissenter’s rights with respect to its Company Common Stock, the stockholder (a) must deliver to the Company, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her, and (b) must not vote, or cause or permit to be voted, any of his or her Common Stock in favor of the proposed action.

Stockholders who have not validly tendered their shares of Common Stock will be entitled to exercise dissenters’ rights. Stockholders who perfect their dissenters’ rights by complying with the procedures set forth in Chapter 92A will have the fair value of their shares determined by the Nevada state court and will be entitled to receive a cash payment equal to such fair value. Any such judicial determination of the fair value of shares could be based upon any valuation method or combination of methods the court deems appropriate. The value so determined could be more or less than the US$3.00 per share to be paid in connection with the Reverse Stock Split. In addition, stockholders who invoke dissenters’ rights may be entitled to receive payment of a fair rate of interest from the effective time of the transaction on the amount determined to be the fair value of their shares.

Within 10 days after the effectuation of the Reverse Stock Split, the Company will send a written notice (a “Dissenters’ Rights Notice”) to all the record stockholders of the Company entitled to dissenters’ rights. The Dissenters’ Rights Notice will be accompanied by (i) a form for demanding payment from the Company that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not they acquired beneficial ownership of the shares before that date; (ii) a copy of the provisions of Chapter 92A; and (iii) a brief description of the procedures that a stockholder must follow to exercise dissenter’s rights.

In order to maintain eligibility to exercise dissenters’ rights under Chapter 92A, you must take the following actions within 30 days of the date that the Dissenters’ Rights Notice was delivered: (i) deliver a written demand for payment on the form provided in the Dissenters’ Rights Notice; (ii) certify whether you acquired beneficial ownership of the shares before the date set forth in the Dissenters’ Rights Notice; and (iii) deliver the certificates representing the dissenting shares to the Company.

Within 30 days after receipt of a demand for payment, the Company must pay each dissenter who complied with the provisions of Chapter 92A the amount the Company estimates to be the fair value of such shares, plus interest from the effective date of the Reverse Stock Split. The rate of interest shall be the average rate currently paid by the Company on its principal bank loans. The payment will be accompanied by the following: (i) financial statements for the Company for the year ended December 31, 2014 and the most recent interim financial statements; (ii) a statement of the Company’s estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s rights to demand payment for the difference between the Company’s estimate of the fair value of the shares and the stockholder’s estimate of the fair value of the shares; and (v) a copy of Chapter 92A. If the Company does not deliver payment within 30 days of receipt of the demand for payment, the dissenting stockholder may enforce the dissenter’s rights by commencing an action in Clark County, Nevada or if the dissenting stockholder resides or has its registered office in Nevada, in the county where the dissenter resides or has its registered office.

If a dissenting stockholder disagrees with the amount of the Company’s payment, then the dissenting stockholder may, within 30 days of such payment, (i) notify the Company in writing of the dissenting stockholder’s own estimate of the fair value of the dissenting shares and the amount of interest due, and demand payment of such estimate, less any payments made by the Company, or (ii) reject the offer by the Company if the dissenting stockholder believes that the amount offered by the Company is less than the fair value of the dissenting shares or that the interest due is incorrectly calculated. If a dissenting stockholder submits a written demand as set forth above and the Company accepts the offer to purchase the shares at the offer price, then the stockholder will be sent a check for the full purchase price of the shares within 30 days of acceptance.

If a demand for payment remains unsettled, the Company must commence a proceeding in the Clark County, Nevada district court within 60 days after receiving the demand. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. If a proceeding is commenced to determine the fair value of the Common Stock, the costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against the Company, unless the court finds the dissenters acted arbitrarily, vicariously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable against the Company if the court finds that (i) the Company did not comply with Chapter 92A or (ii) against either the Company or a dissenting stockholder, if the court finds that such party acted arbitrarily, vicariously or not in good faith with respect to the rights provided by Chapter 92A.

A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause the record holder to follow the requisite steps properly and in a timely manner to perfect dissenters’ rights of appraisal.

If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the written demand for dissenters’ rights of appraisal must be executed by or for the record owner. If shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the record owner and expressly discloses, when the demand is made, that the agent is acting as agent for the record owner. If a stockholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder of such shares.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenters’ rights of appraisal with respect to the shares held for all or less than all of the beneficial owners of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

The foregoing summary of the rights of dissenting stockholders under Chapter 92A does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters’ rights of appraisal rights available under Chapter 92A. The preservation and exercise of dissenters’ rights of appraisal require strict adherence to the applicable provisions of Chapter 92A, and the foregoing summary is qualified in its entirety by reference to Exhibit B to this Proxy Statement.

The Company has not made any provision to obtain counsel or appraisal services for unaffiliated stockholders.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Transaction to the Company stockholders. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described herein, possibly on a retroactive basis. This summary only addresses stockholders who hold their Common Stock as a capital asset. This section does not apply to a stockholder that is a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, holders that received their Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, persons liable for alternative minimum tax, holders who hold their Common Stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction, or holders whose functional currency is not the U.S. dollar. This summary does not address tax considerations arising under any U.S. federal estate or gift tax laws or under any state, local or foreign laws. This summary is not binding on the Internal Revenue Service (the “IRS”).

A “U.S. Holder” is a beneficial owner of Common Stock that, for U.S. federal income tax purposes, is: (1) a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) a valid election is in effect under applicable Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner of Common Stock other than a U.S. Holder or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner with respect to the Transaction generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of the Transaction.

THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. NO RULING FROM THE IRS OR OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTION TO SUCH HOLDER.

Tax Consequences of the Transaction to U.S. Holders Not Receiving Cash in the Transaction

The Transaction is expected to be treated as a form of reorganization defined in Section 368(a)(1)(E) of the Code as a recapitalization. A U.S. Holder that does not receive any cash in the Transaction generally should not recognize any gain or loss with respect to the Transaction for U.S. federal income tax purposes, and generally should have the same adjusted tax basis and holding period in such holder’s new Common Stock as such holder had immediately prior to the Transaction.

Stockholders Receiving Only Cash in Exchange for Common Stock in the Transaction

A U.S. Holder’s receipt of cash in exchange for Common Stock in the Transaction where the U.S. Holder received only cash generally will be a taxable transaction to such holder for U.S. federal income tax purposes. Under the stock redemption rules of Section 302 of the Code (referred to herein as the “Section 302 tests”), a U.S. Holder’s exchange of Common Stock for cash in the Transaction generally should be treated as a “sale or exchange” of such stock if the exchange (1) results in a “complete termination” of such holder’s interest in the Company, (2) is “substantially disproportionate” with respect to such holder or (3) is “not essentially equivalent to a dividend” with respect to the such holder. Each of the Section 302 tests is described in more detail below. In determining whether any of the Section 302 tests is satisfied, a U.S. Holder must take into account both Common Stock actually owned by such holder and any Common Stock considered as owned by such holder by reason of certain constructive ownership rules in the Code. Under these rules, a U.S. Holder generally will be considered to own Common Stock which such holder has the right to acquire pursuant to the exercise of an option or warrant or by conversion or exchange of a security. A U.S. Holder generally will also be considered to own Common Stock that is owned (and, in some cases, constructively owned) by some members of such holder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which such holder, a member of such holder’s family or a related entity has an interest.

If any of the Section 302 tests is satisfied with respect to a U.S. Holder, and an exchange of Common Stock for cash is therefore treated as a sale or exchange for U.S. federal income tax purposes, such holder generally should recognize gain or loss equal to the difference between the amount of cash received by such holder and such holder’s adjusted tax basis in the Common Stock exchanged in the Transaction. Gain or loss must be calculated separately with respect to each share of Common Stock exchanged in the Transaction. Any gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the relevant shares of Common Stock have been held for more than one year on the date of the Transaction. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to tax at a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Conversely, if none of the Section 302 tests is satisfied with respect to a U.S. Holder, such holder generally should be treated as having received a distribution treated as a dividend in an amount equal to the cash received by such holder in the Transaction. To the extent that the amount of a distribution received by a U.S. Holder with respect to the Transaction exceeds such holder’s share of current and accumulated earnings and profits, the excess generally should be treated as a tax-free return of capital to the extent of such holder’s adjusted tax basis in the Common Stock exchanged in the Transaction and any remainder generally should be treated as capital gain from the sale or exchange of the Common Stock. Dividends received by individuals will generally be taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied.

Section 302 Tests A U.S. Holder’s exchange of Common Stock for cash in the Transaction must satisfy one of the following tests to be treated as a sale or exchange for U.S. federal income tax purposes:

Complete Termination.  A U.S. Holder’s exchange of Common Stock for cash in the Transaction generally will result in a “complete termination” of such holder’s interest in us if, in connection with the Transaction, either (i) all of the Common Stock actually and constructively owned by such holder is exchanged for cash, or (ii) all of the shares of Common Stock actually owned by such holder is exchanged for cash, and, with respect to constructively owned shares of Common Stock, such holder is eligible to waive (and effectively waives) constructive ownership of all such Common Stock under procedures described in Section 302(c) of the Code.

Substantially Disproportionate Redemption.  A U.S. Holder’s exchange of Common Stock for cash in the Transaction generally will be “substantially disproportionate” with respect to such holder if, among other things, immediately after the exchange (i.e., treating all Common Stock exchanged for cash in the Transaction as no longer outstanding), (i) such holder’s percentage ownership of voting stock is less than 80% of such holder’s percentage ownership of voting stock immediately before the exchange (i.e., treating all Common Stock exchanged for cash in the Transaction as outstanding), and (ii) such holder owns less than 50% of the total combined voting power of all classes of stock entitled to vote. For purposes of these percentage ownership tests, a holder will be considered as owning Common Stock owned directly as well as indirectly through application of the constructive ownership rules described above.

Not Essentially Equivalent to a Dividend.  In order for a U.S. Holder’s exchange of Common Stock for cash in the Transaction to qualify as “not essentially equivalent to a dividend”, such holder must experience a “meaningful reduction” in its proportionate interest in us as a result of the exchange, taking into account the constructive ownership rules described above. Whether a U.S. Holder’s exchange of Common Stock pursuant to the Transaction will result in a “meaningful reduction” of such holder’s proportionate interest will depend on such holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder (for example, a holder of less than 1%) in a publicly held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Tax Consequences to Stockholders Who Receive Both Stock and Cash in the Transaction is a form of reorganization defined in Code Section 368(a)(1)(E) as a recapitalization

The Transaction is expected to be treated as a form of reorganization defined in Section 368(a)(1)(E) of the Code as a recapitalization. Under Section 354 of the Code, generally no gain or loss will be recognized if stock in a corporation that is a party to a reorganization is exchanged solely for stock. Under Code Section 356, if Section 354 would apply but for the fact that the property received consists not only of stock but other property such as money, then gain must be recognized in an amount not in excess of the non-stock consideration received. A loss may not be recognized. The gain or loss is generally measured share by share, and depends upon the holder’s basis in each share. If the distribution of “boot” has the effect of a distribution of a dividend, then the gain is treated as a dividend. To determine whether the gain is to be treated as a dividend, the stockholder hypothetically first assumes he received stock equal to the amount of “boot” received. Then the stockholder is hypothetically deemed to cause that stock to be redeemed. The hypothetical redemption is tested under the three Section 302 Tests described above. For those holders whose percentage interest in the Company is enhanced, or not materially diminished the gain will be treated as a dividend. For those holders whose interest is substantially diminished under the Section 302 Tests, the gain is treated as arising out of a sale of stock. The basis in the stock received is the same as the adjusted tax basis the holder had immediately prior to the Transaction decreased by the amount of money received and increased by the amount treated as either gain or a dividend. Where in a reorganization one share is received in exchange for more than one share the basis in the shares surrendered must be allocated to the basis in the shares received. The holding period is to be the same as the holding period the Holder had immediately prior to the Transaction.

Based on Treasury Regulation Section 1.301-1(l), it is possible, even though the Transaction is viewed as a reorganization for the cash received to be viewed as a dividend independent of the reorganization followed by or preceded by the exchange of stock for stock in a tax-free reorganization. Each stockholder is urged to consult its own tax advisor as to the application of these rules to such stockholder under its particular circumstances.

Tax Consequences of the Transaction to Non-U.S. Holders

The U.S. federal income tax rules governing Non-U.S. Holders are complex, and the following is only a limited summary of some general rules applicable to certain Non-U.S. Holders with respect to the Transaction. Each Non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign tax consequences to such holder of the Transaction. A Non-U.S. Holder that does not receive any cash in the Transaction generally should not recognize any gain or loss with respect to the Transaction for U.S. federal income tax purposes. A payment to a Non-U.S. Holder in the Transaction that is treated as a dividend to such holder with respect to his Common Stock generally will be subject to U.S. federal income tax withholding at a 30% rate. Accordingly, as described below, where the payment may be treated as a dividend, the Company will withhold 30% of any gross payments made to a Non-U.S. Holder with respect to the Transaction, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable.

If a Non-U.S. Holder’s exchange of Common Stock for cash in the Transaction is treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes, such holder generally should not be subject to U.S. federal income tax on the exchange, unless (1) in the case of a nonresident alien individual, the individual is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are satisfied, (2) the gain is effectively connected with a U.S. trade or business of such holder, and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by such holder in the United States, or (3) the Company is or has been a United States real property holding corporation (a “USRPHC”) and certain other requirements are satisfied. A Non-U.S. Holder that is a corporation and whose gain is effectively connected with the conduct of a trade or business within the United States also may be subject to a branch profit tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). The Company does not believe that it is (or has been) a USRPHC within the last five years.

U.S. Federal Income Tax Withholding Requirements for All Stockholders

The Company will withhold U.S. federal income taxes equal to 30% of any gross payments made to a Non-U.S. Holder with respect to the Transaction that may be treated as a dividend, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable. For example, an applicable income tax treaty may reduce or eliminate U.S. federal income tax withholding, in which case a Non-U.S. Holder claiming a reduction in (or exemption from) such tax must provide the Company with a properly completed IRS Form W-8BEN claiming the applicable treaty benefit. Alternatively, an exemption generally should apply if the Non-U.S. Holder’s gain is effectively connected with a U.S. trade or business of such holder, and such holder provides the Company with an appropriate statement to that effect on a properly completed IRS Form W-8ECI.

In addition, to prevent backup U.S. federal income tax withholding equal to 28% of the gross payments made to a stockholder in the Transaction, each U.S. Holder who does not otherwise establish an exemption from backup withholding must provide the Company with such holder’s correct taxpayer identification number (“TIN”) and provide certain other information by completing, under penalties of perjury, a Form W-9. Non-U.S. Holders should complete and sign the appropriate IRS Form W-8, in order to avoid backup withholding with respect to payments made to such holders in the Transaction.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the U.S. Treasury, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Thus, any payment made to a stockholder in the Transaction that is treated as dividend may be subject to withholding under FATCA unless the requirements set forth above are satisfied (if applicable) and appropriate certifications are made. The withholding provisions described above will generally not apply, however, to payments in the Transaction that are treated as gross proceeds from the sale or other disposition of stock as withholding under FATCA generally does not apply to any such payments to the extent made on or before December 31, 2018.

Holders should consult their tax advisors regarding FATCA and the regulations thereunder.

Source and Amount of Funds

Based on estimates of the record ownership of our Common Stock, the number of shares of our Common Stock outstanding and other information as of August 12, 2015, and assuming that approximately 2,917,869 pre-Reverse Stock Split shares of our Common Stock are cancelled in the Transaction, the Company estimates that the total funds required to consummate the Transaction will be approximately US$9.6 million. Approximately US$8.8 million of this amount will be used to pay the consideration to stockholders entitled to receive cash for their fractional shares in the Transaction and approximately US$0.89 million will be used to pay the costs of the Transaction, estimated as follows:

SEC filing fees	US$ 882
Legal fees and expenses	US$ 350,000
Financial advisory fees and expenses	US$ 500,000
Printing and mailing costs	US$ 24,000
Transfer and exchange agent fees.	US$ 13,000
Other miscellaneous fees and expenses	US$ 5,000
Total	US$$892,882

Final costs of the Transaction may be more or less than the estimates shown above. The Company expects to pay the costs of the Transaction, including the amounts to be paid to stockholders for their fractional shares, out of funds available.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Only one Proxy Statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request the Company will deliver a separate copy of this Proxy Statement to a stockholder at a shared address to which a single copy of this Proxy Statement was delivered. If you wish to receive a separate copy of this Proxy Statement, please notify the Company by calling or sending a letter to the Company’s Secretary at the address of the Company’s principal executive offices located at 1008 Liuxue Road, Baqiao District, Xi’an, Shaanxi Province 710038, People’s Republic of China, Telephone No. +86 (29) 8332-8813. Also, stockholders who share an address and receive multiple copies of this Proxy Statement can notify the Company in writing or orally at the above provided address and telephone number and request that the Company delivers a single copy of these materials.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and Form 10-Q with the SEC. Copies of any financial statements and information incorporated by reference in this Proxy Statement by reference to any other document filed by the Company with the SEC may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of such documents may be obtained from the SEC at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by called the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov. The Company will also make copies of such financial statements and information to stockholders upon written request to the Company’s headquarters.

INFORMATION INCORPORATED BY REFERENCE

A copy of the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2014, the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, respectively, and the Company’s Current Report on Form 8-K filed with the SEC on April 24, 2015, May 22, 2015, July 6, 2015 and September 29, 2015, respectively, are incorporated by reference in this Proxy Statement. Representatives of MNP LLP, the Company’s principal accountants will not be present at the Special Meeting.

This Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction.

You should rely only on the information contained in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Proxy Statement does not extend to you. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement, unless the information specifically indicates that another date applies. The mailing of this Proxy Statement to our stockholders does not create any implication to the contrary.

By order of the Board of Directors of China Housing & Land Development, Inc.

Sincerely,

/s/ Suiyin Gao

Suiyin Gao
Chairman of the Special Committee

Dated: November 25, 2015

EXHIBIT A

FAIRNESS OPINION OF DUFF & PHELPS

Confidential	September 29, 2015

Special Committee of Independent Directors
China Housing & Land Development, Inc.
1008 Liuxue Road, Baqiao District
Xi’an, Shaanxi Province, 710038, China

Ladies and Gentlemen:

China Housing & Land Development, Inc. (“CHLN” or the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in its capacity as the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, of the Cash Payment (as defined below) to unaffiliated stockholders of common stock, par value $0.001 per share, of the Company (the “Common Stock” or individually, a “Share”), who will be receiving cash payment in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Common Stock other than in its capacity as a holder of Common Stock).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company intends to engage in a transaction that is structured to reduce the number of record holders of Common Stock to fewer than 300 by effecting a reverse stock split, whereby each 50,000 shares of Common Stock outstanding as of the effective date of the reverse stock split will be converted into one whole share of Common Stock (the “Reverse Stock Split”). In lieu of issuing fractional shares to stockholders who would hold fractional shares as a result of the Reverse Stock Split, the Company will pay cash equal to $3.00 per share (the “Cash Payment”) multiplied by the number of pre-Reverse Stock Split shares of Common Stock held by such stockholder underlying the corresponding fractional shares. Accordingly, stockholders owning fewer than 50,000 pre-Reverse Stock Split shares will have no further interest in the Company, no longer be stockholders of the Company and will be entitled to receive only the Cash Payment multiplied by the number of pre-Reverse Stock Split shares of Common Stock owned by them. Stockholders owning at least 50,000 pre-Reverse Stock Split shares, who after the Reverse Stock Split will continue as stockholders, but own a fractional share as a result of the Reverse Stock Split will receive cash solely in respect of their fractional share and in an amount equal to the Cash Payment multiplied by the number of pre-Reverse Stock Split shares of Common Stock held by such stockholder underlying the corresponding fractional shares. The above is collectively referred to as the “Proposed Transaction”.

Duff & Phelps, LLC 311 South Wacker Drive Suite 4200 Chicago, IL 60606	T +1 312 697 4600 F +1 312 697 0112	www.duffandphelps.com

Special Committee of Independent Directors
China Housing & Land Development, Inc.

September 29, 2015

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:
a.	The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2014 and 2013;
b.	The Company’s unaudited financial statements for the six months ended June 30, 2015 and the six months ended June 30, 2014;
c.	A detailed financial projections model, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the “Management Projections”);
d.	The Projects and Market Analysis Report prepared for the Company by China Real Estate Information Corporation, provided to Duff & Phelps by management of the Company;
e.	Other documents relating to the past and current business operations, financial and market conditions of the Company, provided to Duff & Phelps by management of the Company; and
f.	A letter dated September 26, 2015 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”);
2.	Discussed the information referred to in paragraph 1 above and the business, operations, financial condition and prospects of the Company as well as the background and other elements of the Proposed Transaction with the management of the Company;
3.	Reviewed the historical trading price and trading volume of the Common Stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
4.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of information on premiums paid in selected transactions that Duff & Phelps deemed relevant; and
5.	Conducted such other analyses and inquiries and considered such other information and factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and Special Committee’s consent and without independent verification:

1.	Relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the Company management;

Special Committee of Independent Directors
China Housing & Land Development, Inc.

September 29, 2015

2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;
3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same; Duff & Phelps has relied upon such matters in performing its analysis and expresses no opinion to such estimates, evaluations, forecasts and projections or the assumptions on which they are based;
4.	Assumed that information supplied and representations made by the Company management are accurate in all material respects regarding the Company and the Proposed Transaction;
5.	Assumed that the representations and warranties made in the Management Representation Letter are true and correct;
6.	Assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;
7.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in a timely manner and in accordance with the terms and conditions thereof, without any material amendments or waivers thereto, and in a manner that complies in all material respects with all applicable laws; and
8.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Duff & Phelps has not undertaken to reaffirm or revise this Opinion or otherwise comment upon any event occurring after the date hereof and does not have any obligation to update, revise or reaffirm this Opinion.

Special Committee of Independent Directors
China Housing & Land Development, Inc.

September 29, 2015

Duff & Phelps did not (i) evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter; (ii) estimate, or express any opinion regarding, the liquidation value of any entity or business; (iii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be obtained in the Proposed Transaction; (iv) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction; or (v) undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Common Stock (or anything else) after the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Cash Payment, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company, any other person including security holders of the Company should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Cash Payment is the best possibly attainable under any circumstances; instead, it merely states whether the Cash Payment is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated as of August 31, 2015 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter, except as required to be disclosed by applicable laws or the requirements of the relevant securities exchange.

Special Committee of Independent Directors
China Housing & Land Development, Inc.

September 29, 2015

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ stating to the Special Committee that it is prepared to deliver its Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps provided a fairness opinion to the Special Committee and received customary fees, indemnification, and expense reimbursement.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that, as of the date hereof, the Cash Payment to be received by unaffiliated stockholders of Common Stock in the Proposed Transaction is fair from a financial point of view to such holders who will be receiving the Cash Payment in the Proposed Transaction (without giving effect to any impact of the Proposed Transaction on any particular holder of Common Stock other than in their capacity as a holders of Common Stock).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

EXHIBIT B

RIGHTS OF DISSENTING OWNERS UNDER NEVADA LAW

Nevada Revised Statutes (“NRS”)

NRS 92A.300 Definitions.

NRS 92A.305 “Beneficial stockholder” defined.

NRS 92A.310 “Corporate action” defined.

NRS 92A.315 “Dissenter” defined.

NRS 92A.320 “Fair value” defined.

NRS 92A.325 “Stockholder” defined.

NRS 92A.330 “Stockholder of record” defined.

NRS 92A.335 “Subject corporation” defined.

NRS 92A.340 Computation of interest.

NRS 92A.350 Rights of dissenting partner of domestic limited partnership.

NRS 92A.360 Rights of dissenting member of domestic limited-liability company.

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

NRS 92A.410 Notification of stockholders regarding right of dissent.

NRS 92A.420 Prerequisites to demand for payment for shares.

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment.

NRS 92A.460 Payment for shares: General requirements.

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

NRS 92A.300 Definitions.

As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305. “Beneficial stockholder” defined.

“Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310. “Corporate action” defined.

“Corporate action” means the action of a domestic corporation.

NRS 92A.315. “Dissenter” defined.

“Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320. “Fair value” defined.

“Fair value” with respect to a dissenter’s shares, means the value of the shares determined:

1. Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status.

NRS 92A.325. “Stockholder” defined.

“Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330. “Stockholder of record” defined.

“Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

NRS 92A.335. “Subject corporation” defined.

“Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340. Computation of interest.

Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

NRS 92A.350. Rights of dissenting partner of domestic limited partnership.

A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360. Rights of dissenting member of domestic limited-liability company.

The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370. Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380. Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3. Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

NRS 92A.390. Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. §77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least US$20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

2. The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3. Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5. There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

NRS 92A.400. Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

NRS 92A.410. Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A. 300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

NRS 92A.420. Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2. If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

NRS 92A.430. Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter s notice to all stockholders of record entitled to assert dissenter s rights in whole or in part, and any beneficial stockholder who has previously asserted dissenter s rights pursuant to NRS 92A.400.

2. The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440. Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1. A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2. If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3. Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4. A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5. The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

NRS 92A.450. Uncertificated shares: Authority to restrict transfer after demand for payment.

The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

NRS 92A.460. Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

NRS 92A.470. Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1. A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment pursuant to NRS 92A.440, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3. Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4. Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

NRS 92A.480. Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2. A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

NRS 92A.490. Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2. A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500. Assessment of costs and fees in certain legal proceedings.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

EXHIBIT C

DUFF & PHELPS, LLC’S VALUATION ANALYSIS PRESENTATION MADE TO
THE SPECIAL COMMITTEE ON SEPTEMBER 29, 2015

China Housing and Land Development, Inc. Fairness Analysis Presented to the Special Committee of Independent Directors September 29, 2015 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC and its affiliates.

2 CONFIDENTIAL Duff & Phelps Disclaimer • The following pages contain material that is being provided by Duff & Phelps, LLC (“ Duff & Phelps ”) to the special committee of independent directors (the “ Special Committee ”) of the board of directors (the “ Board of Directors ”) of China Housing and Land Development, Inc . (“ CHLN ” or the “ Company ”) in the context of a meeting held to consider a Proposed Transaction (as defined herein) . • The accompanying material was, and any Opinion (as defined herein) will be, compiled on a confidential basis for the exclusive use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps . • Because this material was prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee . • These materials are not intended to represent an Opinion and shall not be treated, construed, used or relied upon in any way as an Opinion, report, or appraisal relating to the consideration or the fairness of the Proposed Transaction . These materials are intended to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion, and are incomplete without reference to, and should be viewed solely in conjunction with, the discussion between Duff & Phelps and the Special Committee . • Any Opinion provided by Duff & Phelps would not : (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including securityholders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction ; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party . • The information utilized in preparing this presentation was obtained from the Company and from public sources . Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct . No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future . Duff & Phelps did not attempt to independently verify such information . • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction .

3 CONFIDENTIAL Table of Contents 1. Introduction and Transaction Overview 2. Valuation Analysis – Discounted Cash Flow Analysis – Selected Public Companies / M&A Transactions Analysis Appendix 1. Assumptions, Qualifications, and Limiting Conditions 2. Summary of Premiums Paid in Going Private Transactions

Introduction and Transaction Overview Section 01

5 CONFIDENTIAL Introduction and Transaction Overview The Engagement • Duff & Phelps was retained by the Special Committee to serve as independent financial advisor to the Special Committee (solely in its capacity as such) . • Specifically, Duff & Phelps has been asked to provide an opinion (the “ Opinion ”) to the Special Committee as to the fairness, from a financial point of view, of the Cash Payment (as defined below) to unaffiliated stockholders of common stock, par value $ 0 . 001 per share, of the Company (the “ Common Stock ” or individually, a “ Share ”), who will be receiving cash payment in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Common Stock other than in its capacity as a holder of Common Stock) . The Proposed Transaction • It is Duff & Phelps’ understanding that the Company intends to engage in a transaction that is structured to reduce the number of record holders of Common Stock to fewer than 300 by effecting a reverse stock split, whereby each 50 , 000 shares of Common Stock outstanding as of the effective date of the reverse stock split will be converted into one whole share of Common Stock (the “ Reverse Stock Split ”) . • In lieu of issuing fractional shares to stockholders who would hold fractional shares as a result of the Reverse Stock Split, the Company will pay cash equal to $ 3 . 00 per share (the “ Cash Payment ”) multiplied by the number of pre - Reverse Stock Split shares of Common Stock held by such stockholder underlying the corresponding fractional shares . • Accordingly , stockholders owning fewer than 50 , 000 pre - Reverse Stock Split shares will have no further interest in the Company, no longer be stockholders of the Company and will be entitled to receive only the Cash Payment multiplied by the number of pre - Reverse Stock Split shares of Common Stock owned by them . • Stockholders owning at least 50 , 000 pre - Reverse Stock Split shares, who after the Reverse Stock Split will continue as stockholders, but own a fractional share as a result of the Reverse Stock Split will receive cash solely in respect of their fractional share and in an amount equal to the Cash Payment multiplied by the number of pre - Reverse Stock Split shares of Common Stock held by such stockholder underlying the corresponding fractional shares . • The above is collectively referred to as the “ Proposed Transaction ” .

6 CONFIDENTIAL Introduction and Transaction Overview Scope of Analysis • Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances . Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular . Duff & Phelps’ procedures, investigations, and financial analysis with respect to its analysis included , but were not limited to, the items summarized below : 1. Reviewed the following documents : The Company’s annual reports and audited financial statements on Form 10 - K filed with the Securities and Exchange Commission (“ SEC ”) for the years ended December 31 , 2014 and 2013 ; The Company’s unaudited financial statements for the six months ended June 30 , 2015 and the six months ended June 30 , 2014 ; A detailed financial projections model, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the “ Management Projections ”) ; The Projects and Market Analysis Report prepared for the Company by China Real Estate Information Corporation, provided to Duff & Phelps by management of the Company ; Other documents relating to the past and current business operations, financial and market conditions of the Company, provided to Duff & Phelps by management of the Company ; and A letter dated September 26 , 2015 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “ Management Representation Letter ”) ; 2. Discussed the information referred to in paragraph 1 above and the business, operations, financial condition and prospects of the Company as well as the background and other elements of the Proposed Transaction with the management of the Company ; 3. Reviewed the historical trading price and trading volume of the Common Stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant ; 4. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of information on premiums paid in selected transactions that Duff & Phelps deemed relevant ; and 5. Conducted such other analyses and inquiries and considered such other information and factors as Duff & Phelps deemed appropriate.

7 CONFIDENTIAL China Housing and Land Development, Inc. - Ownership Current Ownership Current Ownership Pro Forma Ownership Current Shareholders Shares % of Diluted Shares Shares % of Diluted Shares Directors and Executive Officers Lu, Pingji (Chairman & CEO) 1,034,502 14.7% 20 24.4% Feng, Xiaohong (Former CEO) 208,303 3.0% 4 4.9% Nie, Fang (CFO) 211,013 3.0% 4 4.9% Lu, Jing (COO) 159,114 2.3% 3 3.7% Cangsang, Huang (Former CFO) 39,600 0.6% 0 0.0% Lin, Yusheng (Independent Director) 2,300 0.0% 0 0.0% Gao, Suiyin (Independent Director) 2,300 0.0% 0 0.0% Total Directors and Executive Officers 1,657,132 23.6% 31 37.8% Institutional Shareholders Kgi Asia Limited Wealth Mgmt 175,260 2.5% 3 3.7% The Community Foundation Inc 131,160 1.9% 2 2.4% Brookline Investments Inc 104,700 1.5% 2 2.4% Kgi Asia Limited Wealth Mgmt 34,740 0.5% 0 0.0% Whitymatt Llc 26,400 0.4% 0 0.0% Pro Forma Ownership Isa (Documented) Td Direct In 20,661 0.3% 0 0.0% Twenty Forty Two L.P. 17,800 0.3% 0 0.0% Irby Investments Llc 16,933 0.2% 0 0.0% Confermation Lllp 16,827 0.2% 0 0.0% Capital One Investing Llc 16,762 0.2% 0 0.0% Twenty Twelve Lp 10,753 0.2% 0 0.0% Rothermel Fam Investments Llc 8,300 0.1% 0 0.0% Harrell L P 7,806 0.1% 0 0.0% Pope 2007 Llc 7,700 0.1% 0 0.0% Other Institutional Shareholders 46,028 0.7% 0 0.0% Total Institutional Shareholders 641,830 9.1% 7 8.5% Public and Other Shareholders 4,718,907 67.2% 44 53.7% Total Shares Outstanding 7,017,869 100.0% 82 100.0% Options In-the-Money at Offer Price 0 0.0% 0 0.0% Fully Diluted Shares Outstanding at Offer Price 7,017,869 100.0% 82 100.0% Public and Other Shareholders 67.2% Directors and Executive Officers 23.6% Institutional Shareholders 9.1% Public and Other Shareholders 53.7% Directors and Executive Officers 37.8% Institutional Shareholders 8.5% Introduction and Transaction Overview Shareholders Source: Company filings, Capital IQ, Company provided information. (1) Pro forma ownership is current ownership adjusted after taking into consideration of the 1 - for - 50,000 reverse stock split in the Proposed Transaction. (1) (2) (1)

8 CONFIDENTIAL Introduction and Transaction Overview Trading Analysis Source: Capital IQ China Housing and Land Development, Inc. - Trading History September 29 , 2014 to September 28, 2015 0 5 10 15 20 25 30 $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 Volume (thousands) Share Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer (1) Trailing Volume Weighted Average Price (VWAP) Offer Price Premium Relative to: 30 - Day VWAP (1) 52.2% 63.9% 54.8% 60 - Day VWAP (1) 90 - Day VWAP (1) Current (9/28/15) 119.0% $1.97 $1.83 $1.94 $1.37 May 14, 2015 CHLN reported FYQ1'15 earnings results. The Company reported net revenue of $23.8 million and EPS of - $0.07 per share . Mar 31, 2015 CHLN reported FY'14 earnings results. The Company reported net revenue of $138.7 million and EPS of - $0.62 per share . Nov 14, 2014 CHLN reported FYQ3'14 earnings results. The Company reported net revenue of $27.7 million and EPS of $0.06 per share . July 22, 2015 CHLN held a board meeting to discuss, among other things, a potential going private transaction by way of a reverse stock split, and formed a special committee to review and determine the best course of action for the Company in order to advance the best interests of the Company's stockholders (1) Trailing Volume Weighted Average Price (VWAP) August 14, 2014 CHLN reported FYQ2'14 earnings results. The Company reported net revenue of $44.1 million and EPS of - $0.20 per share . August14, 2015 CHLN reported FYQ2'15 earnings results. The Company reported net revenue of $36.2 million and EPS of - $2.73 per share . August 26, 2015 CHLN's board received a proposal of a potential going private transaction by way of a reverse stock split. September 11, 2015 CHLN's board received a revised proposal of a potential going private transaction by way of a reverse stock split. Nov 3, 2014 CHLN 's board resolved to terminate the “going private” transaction authorized and approved by the board on August 19, 2014 as a result of changing financial, operational and business conditions. Apr 24, 2015 CHLN's board authorized a reverse stock split of 1 - for - 5, which became effective on April 24, 2015. China Housing and Land Development, Inc. Historical Trading Metrics (in thousands, except per Share) During one year prior to September 28, 2015 Average Closing Price $2.88 High $7.60 Low $1.18 Average Volume 6.9 % of Shares Issued and Outstanding 0.1% % of Float 0.2%

9 CONFIDENTIAL Introduction and Transaction Overview Proposed Transaction Note: Balance sheet data and LTM as of June 30, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expenses). 2015 and 2016 financial metrics based on Management Projections . China Housing and Land Development, Inc. - Implied Multiples (USD in millions, except per Share data) Offer $3.00 Fully Diluted Shares Issued & Outstanding (millions) 7.0 Implied Equity Value $21.1 Implied Offer Multiples: Equity / 3-Yr. Avg. Net Income $3.1 6.7x Equity / 2015 Net Income ($2.9) NM Equity / 2016 Net Income $1.8 11.8x EV / 3-Yr. Avg. EBITDA $13.5 15.8x EV / 2015 EBITDA $3.7 57.8x EV / 2016 EBITDA $9.8 21.9x EV / LTM Revenue $129.1 1.66x EV / 2015 Revenue $136.5 1.57x EV / 2016 Revenue $143.4 1.49x P/ Book Value $13.06 0.23x P/ Tangible Book Value $11.54 0.26x China Housing and Land Development, Inc. - Offer Premium Closing Implied Price Premium Share price of 9/28/15 $1.37 119.0% One-week prior (9/21/15) $1.53 96.1% 30-days trailing VWAP $1.97 52.2% 60-days trailing VWAP $1.83 63.9% 90-days trailing VWAP $1.94 54.8% One-year prior (9/28/14) $7.65 (60.8%) Offer Price $3.00

10 CONFIDENTIAL Introduction and Transaction Overview Per Share Valuation Note: Balance sheet data and LTM as of June 30, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expenses ). 2015 and 2016 financial metrics based on Management Projections. Valuation Range Conclusions (USD in thousands, except per share data) Low High Discounted Cash Flow Analysis $14,000 - $19,600 Selected Public Companies / M&A Transactions Analysis 16,200 - 32,400 Equity Value Range $15,100 - $26,000 Fully Diluted Shares Issued and Outstanding 7,017,869 7,017,869 Per Share Price Range $2.15 - $3.70 $3.00 Implied Valuation Multiples Equity / 3-Yr. Avg. Net Income $3,143 4.8x - 8.3x Equity / 2015 Net Income -$2,869 NM - NM Equity / 2016 Net Income $1,779 8.5x - 14.6x EV / 3-Yr. Avg. EBITDA $13,519 15.4x - 16.2x EV / 2015 EBITDA $3,708 56.2x - 59.1x EV / 2016 EBITDA $9,772 21.3x - 22.4x EV / LTM Revenue $129,086 1.61x - 1.70x EV / 2015 Revenue $136,500 1.53x - 1.61x EV / 2016 Revenue $143,404 1.45x - 1.53x P/ Book Value $13.06 0.16x - 0.28x P/ Tangible Book Value $11.54 0.19x - 0.32x Cash Payment in Proposed Transaction

11 CONFIDENTIAL Introduction and Transaction Overview Share Price Range $2.15 $1.99 $2.31 $3.70 $2.79 $4.62 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 $5.50 $6.00 Concluded Range Discounted Cash Flow Analysis Selected Public Companies / M&A Transactions Analysis Value Per Share $3.00 Offer Price

Valuation Analysis Section 02

13 CONFIDENTIAL Valuation Analysis Financial Performance Note: Financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expenses ). Source: Company SEC Filings and Company management. Historical and Projected Financial Performance (USD in thousands) LTM 2009A 2010A 2011A 2012A 2013A 2014A 6/30/2015 2015P 2016P 2017P 2018P 2019P Net Revenue $86,559 $140,877 $120,793 $143,375 $182,685 $134,601 $129,086 $136,500 $143,404 $123,282 $136,773 $120,580 Growth 62.8% (14.3%) 18.7% 27.4% (26.3%) (8.0%) 1.4% 5.1% (14.0%) 10.9% (11.8%) Gross Profit $23,657 $39,160 $30,097 $40,594 $36,476 $3,380 $7,977 $13,427 $18,377 $13,518 $9,048 ($1,615) Margin 27.3% 27.8% 24.9% 28.3% 20.0% 2.5% 6.2% 9.8% 12.8% 11.0% 6.6% (1.3%) EBITDA $15,933 $29,853 $19,012 $27,496 $22,930 ($9,867) ($9,466) $3,708 $9,772 $6,121 $841 ($8,850) Margin 18.4% 21.2% 15.7% 19.2% 12.6% (7.3%) (7.3%) 2.7% 6.8% 5.0% 0.6% (7.3%) Growth 87.4% (36.3%) 44.6% (16.6%) NM NM NM 163.6% (37.4%) (86.3%) NM EBIT $15,089 $26,312 $16,683 $25,056 $20,107 ($13,083) ($7,479) $156 $6,094 $2,212 ($3,210) ($13,080) Margin 17.4% 18.7% 13.8% 17.5% 11.0% (9.7%) (5.8%) 0.1% 4.2% 1.8% (2.3%) (10.8%) Growth 74.4% (36.6%) 50.2% (19.8%) NM NM NM 3,800.9% (63.7%) NM NM Net Income $9,574 $18,358 $11,598 $18,374 $9,593 ($18,538) ($12,608) ($2,869) $1,779 ($1,818) ($8,645) ($19,366) Margin 11.1% 13.0% 9.6% 12.8% 5.3% (13.8%) (9.8%) (2.1%) 1.2% (1.5%) (6.3%) (16.1%) Growth 91.7% (36.8%) 58.4% (47.8%) NM NM NM NM NM NM NM Capital Expenditures $2,748 $1,901 $4,753 $10,724 $5,793 $9,825 $1,578 $6,142 $6,453 $5,548 $6,155 $5,426 as % of Net Revenue 3.2% 1.3% 3.9% 7.5% 3.2% 7.3% 1.2% 4.5% 4.5% 4.5% 4.5% 4.5% Net Working Capital $69,824 $39,819 $44,254 $110,605 $205,590 $272,981 $275,189 $300,417 $346,386 $384,919 $406,216 $419,291 as % of Net Revenue 80.7% 28.3% 36.6% 77.1% 112.5% 202.8% 213.2% 220.1% 241.5% 312.2% 297.0% 347.7%

14 CONFIDENTIAL Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows to equity . • Free cash flow to equity is defined as cash generated by the business that is available to either reinvest or to distribute to shareholders . • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk . • The discount rate is equivalent to the rate of return that shareholders could expect to realize on alternative investment opportunities with similar risk profiles . Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31 , 2015 - 2019 (excluding public company expenses, as provided by Company management) as well as discussions with Company management, a review of the Company’s historical performance and other factors to develop the DCF analysis . • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a P/Tangible Book Value multiple of 0 . 40 x - 0 . 60 x . • Duff & Phelps discounted the resulting free cash flows and terminal value using a cost of equity range of 18 . 0 % to 22 . 0% . • The following is a summary of the Management P rojections utilized in the discounted cash flow analysis : – Net revenue decreases at a compound annual growth rate (“ CAGR ”) of - 2 . 2 % over the five year period ending 2019 . – Average EBITDA margin is 1 . 6 % over the five year period ending 2019 . – Average net margin is - 4 . 9 % over the five year period ending 2019 . – Total capital expenditures average 4 . 5 % of revenue over the five year period ending 2019.

Valuation Analysis

DCF Valuation Summary

Discounted Cash Flow Analysis

(USD in thousands)

	LTM 6/30/2015	2015P	2016P	2017P	2018P	2019P	CAGR 3-Yr	CAGR 5-Yr
Net Revenue	$129,086	$136,500	$143,404	$123,282	$136,773	$120,580	(2.9%)	(2.2%)
Growth	*(8.0%)*	*1.4%*	*5.1%*	*(14.0%)*	*10.9%*	*(11.8%)*		
EBITDA	($9,466)	$3,708	$9,772	$6,121	$841	($8,850)		
EBITDA Margin	*(7.3%)*	*2.7%*	*6.8%*	*5.0%*	*0.6%*	*(7.3%)*		
Growth	*NM*	*NM*	*163.6%*	*(37.4%)*	*(86.3%)*	*NM*	NM	NM

	Q3-Q4 2015P	2016P	2017P	2018P	2019P
Earnings Before Interest and Taxes	($363)	$6,094	$2,212	($3,210)	($13,080)
Interest Expense	($1,019)	($3,721)	($4,030)	($5,435)	($6,285)
Pro Forma Taxes	0	(593)	0	0	0
Net Income	($1,381)	$1,779	($1,818)	($8,645)	($19,366)
Plus: Depreciation	$2,114	$3,459	$3,689	$3,832	$4,010
Plus: Amortization	109	220	220	220	220
Less: Debt (Repayment)/Issuance	30,332	46,922	42,000	32,039	33,677
Less: Capital Expenditures	(6,001)	(6,453)	(5,548)	(6,155)	(5,426)
Less: (Increase)/Decrease in Working Capital	(25,228)	(45,968)	(38,534)	(21,296)	(13,076)
Free Cash Flow [1]	($55)	($42)	$9	($6)	$40

Equity Value Range		Low		High
Exit Multiple - P/Tangible BV (Excl. Cash)		0.40x	-	0.60x
Discount Rate - Free Cash Flow to Equity (FCFE)		22.0%	-	18.0%
Equity Value Range		**$14,000**	**-**	**$19,600**
Fully Diluted Shares Issued and Outstanding		7,017,869	-	7,017,869
Implied Per Share Range		**$1.99**	**-**	**$2.79**
Implied Valuation Multiples				
Equity / 3-Yr. Avg. Net Income	$3,143	4.5x	-	6.2x
Equity / 2016 Net Income	$1,779	7.9x	-	11.0x
EV / 3-Yr. Avg. EBITDA	$13,519	15.3x	-	15.7x
EV / 2015 EBITDA	$3,708	55.9x	-	57.4x
EV / 2016 EBITDA	$9,772	21.2x	-	21.8x
EV / LTM Revenue	$129,086	1.6x	-	1.6x
EV / 2015 Revenue	$136,500	1.5x	-	1.6x
EV / 2016 Revenue	$143,404	1.4x	-	1.5x
P/ Book Value	$13.06	0.15x	-	0.21x
P/ Tangible Book Value	$11.54	0.17x	-	0.24x

Note: Balance sheet data and LTM as of June 30, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).
(1) Prior to application of 10% dividend withholding tax calculated based on levered cash flows.

CONFIDENTIAL 15 DUFF & PHELPS

16 CONFIDENTIAL Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis • Duff & Phelps selected twenty - eight publicly traded companies in the real estate industry that were deemed relevant to its analysis . • Duff & Phelps analyzed the financial performance of each of the publicly traded companies . Duff & Phelps then analyzed the selected public companies’ trading multiples of enterprise value to LTM and projected revenue and EBITDA and price to LTM and projected earnings per share and price to tangible book value per share . Selected M&A Transactions Analysis • Duff & Phelps selected precedent transactions within China’s real estate development industry and within the global real estate development industry that it determined to be relevant to its analysis . Duff & Phelps computed the LTM revenue and EBITDA for each of the target companies (where publicly disclosed) . Duff & Phelps then calculated the implied enterprise value to revenue and enterprise value to EBITDA multiples as well as price to earnings per share and price to book value per share multiples for each transaction . • The Company is not directly comparable to the target companies in the Selected M&A Transactions Analysis given certain characteristics of the transactions and the target companies, including direct industry comparability and lack of recent relevant transactions . Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based directly on the Selected M&A Transactions Analysis . Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant . Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group . None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction . Duff & Phelps does not have access to non - public information of any of the companies used for comparative purposes .. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company . Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

17 CONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Financial Metrics Selected Public Company Analysis ($ in millions, except per share data) RETURN ON COMPANY INFORMATION REVENUE GROWTH TANGIBLE EQUITY EPS GROWTH EBITDA GROWTH EBITDA MARGIN Company Name HQ Exchange 3-YR CAGR LTM 2015 2016 5-YR AVG 3-YR AVG LTM 2015 2016 3-YR CAGR LTM 2015 2016 3-YR CAGR LTM 2015 2016 3-YR AVG LTM Foreign-Listed China Real Estate Companies China HGS Real Estate Inc. China NasdaqCM 29.8% -25.8% NA NA 27.0% 19.7% 23.0% NA NA 20.3% 0.9% NA NA 21.5% -1.1% NA NA 32.4% 40.3% Kirin International Holding, Inc. China OTCPK 22.5 -19.5 NA NA 9.5 2.2 3.1 NA NA NM 148.1 NA NA -21.1 -83.1 NA NA -5.9 7.7 Xinyuan Real Estate Co., Ltd. China NYSE 10.2 4.9 NA NA 14.0 14.1 5.8 NA NA -24.0 -32.6 NA NA -13.1 -37.6 NA NA 20.1 10.7 Debao Property Development Ltd. China SGX -30.6 -73.5 NA NA -8.6 -10.0 -25.8 NA NA NM NM NA NA NM NM NA NA -18.9 -81.4 China Yuanbang Property Holdings Limited China SGX -19.0 -66.5 NA NA 4.9 5.3 -5.6 NA NA NM NM NA NA NM NM NA NA 9.3 -7.9 Weiye Holdings Limited China SGX 25.2 -2.0 NA NA 26.9 12.4 10.6 NA NA 11.9 -12.3 NA NA 4.0 13.4 NA NA 4.8 15.7 Asian Growth Properties Limited Hong Kong AIM 4.3 -10.9 NA NA 3.8 3.1 2.4 NA NA -10.6 13.2 NA NA 11.6 -16.2 NA NA 37.2 41.9 Pan Hong Holdings Group Limited Hong Kong SGX -4.4 7.9 NA NA 7.3 3.6 1.7 NA NA NA -43.4 NA NA -25.1 -33.7 NA NA 22.6 15.3 Group Median 7.3% -15.2% NA NA 8.4% 4.4% 2.7% NA NA 0.6% -5.7% NA NA -4.6% -25.0% NA NA 14.7% 13.0% HK Listed China Real Estate Companies Glorious Property Holdings Limited Hong Kong SEHK -23.7 -70.3 52.9 20.2 3.2 -3.9 -22.2 1.2 1.9 NM NM -106.7 56.7 NM NM NA 30.7 -12.0 -143.7 Greenland Hong Kong Holdings Limited China SEHK -20.6 -30.9 140.8 124.7 2.9 -7.3 -5.7 11.3 20.8 NM NM -377.7 75.1 -51.6 NM 395.8 152.8 3.4 -0.7 Lai Fung Holdings Ltd. Hong Kong SEHK 28.3 -21.3 26.6 25.8 2.8 3.1 2.7 1.8 2.6 6.0 1.5 -60.4 100.0 41.1 3.9 -33.9 44.2 47.5 58.7 Minmetals Land Limited Hong Kong SEHK 3.9 19.3 69.7 3.9 5.5 4.2 4.5 7.3 10.8 -17.0 -10.0 88.9 62.4 -27.6 -16.0 209.2 28.2 13.9 8.5 Powerlong Real Estate Holdings Ltd China SEHK 22.5 21.5 24.7 66.9 9.2 6.9 6.0 6.1 7.6 -4.5 -1.4 12.2 33.9 3.6 41.6 35.2 23.7 22.6 20.7 Road King Infrastructure Limited Hong Kong SEHK 23.1 7.0 NA NA 6.4 7.0 7.7 NA NA 17.9 -1.4 NA NA 25.7 17.7 NA NA 19.0 17.9 SRE Group Limited Hong Kong SEHK -37.4 -68.7 NA NA 2.7 -1.1 -11.5 NA NA NM NM NA NA -77.5 NM NA NA 14.5 -40.1 Yuzhou Properties Company Limited Hong Kong SEHK 26.9 -28.4 33.2 25.2 15.2 14.7 10.6 18.0 18.7 17.9 -49.5 57.4 23.4 14.7 -25.6 26.6 18.4 29.9 30.0 Zhong An Real Estate Limited China SEHK -2.8 -38.9 NA NA 3.6 2.7 -3.2 NA NA NM NM NA NA NM NM NA NA 15.4 -9.0 Beijing Capital Land Ltd. China SEHK 10.2 0.3 58.3 37.4 16.6 15.3 6.9 19.2 21.1 14.2 -62.2 8.7 -14.4 -7.5 -54.3 152.9 31.8 15.3 7.2 Beijing North Star Company Limited China SEHK 16.3 31.8 53.2 22.7 5.2 5.6 3.9 7.8 9.1 -9.0 27.1 79.5 13.9 1.4 15.5 51.0 15.3 26.0 23.9 C C Land Holdings Limited Hong Kong SEHK 29.9 -6.7 -59.7 0.0 2.5 4.0 11.1 7.9 1.6 60.3 -37.3 70.5 -79.5 30.9 -34.2 -58.0 6.9 20.4 15.6 Central China Real Estate Ltd. China SEHK 11.6 44.1 31.8 14.9 16.1 15.7 8.9 14.1 16.7 2.2 -26.1 19.2 37.6 0.9 3.7 11.4 20.2 24.9 18.5 China SCE Property Holdings Limited China SEHK 22.2 114.1 NA NA 14.5 8.2 14.5 NA NA -5.1 186.7 NA NA 14.6 199.6 NA NA 24.6 25.3 CIFI Holdings (Group) Co. Ltd. China SEHK 59.2 32.4 19.7 15.2 21.0 18.9 1.4 19.0 20.4 27.0 5.4 26.9 24.2 48.8 35.4 32.9 0.5 18.9 19.4 Golden Wheel Tiandi Holdings Company Limited China SEHK 16.6 -74.7 NA NA 7.0 6.1 11.9 NA NA -30.7 -75.4 NA NA 3.5 -96.9 NA NA 33.4 3.8 China Aoyuan Property Group Limited China SEHK 32.2 32.3 NA NA 6.8 8.4 1.1 NA NA 28.6 39.1 NA NA 44.8 39.5 NA NA 18.0 19.8 China Properties Group Limited Hong Kong SEHK -33.1 -85.9 NA NA 1.5 1.1 4.1 NA NA -11.9 153.9 NA NA -75.8 NM NA NA 15.7 -81.1 Easyknit International Holdings Limited Hong Kong SEHK 47.2 135.5 NA NA 7.3 8.4 -11.2 NA NA 27.6 -45.5 NA NA 39.7 117.6 NA NA 22.2 20.1 Coastal Greenland Limited Hong Kong SEHK -32.9 -22.1 NA NA 0.9 -3.8 -3.2 NA NA NM NM NA NA NM NM NA NA -4.2 -19.4 Group Median 16.4% -3.2% 33.2% 22.7% 5.9% 5.8% 4.0% 7.9% 10.8% 6.0% -1.4% 19.2% 33.9% 3.6% 9.7% 34.1% 23.7% 19.0% 16.7% Aggregate Mean 8.5% -7.0% 41.0% 32.4% 8.4% 5.9% 1.9% 10.3% 11.9% 6.4% 8.5% -16.5% 30.3% 0.3% 4.4% 82.3% 33.9% 16.8% 1.3% Aggregate Median 14.0% -8.8% 33.2% 22.7% 6.6% 5.5% 3.5% 7.9% 10.8% 6.0% -1.4% 19.2% 33.9% 3.6% 1.3% 34.1% 23.7% 19.0% 15.5% China Housing and Land Development, Inc. (Management Projections) (1) 3.7% -8.0% 1.4% 5.1% 16.4% 8.9% -14.0% -3.5% 2.2% NM NM NM NM NM NM NM 163.6% 8.1% -7.3% (1) The Company's financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses) LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents) – (Net Non-Operating Assets) EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Bloomberg, Capital IQ, SEC filings

18 CONFIDENTIAL Valuation Analysis Selected Public Companies Analysis – Market Multiples Selected Public Company Analysis ($ in millions, except per share data) COMPANY INFORMATION MARKET DATA STOCK PRICE AS A MULTIPLE OF ENTERPRISE VALUE AS MULTIPLE OF Company Name HQ Exchange Stock Price on 9/28/15 % of 52- Wk High Equity Value Enterprise Value LTM EPS 2015 EPS 2016 EPS Tangible Book Value LTM EBITDA 2015 EBITDA 2016 EBITDA LTM Revenue 2015 Revenue 2016 Revenue Foreign-Listed China Real Estate Companies China HGS Real Estate Inc. China NasdaqCM $1.72 30.2% $77 $102 2.4x NA NA 0.49x 3.0x NA NA 1.19x NA NA Kirin International Holding, Inc. China OTCPK 2.38 75.3 49 102 NM NA NA 0.84 10.2 NA NA 0.79 NA NA Xinyuan Real Estate Co., Ltd. China NYSE 2.72 77.3 200 1,486 4.0 NA NA 0.20 14.4 NA NA 1.53 NA NA Debao Property Development Ltd. China SGX 0.03 43.3 31 319 NM NA NA 0.15 NM NA NA 18.47 NA NA China Yuanbang Property Holdings Limited China SGX 0.18 21.4 12 283 NM NA NA 0.10 NM NA NA 4.07 NA NA Weiye Holdings Limited China SGX 0.03 74.0 51 192 3.2 NA NA 0.30 5.5 NA NA 0.86 NA NA Asian Growth Properties Limited Hong Kong AIM 0.21 81.8 182 367 4.6 NA NA 0.10 10.5 NA NA 4.39 NA NA Pan Hong Holdings Group Limited Hong Kong SGX 0.14 93.0 72 325 17.5 NA NA 0.30 25.3 NA NA 3.87 NA NA Group Median 74.7% $61 $301 4.0x NA NA 0.25x 10.4x NA NA 2.70x NA NA HK Listed China Real Estate Companies Glorious Property Holdings Limited Hong Kong SEHK $0.11 63.6% $895 $4,501 NM 29.7x 18.9x 0.40x NM 47.4x 36.3x 12.73x 4.41x 3.67x Greenland Hong Kong Holdings Limited China SEHK 0.50 47.1 1,222 3,375 NM 11.0 6.3 1.13 NM 23.6 9.3 9.08 3.15 1.40 Lai Fung Holdings Ltd. Hong Kong SEHK 0.02 57.4 250 616 5.8 12.0 6.0 0.15 5.9 9.7 6.7 3.45 2.77 2.20 Minmetals Land Limited Hong Kong SEHK 0.10 58.6 324 1,413 7.1 4.1 2.6 0.30 20.0 7.2 5.6 1.69 1.08 1.04 Powerlong Real Estate Holdings Ltd China SEHK 0.19 72.7 760 3,402 4.4 4.1 3.0 0.25 10.5 8.6 7.0 2.18 1.80 1.08 Road King Infrastructure Limited Hong Kong SEHK 0.88 82.9 626 1,713 5.0 NA NA 0.38 5.5 NA NA 0.99 NA NA SRE Group Limited Hong Kong SEHK 0.05 42.4 285 2,526 NM NA NA 0.27 NM NA NA 20.69 NA NA Yuzhou Properties Company Limited Hong Kong SEHK 0.24 74.9 926 1,864 6.3 3.3 2.7 0.66 5.4 3.9 3.3 1.61 1.14 0.91 Zhong An Real Estate Limited China SEHK 0.11 70.4 267 1,198 NM NA NA 0.29 NM NA NA 5.55 NA NA Beijing Capital Land Ltd. China SEHK 0.41 43.9 827 7,762 9.2 3.3 3.8 0.60 62.5 15.6 11.8 4.51 3.11 2.27 Beijing North Star Company Limited China SEHK 0.30 58.7 999 3,292 9.6 6.7 5.9 0.58 12.8 9.6 8.3 3.05 2.20 1.80 C C Land Holdings Limited Hong Kong SEHK 0.24 83.6 631 899 9.2 4.3 21.0 0.33 4.6 8.9 8.3 0.73 1.68 1.68 Central China Real Estate Ltd. China SEHK 0.19 55.2 454 752 4.1 3.0 2.2 0.45 2.6 1.9 1.6 0.48 0.39 0.34 China SCE Property Holdings Limited China SEHK 0.22 91.4 751 2,443 6.7 NA 4.8 0.51 5.7 NA 5.7 1.45 NA 1.42 CIFI Holdings (Group) Co. Ltd. China SEHK 0.18 53.1 1,198 2,444 4.5 3.3 2.7 0.65 5.0 3.5 3.5 0.97 0.81 0.70 Golden Wheel Tiandi Holdings Company Limited China SEHK 0.08 60.2 151 473 18.3 NA NA 0.26 231.5 NA NA 8.84 NA NA China Aoyuan Property Group Limited China SEHK 0.19 61.9 532 2,309 3.7 NA 3.7 0.42 9.0 NA 8.1 1.79 NA 1.63 China Properties Group Limited Hong Kong SEHK 0.20 57.8 362 1,546 6.6 NA NA 0.06 NM NA NA 142.12 NA NA Easyknit International Holdings Limited Hong Kong SEHK 0.51 66.6 40 201 2.7 NA NA 0.11 11.9 NA NA 2.40 NA NA Coastal Greenland Limited Hong Kong SEHK 0.02 61.6 102 956 NM NA NA 0.18 NM NA NA 3.42 NA NA GroupMedian 60.9% $579 $1,789 6.3x 4.1x 3.8x 0.36x 7.4x 8.9x 7.0x 2.73x 1.80x 1.42x Aggregate Mean 62.9% $438 $1,674 6.7x 7.7x 6.4x 0.37x 23.1x 12.7x 8.9x 9.39x 2.05x 1.55x Aggregate Median 61.8% $304 $1,305 5.4x 4.1x 3.8x 0.30x 9.6x 8.9x 7.0x 2.73x 1.80x 1.42x LTM = Latest Twelve Months Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents) – (Net Non-Operating Assets) EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Bloomberg, Capital IQ, SEC filings

19 CONFIDENTIAL Valuation Analysis Selected M&A Transactions Analysis – China Real Estate Development Transactions Source: Capital IQ, SEC filings Selected M&A Transactions Analysis - China Real Estate Development Transactions ($ in millions) Premium as a % of Announced Status Target Name Target Business Description Acquirer Name Enterprise Value LTM Revenue LTM EBITDA EBITDA Margin EV / EBITDA EV / Revenue P/E P/B 1-Day Prior 1-Week Prior 1-Month Prior 7/24/2015 Pending Chengdu Guojia Cheer Gain Property Company Limited Develops properties in Mainland China. Sunac China Holdings Limited $516.0 $311.5 NA NA NA 1.66x 8.5x 2.27x NM NM NM 7/2/2015 Pending Wuhan Big World Investment Development Company Limited Invests in and develops properties. North Hankou Group Co., Ltd. $96.8 $6.1 NA NA NA 15.74x 6.5x 0.41x NM NM NM 6/2/2015 Pending Chongqing Zhongyu Property Development Co. Ltd. Develops, sells, leases and manages high quality residential, commercial and retail properties. Shengyu (BVI) Limited $969.5 $356.7 NA NA NA 2.72x 32.0x NA NM NM NM 5/26/2015 Pending Ground Real Estate Group Company Limited Offers real estate development services. Frontier Power Investments Limited $620.1 NA NA NA NA NA 18.1x 3.11x NM NM NM 5/20/2015 Closed Puning Hengda Real Estate Development Co., Ltd. Provides real estate development services. Shenzhen Tianfuchang Investment Development Co., Ltd. $31.4 $28.9 NA NA NA 1.09x NA NA NM NM NM 5/4/2015 Pending Shanghai Greentown Forest Golf Villa Development Co., Ltd. Offers property development and investment services in China. Beijing Sunac Construction Investment Real Estate Co., Ltd. $33.7 NA NA NA NA NA 0.3x 0.11x NM NM NM 1/28/2015 Pending Chongqing Tengxiang Industrial Limited Offers real estate development services. Chongqing Xintuo Investment Co., Ltd. $126.2 $33.2 NA NA NA 3.81x NM 1.54x NM NM NM 1/25/2015 Pending Chongqing Lianlong Real Estate Development Co., Ltd. Offers real estate development services. Chongqing Xintuo Investment Co., Ltd. $62.8 $123.9 NA NA NA 0.51x 10.1x 1.85x NM NM NM 1/25/2015 Pending Chongqing Longxin Ruizhi Investment Development Co., Ltd. Offers real estate development services. Chongqing Xintuo Investment Co., Ltd. $52.9 $43.7 NA NA NA 1.21x 16.1x 2.01x NM NM NM 12/25/2014 Pending Fuzhou Development Zone Huakang Industrial Co., Ltd. Provides real estate development services. Minhou Yiheng Horticulture Co., Ltd. $62.5 $0.9 NA NA NA NM NM 1.00x NM NM NM 12/10/2014 Closed South West Eco Development Limited Designs, develops, and sells various properties in the People’s Republic of China. C&D Real Estate Corporation Limited $122.5 $32.3 $2.0 6.2% 61.5x 3.79x 35.3x 1.41x 23.3 66.7 53.4 11/5/2014 Closed Nanjing Fullshare Dazu Technology Co., Ltd. Engages in the development and sale of real estate properties in the People's Republic of China. Nanjing Fengli Equity Investment Enterprise; Jiangsu Province Fullshare Property Development Limited $109.1 $25.6 NA NA NA 4.26x 1.4x 0.10x NM NM NM 8/26/2014 Pending Jingdian Construction Company Limited Engaged in property construction. Individual $49.1 $96.7 NA NA NA 0.51x 13.4x 0.11x NM NM NM 8/15/2014 Closed Xi'an Capital Xin Kai Real Estate Ltd. Engages in property development business in the People’s Republic of China. Juda International Holdings Limited (nka:Beijing Capital Juda Limited) $253.3 $156.3 NA NA NA 1.62x 8.4x 1.36x NM NM NM 8/7/2014 Closed Chung Po Investment and Development Company Limited Operates as an investment holding company, which through its subsidiary develops real estate properties. Individual $164.9 NA NA NA NA NA 18.3x 5.65x NM NM NM 6/16/2014 Closed Wang On Group Limited Engaged in the property development and investment activities primarily in Hong Kong. Management Buyout $304.8 $224.3 $101.7 45.3% 3.0x 1.36x 2.4x 0.37x 25.0 25.0 29.2 4/23/2014 Closed Guizhou Yu Jun Real Estate Guizhou Development Company Limited Provides property development services. Guizhou Kaichuang Trading Company Limited; Guizhou Baichuan Industrial Company Limited $8.0 $105.0 NA NA NA 0.08x 0.4x 0.58x NM NM NM 11/26/2013 Closed New Heritage Holdings Ltd. (nka:LVGEM (China) Real Estate Investment Company Limited) Engaged in the property development and property investment businesses in the People's Republic of China. Individual $173.2 $34.9 $1.0 3.0% NM 4.97x NM 1.50x 0.0 13.4 13.4 6/9/2013 Closed Shenzhen High-Tech Holdings Limited (nka:Landsea Green Properties Co., Ltd.) Engaged in property investment, development, leasing, and trading business in Hong Kong and Mainland China. Landsea Group Co.Ltd $125.3 $10.5 $5.6 53.9% 22.2x 11.98x 16.5x 2.53x 67.1 67.1 59.3 3/20/2013 Closed Hengli Commercial Properties (Group) Limited (nka:Wanda Hotel Development Company Limited) Operates as a commercial real estate investment and operations management company in the People's Republic of China and the United Kingdom. Dalian Wanda Commercial Properties Co., Ltd. $119.2 $357.3 $39.1 10.9% 3.1x 0.33x 3.1x 1.07x (27.3) (27.3) (30.3) 1/14/2013 Closed Minxin (Suzhou) Property Development Co., Ltd. Develops and sells residential property. Citychamp Dartong Co., Ltd. $63.9 $4.9 NA NA NA 13.15x NM 1.27x NM NM NM 9/28/2012 Closed Suzhou New Development Investment Co., Ltd. Offers property development, management, leasing, and investment and hotel operation services. Shum Yip Land Company Limited $87.5 $11.9 NA NA NA 7.38x NM 0.50x NM NM NM 9/21/2012 Closed Shenyang Public Utility Holdings Company Limited Engaged in the construction of infrastructure and development of properties primarily in the People’s Republic of China. Shenzhen Jinma Asset Management Company Limited $25.9 $2.2 $1.1 52.2% 22.6x 11.81x 3.2x 0.35x NM NM NM 9/11/2012 Closed Frasers Property (China) Ltd. (nka:Gemdale Properties and Investment Corporation Limited) Engaged in the property development, investment, and management of residential, commercial, and business park projects in Mainland China and Hong Kong. Famous Commercial Ltd. $489.7 $27.6 $7.4 26.7% NM 17.74x 8.0x 1.05x 68.6 83.8 87.0 6/8/2012 Closed Great China (Huizhou) Offers real estate development services. Waytung Global Group Limited (nka:Great China Properties Holdings Limited) $35.4 $1.5 NA NA NA 23.00x NM 1.54x NM NM NM Group Mean 28.3% 22.5x 6.13x 11.2x 1.38x 26.1% 38.1% 35.3% Group Median 26.7% 22.2x 3.79x 8.4x 1.27x 24.1% 45.8% 41.3%

20 CONFIDENTIAL Valuation Analysis Selected M&A Transactions Analysis – International Real Estate Development Transactions Source: Capital IQ, SEC filings Selected M&A Transactions Analysis - International Real Estate Development Transactions ($ in millions) Premium as a % of Announced Status Target Name Target Business Description Acquirer Name Enterprise Value LTM Revenue LTM EBITDA EBITDA Margin EV / EBITDA EV / Revenue P/E P/B 1-Day Prior 1-Week Prior 1-Month Prior 6/5/2015 Pending Goshen Land Capital Inc. Provides real estate development services. Premiere Horizon Alliance Corporation $11.1 $12.7 NA NA NA 0.87x 6.2x NA NM NM NM 2/20/2015 Closed Tec Estate, K.K. Develops, manages, and leases real estate properties. Goldman Sachs Credit Partners (Japan), Ltd.; Tsuboi Corporation $3.4 $13.9 NA NA NA 0.24x NM 0.13x NM NM NM 1/10/2015 Closed KC Property Public Company Limited Engages in property development and housing construction activities in Thailand. Pattarapob Ittisanyakorn $100.3 $16.4 $2.4 14.6% 42.1x 6.13x NM 1.62x (49.8) 41.8 50.0 12/24/2014 Closed Puerto Venecia Investments Socimi SA Develops real estate properties. intu properties plc $549.8 $27.3 NA NA NA 20.13x NA NA NM NM NM 12/18/2014 Pending Elegant Trend Limited Engaged in real estate property development business in the People’s Republic of China. Sunac China Holdings Limited $1,036.4 $589.5 NA NA NA 1.76x NA NA NM NM NM 12/16/2014 Pending Imperial Land Company Limited Provides property development services. EMC Public Company Limited $8.5 $0.0 NA NA NA NA NM 3.72x NM NM NM 11/3/2014 Pending Unicon Service Company Limited Develops rental property. Everland Public Company Limited $0.2 $0.1 NA NA NA 1.85x NM 0.53x NM NM NM 10/22/2014 Pending Siamese Asset Co., Ltd. Provides real estate development services. Max Metal Corporation Public Company Limited $26.3 $19.9 NA NA NA 1.32x NM 15.33x NM NM NM 10/15/2014 Closed OSK Property Holdings Berhad Develops and manages residential, township, and commercial properties in Malaysia. OSK Holdings Berhad $180.2 $185.6 $36.1 19.4% 5.0x 0.97x 5.8x 1.09x (5.7) (7.8) (21.6) 10/10/2014 Closed Millennium Housing Developers Plc Constructs and sells houses, bungalows, flats, and housing and condominium units. Nawaloka Construction Company (Pvt) Ltd; Ceyoka (Pvt) Ltd. $5.0 $4.0 $0.5 13.6% 9.0x 1.23x 13.3x 1.10x (10.7) (13.8) (20.6) 10/3/2014 Closed BTS Assets Co., Ltd. and Kamkoong Property Co., Ltd Develops, owns and operates real estate property. Natural Park Public Company Limited (nka:U City Public Company Limited) $405.6 $20.9 NA NA NA 19.41x NM 23.56x NM NM NM 10/1/2014 Pending Kensington Development Sdn. Bhd. Offers property development services. Halex Realty Sdn. Bhd. $8.5 $0.1 NA NA NA NA NA NA NM NM NM 9/26/2014 Closed Villa Nakarin Company Limited Offers real estate development services. AQ Estate Public Company Limited $5.5 $0.0 NA NA NA NA NM 0.57x NM NM NM 7/18/2014 Closed IGB Corp. Bhd Engaged in the development, investment, and management of real estate properties in Malaysia. Goldis Berhad $1,651.8 $363.8 $173.4 47.7% 9.5x 4.54x 18.9x 0.86x 1.4 5.1 7.1 6/16/2014 Closed Thai Property Public Company Limited Develops residential and commercial real estate properties in Thailand. Property Perfect Public Company Limited $160.4 $97.9 $19.8 20.3% 8.1x 1.64x 40.7x 0.88x NM NM NM 5/6/2014 Closed EnCorp. Bhd Engaged in the property development and construction activities primarily in Malaysia and Australia. Felda Investment Corporation Sdn Bhd $506.5 $162.0 $49.0 30.2% 10.3x 3.13x 5.6x 0.88x 1.3 9.2 9.2 4/30/2014 Closed D. Rothstein Company Engages in the initiation, implementation, and construction of residential projects in Israel. Management Buyout $55.1 $85.3 $5.1 6.0% 10.7x 0.65x 8.4x 1.95x 2.7 1.1 (0.2) 12/10/2013 Closed PT Suryamas Dutamakmur Tbk Engages in the real estate activities in Indonesia. Top Global Limited $209.7 $27.4 $3.7 13.5% 56.6x 7.66x NM 1.26x 116.7 116.7 106.1 10/31/2013 Closed Oriental Interest Bhd Engages in the development of residential and commercial properties in Malaysia and internationally. Ripro Sdn. Bhd.; Famivest Sdn Bhd $72.8 $26.0 $2.4 9.2% 30.6x 2.80x NM 0.85x 2.0 8.2 74.8 9/17/2013 Closed Focal Aims Holdings Berhad (nka:Eco World Development Group Berhad) Engaged in the investment and development of properties in Malaysia. Eco World Development Holdings Sdn Bhd $123.4 $42.1 $9.7 23.0% 12.8x 2.93x 12.9x 1.11x 53.8 107.4 84.2 7/29/2013 Closed Asas Dunia Berhad Engages in property investment and development, and building construction activities in Malaysia. Gunung Bayu Sendirian Berhad; Tony Chan Holdings Sendirian Berhard $85.5 $35.1 $7.6 21.7% 11.2x 2.44x 18.3x 0.78x 4.3 3.0 4.3 5/31/2013 Closed Highlands Prime Inc. Develops and sells leisure properties in the Philippines. SM Land, Inc. $133.0 $12.0 $1.8 14.8% NM 11.13x NM 1.81x (13.5) (2.6) 6.7 4/17/2013 Closed Metrostar Property Public Company Limited (nka:Principal Capital Public Company Limited) Engaged in the residential building service and office building management businesses in Thailand. Satit Viddayakorn $69.6 $6.9 $1.6 22.9% 44.0x 10.11x NM 1.18x 0.8 13.6 28.9 4/10/2013 Closed CIC Australia Limited Engaged in the acquisition, subdivision, development, construction, and sale of real estate properties primarily in the residential sector in Australia. Peet Limited $113.8 $18.4 $6.4 34.6% 17.9x 6.20x 11.4x 0.83x (4.8) (4.8) (4.0) 4/8/2013 Closed GBW AG Engages in the acquisition and construction of residential housing; and management of residential and commercial buildings, rental apartments, and condominiums in Germany. WWK Allgemeine Versicherung AG; WGV- Versicherung AG; Patrizia Immobilien AG $3,108.8 $304.2 $155.6 51.2% 20.0x 10.22x 11.1x 0.97x NM NM NM 2/14/2013 Closed Kumpulan Hartanah Selangor Berhad Engages in property development, investment, and management activities primarily in Malaysia. Kumpulan Darul Ehsan Berhad $199.0 $23.5 $5.8 24.7% 34.3x 8.46x NM 1.23x 120.0 125.9 120.0 1/20/2013 Closed Sorouh Real Estate Company - Public Joint Stock Company Engages in the development and sale of real estate properties in the United Arab Emirates. Aldar Properties PJSC $1,842.9 $816.1 $123.6 15.1% 14.9x 2.26x 12.5x 0.82x 28.8 31.2 66.6 12/25/2012 Closed ID Home Co., Ltd. Engages in the development, construction, purchase, and sale of real estate properties. Hajime Construction Co., Ltd. (nka:Iida Group Holdings Co., Ltd.) $407.6 $784.7 $48.8 6.2% 8.4x 0.52x 13.6x 2.99x 215.5 221.3 241.5 8/30/2012 Closed Bandar Raya Developments Berhad Engages in the investment, development, construction, and management of commercial and residential properties in Malaysia. Ambang Sehati Sdn. Bhd. $826.8 $215.2 $39.3 18.3% 21.0x 3.84x 17.1x 0.78x 9.0 18.8 7.8 5/15/2012 Closed IP-Converge Data Center, Inc. (nka:8990 Holdings, Inc.) Develops low-cost mass housing projects in the Philippines. Januarius Resources Realty Corporation; Kwantlen Development Corporation; Iholdings, Inc. $5.3 $14.2 $1.8 13.0% 2.9x 0.38x 5.3x 0.41x (72.6) (70.0) (69.1) 1/30/2012 Closed Fornebu Utvikling AS Develops and sells residential and commercial properties. Oslo Bolig Og Sparelag $632.9 $285.2 $6.6 2.3% NM 2.22x 36.2x 0.88x 45.8 49.4 57.1 Intl. Mean 20.1% 19.4x 4.82x 14.8x 2.52x 23.4% 34.4% 39.4% Intl. Median 18.3% 12.8x 2.62x 12.7x 0.97x 2.0% 9.2% 9.2% Aggregate Mean 22.2% 20.1x 5.38x 12.9x 2.00x 24.1% 35.3% 38.4% Aggregate Median 18.8% 13.8x 2.80x 11.2x 1.08x 2.7% 13.6% 28.9%

21 CONFIDENTIAL Valuation Analysis Selected Public Companies / M&A Transactions Conclusions Note: Balance sheet data and LTM as of June 30, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expenses). 2015 and 2016 financial metrics based on Management Projections. Selected Public Companies / M&A Transaction Analysis (USD in thousands) Equity Valuation Multiples Valuation Summary Metric Public Companies Median Selected Multiple Range Company Performance Equity Value Range P/ Tangible Book Value 0.06x - 1.13x 0.30x 0.20x - 0.40x $80,978 $16,196 - $32,391 Concluded Equity Value Range $16,200 - $32,400 Fully Diluted Shares Issued and Outstanding 7,017,869 - 7,017,869 Implied Per Share Range $2.31 - $4.62 Implied Valuation Multiples Equity / 3-Yr. Avg. Net Income $3,143 5.2x - 10.3x Equity / 2016 Net Income $1,779 9.1x - 18.2x EV / 3-Yr. Avg. EBITDA $13,519 15.5x - 16.7x EV / 2015 EBITDA $3,708 56.4x - 60.8x EV / 2016 EBITDA $9,772 21.4x - 23.1x EV / LTM Revenue $129,086 1.62x - 1.75x EV / 2015 Revenue $136,500 1.53x - 1.65x EV / 2016 Revenue $143,404 1.46x - 1.57x Public Companies Range

Assumptions, Qualifications, and Limiting Conditions Appendix 01

23 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following . This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered . Assumptions and Reliance – In performing its analyses with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent and without independent verification : • Relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representat ion s obtained from public sources or provided to it from private sources, including the Company management; • Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal ma tters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Prop ose d Transaction have been duly, validly and timely taken; • Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnish ed to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnis hin g the same; Duff & Phelps has relied upon such matters in performing its analysis and expresses no opinion to such estimates, evaluations, forec ast s and projections or the assumptions on which they are based; • Assumed that information supplied and representations made by the Company management are accurate in all material respects regarding the Company and the Proposed Transaction; • Assumed that the representations and warranties made in the Management Representation Letter are true and correct; • Assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations, ca sh flows or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and th at there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading; • Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Tra nsa ction will be completed in a timely manner and in accordance with the terms and conditions thereof, without any material amendments or waivers thereto, and in a manner that complies in all material respects with all applicable laws; and • Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction wil l be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose . Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions.

24 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: • Duff & Phelps has prepared the Opinion effective as of the date thereof . The Opinion is necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof , and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof . Duff & Phelps has not undertaken to reaffirm or revise the Opinion or otherwise comment upon any event occurring after the date thereof and does not have any obligation to update, revise or reaffirm the Opinion . • Duff & Phelps did not (i) evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter ; (ii) estimate, or express any opinion regarding, the liquidation value of any entity or business ; (iii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be obtained in the Proposed Transaction ; (iv) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction ; or (v) undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject . • Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Common Stock (or anything else) after the consummation of the Proposed Transaction (or any other time) . The Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice . Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter . • In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Cash Payment, or with respect to the fairness of any such compensation.

25 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state: • The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent . • The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) does not address any transaction related to the Proposed Transaction ; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company, any other person including security holders of the Company should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Cash Payment is the best possibly attainable under any circumstances ; instead, it merely states whether the Cash Payment is within a range suggested by certain financial analyses . The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based . • The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party . • The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated as of August 31 , 2015 (the “ Engagement Letter ”) . • The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter, except as required to be disclosed by applicable laws or the requirements of the relevant securities exchange.

Summary of Premiums Paid Appendix 02

27 CONFIDENTIAL Summary of Premiums Paid Going Private and Real Estate Transactions Source: Capital IQ Summary of Premiums Paid - Going Private Transactions Transactions announced, closed, or effective from January 2012 - September 2015 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Mean 365 35.8 37.0 41.9 71.7 Overall Median 23.4 26.8 28.0 79.3 Chinese Companies Mean 81 35.8 36.8 42.0 66.6 Chinese Companies Median 22.3 26.3 28.8 68.6 US-Listed Chinese Companies Mean 71 36.9 37.8 42.6 65.9 US-Listed Chinese Companies Median 22.0 26.8 28.3 68.1 Summary of Premiums Paid - Real Estate Development Change of Control Transactions Transactions announced, closed, or effective from January 2012 - September 2015 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Industry Mean 43 1.7 11.1 11.1 67.9 Overall Industry Median (3.8) 1.0 (0.2) 81.1 Chinese Companies Mean 12 8.2 19.6 14.8 59.8 ChineseCompanies Median 0.0 13.4 13.4 75.4

EXHIBIT D

THE PROJECTS AND MARKET ANALYSIS REPORT PREPARED BY
CHINA REAL ESTATE INFORMATION CORPORATION

Project and Market Analysis | Consulting Center | August 2015 For client’s internal use only /No other institution or individual shall circulate, refer to or make a copy of this report without CRIC’s written consent.

PART 1 Project Analysis

Puhua Project - Price Project Name Market Average Price ( RMB ) Market Comparison Coefficient Overall Price ( RMB ) Puhua Phase I & II 6,000 1.03 6,212 Comparison Item Gaoke Green Water East District China Railway Liusen Pricing 50% 50% Market Comparison Coefficient Weight Fitting Degree Market Comparison Fitting Degree Market Comparison Coefficient Coefficient Ratio Supporting Facilities 0.1 0.8 0.08 1 0.08 1.03 Resources and Environment 0.1 1.5 0.15 1 0.15 Appreciation Potential 0.1 1 0.1 1 0.1 Brand Strength of the Developer 0.1 1 0.1 1 0.1 Residence Pattern Design 0.2 1.1 0.22 0.9 0.198 Transportation Accessibility 0.2 1 0.2 0.9 0.18 Planning and Layout 0.1 1.1 0.11 0.9 0.099 Architectural Morphology 0.1 1 0.1 0.9 0.09 Total 1 1.06 0.997 A project’s overall pricing depends on the average price of the surrounding projects and the project comparison coefficient. The property management for each phase of the project and different prices for each building are slightly adjusted in light of actual situation.

Puhua Project – Sales Project Name Launch Time Sold Area ( m 2 ) Average Monthly Sold Area ( m 2 ) Residual Area ( m 2 ) Estimated Period to Sell all Inventory (month) Puhua Phase I & II Stage 1 - Residential 2009Q4 113,240 1,665.294118 7,100 4.263511127 Puhua Phase I & II Stage 1 - Parking 13,857 245.5 1,473 6 Puhua Phase I & II Stage 2 - Residential 2010Q2 26,256 437.6 70,062 160 Puhua Phase I & II Stage 2 - Parking 11,640 724 21,724 30 Puhua Phase III, IV& V Stage 1 - Residential 2012Q4 81,397 2713 14,084 18 Puhua Phase III, IV & V Stage 1 - Commercial 635 55.3 1,659 30 Puhua Phase III, IV & V Stage 1 - Parking 5,342 325.5 25,386 78 Puhua Phase III, IV & V Stage 2 - Residential 2014Q2 32,592 2172.8 86180 40 Puhua Phase III, IV & V Stage 2 - Commercial Not open yet 0 174 13568 78 Puhua Phase III, IV & V Stage 2 - Parking Not open yet 0 324 15,586 48 Puhua Phase III, IV & V Stage 3 - Residential Not open yet 0 713 69,880 84 Puhua Phase III, IV & V Stage 3 - Commercial 0 560 26,885 48 Puhua Phase III, IV & V Stage 3 - Parking 0 389 42,048 108 The average monthly sold area is calculated based on turnover. For projects that have not been open yet, the average monthly sold area is calculated based on prediction.

Project Name 2015 2016 2017 2018 2019 Puhua Phase I & II Stage 1 - Residential 100% Puhua Phase I & II Stage 1 - Parking 50% 50% Puhua Phase I & II Stage 2 - Residential 20% 30% 30% 20% Puhua Phase I & II Stage 2 - Commerical 100% Puhua Phase I & II Stage 2 - Parking 25% 25% 25% 25% Puhua Project – Sales Plan Project Name 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Puhua Phase III, IV & V Stage 1 - Residential 50% 50% Puhua Phase III, IV & V Stage 1 - Commercial 30% 40% 30% Puhua Phase III, IV & V Stage 1 - Parking 10% 15% 15% 20% 20% 20% Puhua Phase III, IV & V Stage 2 - Residential 10% 15% 15% 20% 20% 20% Puhua Phase III, IV & V Stage 2 - Commercial 5% 10% 10% 10% 10% 30% 25% Puhua Phase III, IV & V Stage 2 - Parking 20% 30% 30% 20% Puhua Phase III, IV & V Stage 3 - Residential 10% 15% 15% 20% 20% 20% Puhua Phase III, IV & V Stage 3 - Commercial 10% 30% 40% 20% Puhua Phase III, IV & V Stage 3 - Parking 10% 10% 10% 10% 20% 20% 20% The average monthly sold area is calculated based on turnover. For projects that have not been open yet, the average monthly sol d area is calculated based on prediction. The sales plan is adjusted according to the estimated period to sell all inventory and the sales schedule.

Puhua Project – Analysis on Transfer Bad market supply and demand relationship. Many developers “ran away”. The overall market for transfer is bad. 1. Stage 1 and 2 for Puhua Phase I & II and New Coastal Line: all of them are completed houses and are hard to sell; and the responsibilities in later stage are concerned issues. 2. Stage 1, 2 and 3 for Puhua Phase III, IV & V: the houses in Stage 1 are all completed houses and are hard to sell; Parts of houses in Stage 1 and 2 have been sold, but the transfer process is difficult and there are concerns about the responsibilities in later stage; The investment amount for Stage 3 does not reach the 25 % threshold for transfer; But all these three stages are in one land certificate and must be transferred at the same time. Puhua Project Notes NPV (Net Present Value) 92,335,286 Calculated based on above prices and sales plan Decrease: business tax (5.5%) 5,078,441 Decrease: stamp tax (0.05%) 46,168 Decrease: land value increment tax (prepaid at 1.5%) 1,385,029 In fact, 1.5% is prepaid and finally settled at progressive tax rate s. Decrease: income tax (25%) 21,456,412 Decrease: transaction handling charges (residential: RMB3/sq. meter) 1,188,795 Transfer income 63,180,441 Time for transfer 2015 Additional fund required by transfer (loan) 16,729,175 Needs to borrow money to make payment.

Park Plaza - Price Project Name Market Average Price ( RMB ) Market Comparison Coefficient Overall Price ( RMB ) Park Plaza (including commercial part) 10,000 1.63 16,311 (including commercial part) Comparison Item No. 1 Huzhu Road Xinqing Palace Pricing Weight 50% 50% Market Comparison Coefficient Fitting Degree Market Comparison Fitting Degree Market Comparison Coefficient Coefficient Supporting Facilities 0.1 1.3 0.13 1.3 0.169 1.63 Resources and Environment 0.1 1.1 0.11 1 0.11 Appreciation Potential 0.1 1 0.1 1 0.1 Brand Strength of the Developer 0.1 2 0.2 2 0.4 Residence Pattern Design 0.2 1.7 0.34 1.7 0.578 Transportation Accessibility 0.2 1.1 0.22 1.2 0.264 Planning and Layout 0.1 1.2 0.12 1.3 0.156 Architectural Morphology 0.1 1.2 0.12 1.2 0.144 Total 1 1.34 1.921 7 A project’s overall pricing depends on the average price of the surrounding projects and the project comparison coefficient. The property management for each phase of the project and different prices for each building are slightly adjusted in light of actual situation.

Project Name Launch Time Sold Area ( m 2 ) Average Monthly Sold Area ( m 2 ) Residual Area ( m 2 ) Estimated Period to Sell all Inventory (month) Park Plaza Phase I - Residential 2013Q1 68,969 2874 4,413 4.53 Park Plaza Phase I - Commercial 691 70.6 424 6 Park Plaza Phase I - Parking 10191 383.3 19,932 52 Park Plaza Phase II - Residential Not open yet 0 500 18,013 36 Park Plaza Phase II - Commercial 0 612 31,819 52 Park Plaza Phase II - Parking 0 314 16,322 52 Park Plaza - Sales Plan Project Name 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Park Plaza Phase I - Residential 100% Park Plaza Phase I - Commercial 100% Park Plaza Phase I - Parking 20% 20% 20% 20% 20% Park Plaza Phase II - Residential 60% 40 % Park Plaza Phase II - Commercial 100% Park Plaza Phase II - Parking 100% Sales Plan The average monthly sold area is calculated based on turnover. For projects that have not been open yet, the average monthly sol d area is calculated based on prediction. The sales plan is adjusted according to the estimated period to sell all inventory and the sales schedule.

Park Plaza — Analysis on Transfer Bad market supply and demand relationship. Many developers “ran away”. The overall market for transfer is bad. 1. Park Plaza Phase I & II: the houses in Phase I are remaining houses and are hard to transfer; Most of the houses in Phase II are commercial. Currently the serious imbalance between supply and demand in Xi’an’s commercial real estate market, the continuously falling price and huge inventory make it difficult to transfer; But all these two phases are in one single land certificate and must be transferred at the same time. Park Plaza Project Notes NPV (Net Present Value) 14,372,097 Calculated based on above prices and sales plan Decrease: business tax (5.5%) 790,465 Decrease: stamp tax (0.05%) 7,186 Decrease: land value increment tax (prepaid at 1.5%) 215,581 In fact, 1.5% is prepaid and finally settled at progressive tax rate s. Decrease: income tax (25%) 3,339,716 Decrease: transaction handling charges (residential: RMB3/sq. meter) 272,773 Transfer income 9,746,375 Time for transfer 2015 Additional fund required by transfer (loan) Needs to borrow money to make payment.

Ankang Project - Price Project Name Market Average Price ( RMB ) Market Comparison Coefficient Overall Price ( RMB ) Ankang Project 4300 0.98 4233 Comparison Item Zhongguang International Zhongyuan North City Central Pricing Weight 50% 50% Market Comparison Coefficient Fitting Market Comparison Fitting Market Comparison Degree Coefficient Degree Coefficient Supporting Facilities 0.1 0.9 0.09 1 0.09 0.98 Resources and Environment 0.1 1 0.1 1 0.1 Appreciation Potential 0.1 1 0.1 1 0.1 Brand Strength of the Developer 0.1 1.05 0.105 1 0.105 Residence Pattern Design 0.2 1 0.2 1 0.2 Transportation Accessibility 0.2 1 0.2 1 0.2 Planning and Layout 0.1 0.95 0.095 0.95 0.09025 Architectural Morphology 0.1 1 0.1 1 0.1 Total 1 0.99 0.98525 10 A project’s overall pricing depends on the average price of the surrounding projects and the project comparison coefficient. The property management for each phase of the project and different prices for each building are slightly adjusted in light of actual situation.

CRIC 克而瑞

Ankang Project - Sales Plan

Project Name	Launch Time	Sold Area (m²)	Average Monthly Sold Area (m²)	Residual Area (m²)	Estimated Period to Sell all Inventory (month)
Ankang Project Phase I - Residential	2013Q4	81,659	2474.5	17059	6.89
Ankang Project Phase I - Commercial		0	144.3	17319	120
Ankang Project Phase I - Parking		0	71.9	6,046	84
Ankang Project Phase II - Residential	Not open yet	0	291.8	35,024	120
Ankang Project Phase II - Parking		0	96.3	5,778	60
Ankang Project Phase III - Residential		0	901.24	108,149	120
Ankang Project Phase III - Commercial		0	42.7	2,564	60
Ankang Project Phase III - Parking		0	189.2	11,356	60

The average monthly sold area is calculated based on turnover. For projects that have not been open yet, the average monthly sold area is calculated based on prediction.

Sales Plan

Project Name	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Ankang Project Phase I - Residential	60%	20%	20%								
Ankang Project Phase I - Commercial		5%	5%	5%	5%	5%	5%	5%			65%
Ankang Project Phase I - Parking		10%	10%	10%	20%	20%	20%	10%			
Ankang Project Phase II & III - Residential		6%	8%	8%	8%	12%	12%	12%	12%	12%	10%
Ankang Project Phase II & III - Commercial					10%	40%	20%	20%	10%		
Ankang Project Phase II & III - Parking					10%	10%	25%	30%	25%		

The sales plan is adjusted according to the estimated period to sell all inventory and the sales schedule.

11

CRIC 克而瑞

Ankang Project-Analysis on Transfer

Bad market supply and demand relationship. Many developers "ran away". The overall market for transfer is bad.

1. Ankang Project: the houses in Phase I are completed house which are difficult to transfer; The investment amount for Phase II and III does not reach the 25% threshold;
   But all these three phases are in one land certificate and must be transferred at the same time.
   Ankang is a fifth tier city and population flows out of it. The Ankang real estate market is adversely affected by affordable housing. It's almost impossible to transfer in Ankang.

	Ankang Project	Notes
NPV (Net Present Value)	-69,482,417	Calculated based on above prices and sales plan
Decrease: business tax (5.5%)	-3,821,533	
Decrease: stamp tax (0.05%)	-34,741	
Decrease: land value increment tax (prepaid at 1.5%)	-1,042,236	In fact, 1.5% is prepaid and finally settled at progressive tax rates.
Decrease: income tax (25%)	-16,145,977	
Decrease: transaction handling charges (residential: RMB3/sq. meter)	618,227	
Transfer income	-49,056,158	
Time for transfer	2015	
Additional fund required by transfer (loan)		Needs to borrow money to make payment.

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Golden Bay Project — Price Project Name Market Average Price ( RMB ) Market Comparison Coefficient Overall Price ( RMB ) Golden Bay 10,384 1.07 11,111 Comparison Item Zhongguang International Zhongyuan North City Central Pricing Weight 50% 50% Market Comparison Coefficient Fitting Market Comparison Fitting Market Comparison Degree Coefficient Degree Coefficient Supporting Facilities 0.1 0.9 0.09 1 0.09 0.98 Resources and Environment 0.1 1 0.1 1 0.1 Appreciation Potential 0.1 1 0.1 1 0.1 Brand Strength of the Developer 0.1 1.05 0.105 1 0.105 Residence Pattern Design 0.2 1 0.2 1 0.2 Transportation Accessibility 0.2 1 0.2 1 0.2 Planning and Layout 0.1 0.95 0.095 0.95 0.09025 Architectural Morphology 0.1 1 0.1 1 0.1 Total 1 0.99 0.98525

Golden Bay Project — Price Residential Pricing Golden Bay - Residential 10,000 Golden Bay - Commercial 14,000 Golden Bay - Parking 140,000 The project is not open. According to the market price, we set below prices for this project:

Project Name Launch Time Average Monthly Sold Area ( m 2 ) Residual Area ( m 2 ) Estimated Period to Sell all Inventory (month) Golden Bay - Residential Not open yet 2,237 201,286 90 Golden Bay - Parking Not open yet 14 1,515 108 Golden Bay - Sales Plan Project Name 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Golden Bay - Residential 8% 15% 15% 13% 13% 15% 15% 6% Golden Bay - Commercial 100% Golden Bay - Parking 10% 10% 10% 20% 20% 30% Sales Plan The average monthly sold area is calculated based on turnover. For projects that have not been open yet, the average monthly sol d area is calculated based on prediction. The sales plan is adjusted according to the estimated period to sell all inventory and the sales schedule.

CRIC 克而瑞

Golden Bay Project - Analysis on Transfer

Bad market supply and demand relationship. Many developers "ran away". The overall market for transfer is bad.

1. Ankang Project: Parcel A: The land is already developed but did not start to sell; transferrable
Parcel B: The investment amount for Parcel B does not reach the 25% threshold for transfer; it's estimated to meet the transfer threshold in 2016.

	Golden Bay Parcel A	Golden Bay Parcel B	Notes
NPV (Net Present Value)	216,649,606	87,241,679	Calculated based on above prices and sales plan
Decrease: business tax (5.5%)	11,915,728	4,798,292	
Decrease: stamp tax (0.05%)	108,325	43,621	
Decrease: land value increment tax (prepaid at 1.5%)	3,249,744	1,308,625	In fact, 1.5% is prepaid and finally settled at progressive tax rates.
Decrease: income tax (25%)	50,343,952	20,272,785	
Decrease: transaction handling charges (residential: RMB3/sq. meter)	430,407	407,510	
Transfer income	150,601,450	60,410,846	
Time for transfer	2015	2016	
Additional fund required by transfer (loan)		111,761,729	Needs to borrow money to make payment.

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CRIC 克而瑞

Golden Bay Apartment — Price and Sales Plan

Based on limited transaction information currently available and according to the market environment ratio, we set below pricing for this project:

Residential	Market Price	Market Environment Ratio	Pricing
Golden Bay - Residential	14,404	0.94	13,500

Project Name	Launch Time	Estimated Average Monthly Sold Area	Residual Area	Estimated Period to Sell all Inventory (month)
Golden Bay - Residential	Not open yet	747	13,459	18

The average monthly sold area is calculated based on turnover. For projects that have not been open yet, the average monthly sold area is calculated based on prediction.

Project Name	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Golden Bay - Residential	60%	40%									

The sales plan is adjusted according to the estimated period to sell all inventory and the sales schedule.

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Golden Bay Apartment — Analysis on Transfer Bad market supply and demand relationship. Many developers “ran away”. The overall market for transfer is bad. 1. Golden Bay Project: The apartment project and office building are in one single certificate and cannot be transferred. The company started to sell residential apartment. Transfer will lead to the responsibilities in later stage, thus it’s hard to transfer. Golden Bay Apartment Notes NPV (Net Present Value) 56,467,703 Calculated based on above prices and sales plan Decrease: business tax (5.5%) 3,105,724 Decrease: stamp tax (0.05%) 28,234 Decrease: land value increment tax (prepaid at 1.5%) 847,016 In fact, 1.5% is prepaid and finally settled at progressive tax rate s. Decrease: income tax (25%) 13,121,682 Decrease: transaction handling charges (residential: RMB3/sq. meter) 40,378 Transfer income 39,324,669 Time for transfer 2015 Additional fund required by transfer (loan) Needs to borrow money to make payment.

Summary for Analysis on Transfer Bad market supply and demand relationship. Many developers “ran away”. The overall market for transfer is bad. Total Puhua Project Park Plaza Golden Bay A Golden Bay B Golden Bay Apartment Ankang Project NPV (Net Present Value) 397,583,953 92,335,286 14,372,097 216,649,606 87,241,679 56,467,703 - 69,482,417 Decrease: business tax (5.5%) 21,867,117 5,078,441 790,465 11,915,728 4,798,292 3,105,724 - 3,821,533 Decrease: stamp tax (0.05%) 198,792 46,168 7,186 108,325 43,621 28,234 - 34,741 Decrease: land value increment tax (prepaid at 1.5%) 5,963,759 1,385,029 215,581 3,249,744 1,308,625 847,016 - 1,042,236 Decrease: income tax (25%) 92,388,571 21,456,412 3,339,716 50,343,952 20,272,785 13,121,682 - 16,145,977 Decrease: transaction handling charges (residential: RMB3/sq. meter) 2,958,090 1,188,795 272,773 430,407 407,510 40,378 618,227 Transfer Income 274,207,623 63,180,441 9,746,375 150,601,450 60,410,846 39,324,669 - 49,056,158 Time for transfer 2015 2015 2015 2016 2015 2015 Additional fund required by transfer (loan) 128,490,904 16,729,175 111,761,729

PART 2 Market Environment

21 Microenvironment - Economic downturn is the major factor affecting the real estate market. 0.00% 2.00% 4.00% 6.00% 8.00% 10.00% 12.00% 14.00% 12.Q1 12.Q2 12.Q3 12.Q4 13.Q1 13.Q2 13.Q3 13.Q4 14.Q1 14.Q2 14.Q3 14.Q4 15.Q1 15.Q2 GDP Xi’an’s Quarterly GDP trend chart From 2012 to the first half in 2015 Xi’an ’s real estate investment trend chart From 2013 to the first half in 2015 -10.0 0.0 10.0 20.0 30.0 40.0 50.0 13.1-2 13.1-3 13.1-4 13.1-5 13.1-6 13.1-7 13.1-8 13.1-9 13.1-10 13.1-11 13.1-12 14.1-2 14.1-3 14.1-4 14.1-5 14.1-6 14.1-7 14.1-8 14.1-9 14.1-10 14.1-11 14.1-12 15.1-2 15.1-4 15.1-5 Growth Rate of Xi’an’s real estate investment YoY (%) At the national level, the continuous economic downturn in the first half in 2015, the slowdown in “three demands” and the d own ward of the prices increase the pressure of deflation. Large inventory makes it more difficult for enterprises to operate. The economic data in the second quarter in 2015 did not indicate any rem ark able deterioration but it also did not show any sign of improvement due to the negative impact on economic growth raised by the reduced overseas market demands, China’s economic transition to the “New Nor mal ” and other conditions. The actual GDP growth rate in the second quarter was 7% which was the same as that in the first quarter. In Xi’an, GDP began to decline significantly since the fourth quarter in 2014 and the economy remained well below trend in 20 15. The YoY growth rate in real estate investment indicates a low and stabilized trend. Generally speaking, the economy in Xi’an runs smoothly and there are some positive changes in May 2015. Positive factors accumulated and previous policies began to work. However economic growth is lacking of intrinsic motivation and there still exists high economic downturn pressure which finally leads to the decline in consumers’ expected income and the demand for housing. Growth Rate of Xi’an’s GDP

The price is high but there is no sales in the land market. The supply - demand relationship falls significantly. Feature 1: Fall in the supply - demand relationship in Xi’an’s profit - oriented land market in the first half in 2015 Trend Chart for Supply - Demand Relationship in Xi’an’s Profit - oriented Land Market From 2011 to the first half in 2015 0 300 600 900 1200 1500 0 200 400 600 800 1000 ( ) / Feature 2: Numerous failed land auctions in the first half in 2015 During the first half in 2015, according to the disclosed official information, there have been 12 failed land auctions in Xi’an’s land market which is approximately the same as the failed auctions in 2013. Among these 12 failed land auctions, 8 parcels are located in economic development areas which take up 67% of the total amount of land in the failed land auctions. Parcel No. District Address Property Nature Floor Area Ratio Land Area m 2 Listing Date Failed Auction Date Starting Price ( RMB1 million ) QJ1 - 9 - 31 Qujiang North of Yannaner Road C&R 5.21 3,950 2014/12/19 2015/1/5 32.7 JK1 - 3 - 66 Jingkai North of Shangji Road C&R 2.6 129,994 2015/3/3 2015/3/13 349.7 XC9 - 28 - 43 Inner City North of Dongliu Road BS 1.28 2,599 2015/2/25 2015/3/9 37.40 JK1 - 5 - 51 Jingkai At south side of Shangji Road C&R 2.6 63,418 2015/3/9 2015/3/20 212.80 BQ4 - 12 - 96 Chanba South of Fangyuanliu Road C&R 2.34 52,044 2015/3/5 2015/3/18 163.21 JK1 - 4 - 100 - 2 Jingkai North of Shangji Road BS 5 18,977 2015/5/4 2015/5/15 70.10 LH11 - 12 - 196 - 2 West City Original Erfuzhuang Village C&R 4.98 28,668 2015/5/18 2015/5/29 14.68 JK3 - 37 - 832 Jingkai At south side of Fengchengqi Road C&R 4.96 21,288 2015/6/1 2015/6/12 157.43 JK3 - 37 - 833 Jingkai At north side of Fengchengliu Road C&R 5.34 18,347 2015/6/1 2015/6/12 143.62 JK3 - 38 - 5 Jingkai West of Fengxin Road BS 2.1 4,972 2015/6/1 2015/6/12 29.67 JK3 - 38 - 6 Jingkai At north side of Fengchengqi Road C&R 4.43 34,969 2015/6/1 2015/6/12 247.57 JK1 - 4 - 252 Jingkai At north side of Shangji Road C&R 2.6 89,099 2015/6/1 2015/6/12 244.90 From the perspective of supply, the total amount of land listed for sale is 2.74 million m 2 in the first half in 2015, which declined by 49% compared to the same half in last year and declined by 20% to the last half year. From the perspective of turnover, the total amount of transaction volumes was 1.71 million m 2 in the first half in 2015, which declined by 59 % compared to the same half in last year and declined by 48% to the last half year . From the perspective of price, the floor price was RMB1,135 per m 2 in the first half in 2015, which declined by 1 % compared to the same half in last year and declined by 7% to the last half year. Notes: In the “Property Nature” column, C&R stands for commercial and residential purposes; BS stands for business services purposes. Supply (10,000 m 2 ) Turnover (10,000 m 2 ) Floor Price ( RMB / m 2 )

CRIC 克而瑞

Secondary Market : de-stocking is the “theme” of the market

Feature 1: The market is volatile and different developers feel different

Trend for Supply - Demand Relationship in Residential Sector
From 2010 to the first half in 2015


1000
800
600
400
200
0
8000
6000
4000
2000
0
6752
2010 first half
2010 second half
2011 first half
2011 second half
2012 first half
2012 second half
2013 first half
2013 second half
2014 first half
2014 second half
2015 first half
Supply (10,000 m²)
Turnover (10,000 m²)
Average Transacted Price (RMB/ m²)

From the beginning in 2014 till now, the monthly turnover is around 1 million square meters in Xi’an’s real estate market. This data is much better than that in 2012 and 2013 which indicates that the market has not cooled down. But different from the past few years, the real estate market is at the stage that developers are dedicated to sell out inventory and abundant supply provides consumers with many choices, thus the competition is quite fierce. In another word, branded enterprises such as Wanke, China Overseas Property, Gemdale and Poly Real Estate, are able to maintain monthly average turnover at more than 100 suites but many small and middle sized developers are not able to sell 10 suites each month. In the buyer’s market, there is apparent split-flow in the market and the integration process is accelerated.

Feature 2: The competition tends to be more fierce in supply-concentrated area and employing low price to exchange high turnover will still be the subject

The overall inventory in Xi’an’s market is relatively large. Especially Chanba District, Qujiang District (mainly Qujiang District Phase II) and economic development zone (EDZ, mainly the Daming Palace) are high-inventory areas and the supply in these areas tend to saturate. The competition pressure in these districts are significantly higher than that in other districts. Employing low price to exchange high turnover is the major promotion method in these areas and the market will not significantly improve in the near future. Compared with other districts, the developers are less willing to develop in these districts.

Trend for Supply - Demand Relationship in Xi’an’s Profit-oriented Land Sector
From 2010 to the first half in 2015

East City	Chanba	West City	South City	Quji ang	North City	EDZ	High-tech Zone	Chang’a n
138	383	221	254	322	128	311	281	221

The earliest time to sell all inventory in Xi’an’s market will be the middle of 2016. During this period, the market will not significantly improve. For many real estate developers, the top priority is to sell out all inventory and they are less willing to make new development.

As very few leading enterprises brought down their inventory to safety zone, these enterprises changed their intention from pursuing turnover to pursuing profits, which means that in the next half these leading enterprises will take the increase in price as a key performance indicator.

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Business Development – oversupply, downturn in the market and significant slowdown in acquiring land Feature 1: Most branded enterprises are unwilling to expand. Large inventory and oversupply leave most of the branded enterprise to sell their inventories. According to the investigation into the 40 branded Xi’an real estate developers at the beginning of 2015, except for Heneng Real Estate, AVIC Real Estate, Beijing Capital Land and Country Garden Holdings Company Limited, the remaining 90% real estate developers do not have development plans in 2015. Feature 2: Many urban redevelopment projects faced with the risk of capital chain rupture. The urban redevelopment pattern that Xi’an government provides support and enterprises develops business almost came to an end. Subject to numerous restrictions, the urban redevelopment is mainly led by local enterprises and the risks emerged with the market fluctuations. Many villages in the city have been removed but real estate developers cannot afford subsequent development. Several developers even ran away. There are plenty of clean lands ready to transfer after urban redevelopment in the market but there is almost no turnover. The main reasons are high land price resulting from high removal costs and that only a few enterprises are willing to acquire new lands. Feature 3: There is no market opportunity for merger. There was no merger transaction in the first half in 2015 in Xi’an’s real estate market. Instead of frequent office building sales and commercial building sales in the past years, there was barely no sales transaction in the first half in 2015. There are three main reasons : (1) the developers are less willing to develop new projects due to the declining market; (2) many projects currently for sale acquired lands at high price at the top of the market, thus their prices are not competitive taking into account the financial cost for these year; and (3) the land planning index for the clean lands provided by the government are adjusted in accordance with Xi’an most updated city planning requirements and these lands are more appealing than other transferrable lands, thus these clean lands are the most preferred under current limited land demand.

Costs and Risks for Transfer (1) Transaction expenses are relatively high. The transferring party shall bear income tax (25%), land value increment tax (progressive rate), business tax and surcharges (5.5%) and stamp tax (0.5%). The buyer shall bear deed tax (3%), stamp tax ( 0.5%) and transaction handling charges ( residential: RMB3 /sq. meter; non - residential: RMB5 /sq. meter ), etc. (2) Procedures for changes of ownership or transfer are complicated and there are numerous uncertainty risks. The company has to start with obtaining the approval for the project and deal with modification formalities with respect to the opinion on project planning, land use planning permit, land use certificate , planning permit of construction engineering, construction permit, etc. There are even risks of adjustment in economic and technical norms such as site area, plot ratio and land purposes.

PART 3 Case Study

Poly Real Estate’s Merger Case Merger Announcement In the evening of June 9, 2015, SRE Group Ltd. (“SRE”) and Poly Real Estate Group Co., Ltd. (“Poly Real Estate”) both made announcements that Poly Real Estate or its subsidiary proposed to subscribe for shares to be allotted and issued by SRE for subscription at HK$0.25 per share in cash. Immediately following the completion of this subscription, Poly Real Estate or its subsidiary will become the single largest shareholder of SRE holding more than 30% of the issued shares. Following the research on the share information of SRE, it was found out that the closing price of SRE on June 5, 2015 was HK$0.87 per share. But the share price for Poly Real Estate’s proposed subscription was only HK$0.25 per share, which was a 70% discount to SRE’s prior closing price. It’s worth noting that the proposed merger by Poly Real Estate is conducted via share subscription and the details of the subscription have not been disclosed in the announcements, therefore the total merger consideration is not known. Insiders in Poly Real Estate said that announcement shall prevail and no additional information can be disclosed at this stage. Target Company Profile SRE is mainly engaged in real estate development, property leasing and hotel operations in mainland China. According to its 2014 annual report, from January to December 2014, SRE’s contracted sales amounted to HK$1.779 billion, with a total gross floor area of approximately 41,000 square meters among which most are inactive land resources in Shanghai. The aggregate saleable inventory in Shanghai was 880,400 square meters and the total value of such inventory was around RMB32 billion (approximately HK$39.3 billion) according to CRIC’s estimation. In 2014, SRE recorded a net turnover of HK$1.440 billion. Gross profit for 2014 amounted to approximately HK$307 million. Gross profit margin for 2014 was about 21.3%. Net profit for 2014 was HK$ 144 million. The audited shareholders’ equity in 2014 amounted to HK$ 9.604 billion. Merger Consideration Based on the above information, assume that Poly Real Estate held 30% of SRE’s shares. The number of outstanding shares of SRE at the end of 2014 was 2.75 billion. In the event that SRE issued additional 30% shares, the total number of outstanding shares after subscript ion was 3.576 billion. As the subscription price per share was HK$0.25, the total merger consideration was HK$894 million. The net asset value (total shareholders’ equity) of SRE at the end of 2014 was HK$9.604 billion. The merger consideration only amounted to 9.31% of the net asset value. According to CRIC’s estimation, the total value of SRE’s aggregate inactive land resources in Shanghai was approximately HK$39.3 billion. The merger consideration only amounted to 2.27% of the total land value.

CHINA HOUSING & LAND DEVELOPMENT, INC.
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 30, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of CHINA HOUSING & LAND DEVELOPMENT, INC., a Nevada corporation (the “Company”), acknowledges receipt of the notice of special meeting of stockholders and proxy statement, dated November 25, 2015, and hereby appoints the chairman of the special meeting of the stockholders or Fang Nie, Chief Financial Officer of the Company, as proxy, each with full power of substitution, and hereby authorizes them to represent and to vote, all of the shares of common stock of the Company that the undersigned is entitled to vote at the special meeting of stockholders to be held on December 30, 2015, at 9 a.m. Beijing Time (local time), which is equivalent to December 29, 2015 and 8 p.m. U.S. Eastern Time at 1008 Liuxue Road, Baqiao District, Xi’an, Shaanxi Province 710038, People’s Republic of China, and further authorizes each such proxy to vote at his discretion on any other matter that may properly come before the special meeting and any adjournment or postponement thereof with like effect as if the stockholder were personally present and voting, and hereby revokes any proxy or proxies heretofore given and ratifies and confirms all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

THIS PROXY, WHEN PROPERLY EXECUTED, FOLLOWING WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. IF MATTERS OTHER THAN THE PROPOSALS LISTED ON THE REVERSE SIDE ARE PRESENTED AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD.

Our board of directors, acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends a vote “FOR” both Proposal 1 and Proposal 2.

1. The approval of the Transaction including a 1-for-50,000 Reverse Stock Split of the Company’s common stock and the Cash Payment, as further described in the accompanying Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2. The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Transaction.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated:
Name of Stockholder:	Name of Stockholder (if held jointly):
Signature of Stockholder:	Signature of Stockholder (if held jointly):

NOTE:  Please sign your name exactly as it appears hereon. If shares are registered in more than one name, all owners should sign. If signing as an attorney, executor, administrator, guardian, or other fiduciary, please give full title as such and attach evidence of authority. Corporations please sign with full corporate name by duly authorized officer or officers and affix corporate seal.

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